As filed with the Securities and Exchange Commission on March 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	7993	37-1751234
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

*ADDITIONAL REGISTRANTS LISTED ON SCHEDULE A HERETO

Michael D. Cohen, Esq.

Senior Vice President, Corporate Development, General Counsel and Corporate Secretary

Caesars Acquisition Company

One Caesars Palace Drive, Las Vegas, Nevada 89109

(702) 407-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Monica K. Thurmond, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
9.375% Second-Priority Senior Secured Notes due 2022	$675,000,000	100%	$675,000,000	$78,435
Guarantees of 9.375% Second-Priority Senior Secured Notes due 2022	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(f) of the rules and regulations of the Securities Act.
(3)	Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantee is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Name*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Caesars Growth Properties Finance, Inc.	Delaware	7993	46-5305071
PHWLV, LLC	Nevada	7993	80-0944906
TSP Owner LLC	Delaware	7993	83-0467625
Caesars Growth Cromwell, LLC	Delaware	7993	46-5333314
Caesars Growth Quad, LLC	Delaware	7993	46-5341024
3535 LV NewCo, LLC	Delaware	7993	46-5267998
Caesars Growth Bally’s LV, LLC	Delaware	7993	46-5357534
FHR NewCo, LLC	Delaware	7993	46-5334187
LVH NewCo, LLC	Delaware	7993	46-5333877
Flamingo-Laughlin NewCo, LLC	Delaware	7993	46-5334525
Parball NewCo, LLC	Delaware	7993	46-5267885
Caesars Growth Harrah’s New Orleans, LLC	Delaware	7993	46-5237849
Caesars Growth PH Fee, LLC	Delaware	7993	37-1738260
Caesars Growth PH, LLC	Delaware	7993	36-4767303
Jazz Casino Company, L.L.C.	Louisiana	7993	72-1429291
JCC Holding Company II LLC	Delaware	7993	62-1650470
JCC Fulton Development, L.L.C.	Louisiana	7993	37-1527448
Caesars Growth Laundry, LLC	Delaware	7993	N/A**
Laundry Newco, LLC	Delaware	7993	N/A**

*	The address of each additional registrant’s principal executive office is c/o Caesars Growth Properties Holdings, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (702) 407-6000.
**	Single member LLC disregarded for U.S. tax purposes.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated March 30, 2015

PRELIMINARY PROSPECTUS

$675,000,000

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

OFFER TO EXCHANGE

9.375% Second-Priority Senior Secured Notes due 2022

The Notes and the Guarantees

•	Caesars Growth Properties Holdings, LLC (the “Company” or “CGPH”) and its direct subsidiary, Caesars Growth Properties Finance, Inc. (“Finance” and each, an “Issuer” and together, the “Issuers”), each an indirect, wholly owned subsidiary of Caesars Growth Partners, LLC (“Growth Partners”), are offering to exchange for $675,000,000 of our outstanding 9.375% Second-Priority Senior Secured Notes due 2022 and certain related guarantees, which were issued on April 17, 2014 in a private offering, and which we collectively refer to as the “Initial Notes,” a like aggregate amount of our registered 9.375% Second-Priority Senior Secured Notes due 2022 and certain related guarantees, which we collectively refer to as the “Exchange Notes.” The Exchange Notes will be issued under the indenture dated as of April 17, 2014, as supplemented by that first supplemental indenture dated as of May 20, 2014 and that second supplement indenture dated as of March 30, 2015, which we refer to as the “indenture.” We refer to the Initial Notes and the Exchange Notes collectively as the “Notes.”

•	The Exchange Notes will mature on May 1, 2022. We will pay interest on the Exchange Notes semi-annually in cash in arrears on May 1 and November 1 of each year, beginning , at a rate of 9.375% per annum, to holders of record on the April 15 or October 15 immediately preceding the interest payment date.

•	The Exchange Notes will be senior secured obligations of the Issuers and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The Exchange Notes will be guaranteed on a senior secured basis by each wholly owned, domestic subsidiary of the Issuers (other than Finance) that is a subsidiary guarantor with respect to the Senior Secured Credit Facilities (as defined herein) (the “Subsidiary Guarantors”) and will be secured by a second-priority security interest, subject to permitted liens, in certain assets of the Issuers and the Subsidiary Guarantors. Subject to the limitations described below and herein, the Exchange Notes will be secured by a second-priority pledge of the capital stock of the Issuers’ subsidiaries. Such second-priority security interests will be junior to the liens on substantially the same collateral securing the Senior Secured Credit Facilities, any permitted future first lien indebtedness and all other permitted senior liens, in each case to the extent of the value of the assets securing such indebtedness. The Exchange Notes and the related guarantees will be structurally subordinated to any obligations of any subsidiary of the Issuers that is not a Subsidiary Guarantor. See “Description of Notes.”

Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our Initial Notes that are validly tendered and not withdrawn for the applicable Exchange Notes.

•	You may withdraw your tender of Initial Notes at any time before the expiration of this exchange offer.

•	The Exchange Notes that we will issue you in exchange for your Initial Notes will be substantially identical to your Initial Notes except that, unlike your Initial Notes, the Exchange Notes will have no transfer restrictions or registration rights.

•	The Exchange Notes that we will issue you in exchange for your Initial Notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 18.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing or quotation of the Notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2015.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until                     , 2015 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each prospective purchaser of the Exchange Notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells Exchange Notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of Exchange Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor the initial purchasers nor any of our or their respective representatives shall have any responsibility therefor.

i

BASIS OF PRESENTATION

The Combined and Consolidated Financial Statements have been derived from the historical accounting records and consolidated financial statements of Caesars Entertainment Corporation (“Caesars Entertainment” or CEC) as they relate to Planet Hollywood through October 20, 2013, The Cromwell, The LINQ Hotel & Casino, and Bally’s through May 4, 2014, and Harrah’s New Orleans through May 19, 2014, and from the historical accounting records and consolidated financial statements of Growth Partners as they relate to Planet Hollywood for the period from October 21, 2013 through May 4, 2014. These acquisitions for the transactions described below were accounted for as transactions among entities under common control. The historical financial statements consist of the financial position, results of operations and comprehensive income/(loss) and cash flows of the properties acquired through one or more subsidiaries by CGPH in the transactions described below as if those businesses were combined into one reporting entity for all periods presented through the acquisition dates and consolidated thereafter.

The combined and consolidated historical financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying combined and consolidated financial statements also include allocations of certain Caesars Entertainment general corporate expenses. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment and Growth Partners are reasonable. Given the nature of these costs, it is not practicable for us to estimate what these costs would have been on a stand-alone basis.

MARKET AND INDUSTRY DATA AND FORECASTS

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry sources and professional organizations, including National Indian Gaming Commission, Casino City’s North American Gaming Almanac, 2013 AGA Survey of Casino Entertainment, Las Vegas Convention and Visitors Authority, Smith Travel Research, Nevada State Gaming Control Board—Nevada Gaming Abstract, Louisiana Gaming Control Board, H2 Gaming Capital, the New Orleans Convention and Visitors Bureau, the public filings with the Securities and Exchange Commission of MGM Resorts International, Las Vegas Sands Corp., Wynn Resorts, Limited, Penn National Gaming, Inc. and Pinnacle Entertainment, Inc. and on our management’s knowledge of our business and markets.

Although we believe that the third-party sources are reliable, neither we nor the initial purchasers have independently verified the accuracy or completeness of the market industry data provided by third parties or by industry or general publications, and neither we nor the initial purchasers take any further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,”

“might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and in this prospectus.

In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	our dependence on Caesars Enterprise Services, LLC (“CES”) to provide support and services, as well as our dependence on CES’ senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards® loyalty program;

•	the effects of a default by Caesars Entertainment or Caesars Entertainment Operating Company, Inc. (“CEOC”) on certain debt obligations;

•	Caesars Entertainment’s interests may conflict with our interests and may possibly keep all potential development opportunities for itself;

•	the adverse effects of the bankruptcy filing of CEOC and certain of its subsidiaries;

•	the effects if a third-party successfully challenges Caesars Entertainment or its affiliates ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which we license for use in our businesses;

•	the difficulty of operating our business separately from Caesars Entertainment, and managing that process effectively could take up a significant amount of management’s time;

•	our business model and short operating history;

•	our ability to realize the anticipated benefits of current or potential future acquisitions, including the Asset Purchase Transactions, as defined below, and the ability to timely and cost-effectively integrate assets, including the properties acquired in connection with the Asset Purchase Transactions, and companies that we acquire into our operations;

•	the effect of any lawsuits against Caesars Acquisition Company (“CAC”), Growth Partners or us related to the Asset Purchase Transactions or other transactions, including but not limited to, the proceedings described under “Business—Legal Proceedings—CEOC Bondholder Litigation;”

•	the additional capital that we may require to support business growth may not be available on acceptable terms;

•	the adverse effects of extensive governmental regulation and taxation policies, which are applicable to us, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of our business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which we operate;

•	any failure to protect our trademarks or other intellectual property;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition Planet Hollywood, The Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas face from other hotel casino resorts in Las Vegas and Harrah’s New Orleans will face from other regional casinos and resorts;

•	our ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility; and

•	the other factors set forth under “Risk Factors.”

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY

The following summary contains information about the Issuers, Growth Partners, Caesars Entertainment and its subsidiaries and the Notes. It does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of the Issuers, Growth Partners and the Notes, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the combined and consolidated financial statements and related notes thereto included elsewhere in this prospectus. Unless otherwise noted or indicated by the context, the term “Growth Partners” refers to Caesars Growth Partners, LLC, and “we,” “us” and “our” refer to the Company and its consolidated subsidiaries, including the Properties (as defined below) on a combined or consolidated basis.

As described below, as part of the Transactions (as defined below under “The Transactions”), the Company acquired four casinos from CEOC (the “Purchased Properties”) and Growth Partners contributed the entity that owns the assets comprising the Planet Hollywood Resort & Casino (together with the Purchased Properties, the “Properties”) to the Company. See “The Transactions.” The Company and its subsidiaries collectively own the Properties. Caesars Enterprise Services, LLC manages the Properties, as well as those properties held by Caesars Entertainment’s and CEOC’s subsidiaries as one company, but the Company will not be entitled to receive any direct contribution or proceeds from the operations of Caesars Entertainment, CEOC or their respective subsidiaries. None of Growth Partners, Growth Partners’ parent, CAC, Caesars Entertainment or CEOC guarantee the Notes.

Our Business

We are a wholly owned subsidiary of Growth Partners, a leading gaming and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets in the gaming and interactive entertainment industries. Caesars Enterprise Services, LLC (“CES”), a new services joint venture among CEOC, Caesars Entertainment Resort Properties LLC (“CERP”), a subsidiary of Caesars Entertainment, and the Company, manages our Properties and provides us with access to Caesars Entertainment’s proven management expertise, brand equity, Total Rewards® loyalty program and structural synergies. See “Certain Relationships and Related Party Transactions.”

Our portfolio of casino properties includes Planet Hollywood, The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, and Harrah’s New Orleans. In addition, we are entitled to a 50% interest in the management fee revenues received by CES in connection with the management of these entities.

Details of our existing operating properties are shown in the table below.

Property	Location	Casino Space– Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)
Planet Hollywood Resort & Casino	Las Vegas, NV	64,500	1,100	90	2,500
The Cromwell	Las Vegas, NV	28,100	450	60	188
The LINQ Hotel & Casino	Las Vegas, NV	62,200	750	70	2,250(b)
Bally’s Las Vegas	Las Vegas, NV	66,200	1,000	70	2,810
Harrah’s New Orleans	New Orleans, LA	125,100	1,750	140	450

(a)	Approximate.
(b)	At December 31, 2014, approximately 1,250 of these rooms were under renovation and not in service.

Corner Investment Company, LLC (“Corner Investment”), a wholly owned subsidiary of the Company that owns The Cromwell through its subsidiary Corner Investment Propco, LLC (“Cromwell LLC”), is a qualified non-recourse subsidiary of the Company. Accordingly, it does not guarantee the Notes, and its assets, including The Cromwell, are not pledged as collateral for the Notes. Corner Investment is effectively subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

CES manages certain Enterprise Assets (as defined below) and the other assets it owns, licenses or controls, and employs certain of the corresponding employees and other employees who previously provided services to CEOC, CERP and the Company, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and the Company according to their allocation percentages (initially 70.0%, 24.6%, and 5.4%, respectively), subject to annual review. Operating expenses will be allocated to each member of CES with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. On October 1, 2014, CES began operations in Nevada, Louisiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees. The Enterprise Assets include all intellectual property currently used, or contemplated to be used, in connection with the properties owned by CEOC, CERP and the Company and their respective affiliates, including any and all intellectual property related to the Total Rewards® program. See “Certain Relationships and Related Party Transactions—Formation of Services Joint Venture.”

Pursuant to the Omnibus Agreement (as defined below), we have access to Caesars Entertainment’s leading brand portfolio and management expertise and expect to benefit from its corporate scale, which we anticipate will provide a competitive advantage in the operation of our properties. We also benefit from management agreements that we entered into with management company subsidiaries of Caesars Entertainment, which were subsequently assigned to CES. Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. We also participate in Caesars Entertainment’s industry-leading customer loyalty program, Total Rewards, which has over 45 million members, including approximately 7 million active players. We use the Total Rewards system to market promotions and to generate customer play within our properties. For more information regarding the Omnibus Agreement, the management agreements and details on our access to the Total Rewards system, see “Certain Relationships and Related Party Transactions.”

For the year ended December 31, 2014, we derived approximately 52% of our gross revenues from gaming sources and approximately 48% from other sources, such as sales of lodging, food, beverages and entertainment. For the year ended December 31, 2014, we generated net revenues of $1,173.1 million, net loss of $221.4 million and Adjusted EBITDA of $251.9 million. See “Summary—Summary Historical Financial Information and Other Financial Data” for a definition of Adjusted EBITDA and reconciliation of this non-GAAP measure to net income.

Our Relationships with Caesars Entertainment and CAC

We are a wholly owned subsidiary of Growth Partners, a joint venture between Caesars Entertainment and CAC. CAC serves as Growth Partners’ managing member and, as of December 31, 2014, owned all of Growth Partners’ outstanding voting units, while Caesars Entertainment owned all of Growth Partners’ outstanding non-voting units. On December 21, 2014, CAC and Caesars Entertainment entered into the Merger Agreement (as defined below), pursuant to which, among other things, CAC will merge with and into Caesars Entertainment, with Caesars Entertainment as the surviving company. See “—Recent Developments—Merger of Caesars Entertainment and CAC.”

Caesars Entertainment

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment is mainly comprised of the following three entities: the majority-owned operating subsidiary Caesars Entertainment Operating Company (“CEOC”), wholly owned Caesars Entertainment Resort Properties and Growth Partners, in which Caesars Entertainment holds a variable economic interest. Since its beginning in Reno, Nevada 77 years ago, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions, and its subsidiaries now operate 49 casinos in 14 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the London Clubs International family of casinos. As of December 31, 2014, Caesars Entertainment’s facilities had an aggregate of over three million square feet of gaming space and over 39,000 hotel rooms. As of December 31, 2014, Caesars Entertainment owned 100% of the outstanding non-voting units of Growth Partners, a joint venture between CAC and Caesars Entertainment and the parent of each Issuer, representing approximately 58% of the economic interests of Growth Partners.

Caesars Acquisition Company

CAC, a public company trading on NASDAQ under the symbol “CACQ,” was formed in 2013 to make an equity investment in Growth Partners. Growth Partners, a joint venture between CAC and Caesars Entertainment and the parent of each Issuer, is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. CAC serves as Growth Partners’ managing member and, as of December 31, 2014, owned 100% of Growth Partners’ outstanding voting units, representing approximately 42% of the economic interests of Growth Partners.

Recent Developments

Bankruptcy Filing of CEOC

On January 15, 2015, CEOC and certain of CEOC’s wholly owned subsidiaries, in accordance with the Third Amended and Restated Restructuring Support and Forbearance Agreement, dated as of January 14, 2015, among Caesars Entertainment, CEOC and holders of claims in respect of CEOC’s first lien notes, filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). The Bankruptcy Petitions occurred three days after certain holders of CEOC’s second lien notes filed an involuntary Chapter 11 petition against CEOC in the United States Bankruptcy Court for the District of Delaware. On January 28, 2015, the Delaware Bankruptcy Court ordered that the involuntary petition and related transactions be transferred to the Bankruptcy Court.

Effective October 1, 2014, all our properties are managed by CES. Under the terms of the CES joint venture and the related Omnibus Agreement, we believe that we will continue to have access to the services historically provided to us by CEOC and its employees, its trademarks and its programs. See “Certain Relationships and Related Party Transactions—Omnibus License and Enterprise Services Agreement.”

Merger of Caesars Entertainment and CAC

On December 21, 2014, CAC and Caesars Entertainment entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into Caesars Entertainment, with Caesars Entertainment as the surviving company (the “Merger”).

Pursuant to the terms of the Merger Agreement, and subject to the overall restructuring of CEOC, regulatory approval and other closing conditions, upon consummation of the Merger, each share of class A common stock, par value $0.001 per share, of CAC issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for, that number of shares of Caesars Entertainment common stock, par value $0.01 per share (“CEC Common Stock”), equal to 0.664 (the “Exchange Ratio”), provided that during the Adjustment Period (as described below), the Special Committee of CAC’s Board of Directors (the “CAC Merger Special Committee”) and the Special Committee of Caesars Entertainment’s Board of Directors (the “CEC Merger Special Committee”), each composed solely of independent directors, will determine if there should be an adjustment to the Exchange Ratio and the amount of any such adjustment, taking into consideration all relevant facts and circumstances affecting the intrinsic value of CAC and Caesars Entertainment. The Adjustment Period is the 14 day period beginning on the later of (i) the date that the CEOC restructuring plan is confirmed and (ii) the date that both CAC and Caesars Entertainment confirm that their respective independent financial advisors have received all information as may be reasonably necessary or advisable in order to render a fairness opinion concerning the Exchange Ratio. If at the end of the Adjustment Period, the CAC Merger Special Committee and the CEC Merger Special Committee have not agreed to an adjustment to the Exchange Ratio, there will not be an adjustment to the Exchange Ratio. Within five business days following the end of the Adjustment Period, either CAC or Caesars Entertainment may terminate the Merger Agreement if (a) the CAC Merger Special Committee and the CEC Merger Special Committee cannot agree on an Exchange Ratio adjustment and a failure to terminate the Merger Agreement would be inconsistent with their respective directors’ fiduciary duties or (b) the CAC Merger Special Committee or the CEC Merger Special Committee, as applicable, has not received an opinion of its respective financial advisor that the Exchange Ratio (as adjusted, if applicable) is fair, from a financial point of view to CAC and its public stockholders or Caesars Entertainment, as applicable.

Under the Merger Agreement, Caesars Entertainment has agreed to use reasonable best efforts to (i) cause the implementation of the restructuring of certain of Caesars Entertainment’s subsidiaries as contemplated by that certain Restructuring Support and Forbearance Agreement, dated as of December 19, 2014, among CEOC, Caesars Entertainment, LeverageSource III (H Holdings), L.P., LeverageSource V, L.P. and each of the holders of first lien bond claims party thereto (the “Restructuring Support Agreement”) and (ii) consult with CAC regarding certain additional actions in connection with the bankruptcy filing contemplated by the Restructuring Support Agreement if Caesars Entertainment determines, in its reasonable discretion, that such additional actions could reasonably be expected to be materially adverse to CAC.

Organizational Structure

Structure Upon Merger of Caesars Entertainment and CAC

The diagram below is a summary of our organizational structure immediately upon completion of the merger of Caesars Entertainment and CAC, which is subject to regulatory approval and other conditions.

(1)	The Issuers’ indebtedness includes $675.0 million of Notes and $1,169.1 million of indebtedness outstanding under the Senior Secured Credit Facilities (with $149.9 million of unutilized capacity under the Revolving Credit Facility).
(2)	Each of the wholly owned domestic subsidiaries of CGPH (other than Finance and Corner Investment, which is a wholly owned subsidiary of Caesars Growth Cromwell, LLC) guarantees the Issuers’ obligations under the Notes and the Senior Secured Credit Facilities and has pledged its assets to secure the Notes and the Senior Secured Credit Facilities; provided, however, that the equity interests of the Issuers’ subsidiaries that have been pledged to secure the Issuers’ and the Subsidiary Guarantors’ obligations under the Senior Secured Credit Facilities have been and will be released from the collateral securing the Notes to the extent such subsidiary would be required to file separate financial statements with the SEC (or any other government agency) pursuant to Regulation S-X of the Securities Act. See “Description of Notes—Security for the Notes.”
(3)

Corner Investment, a wholly owned subsidiary of Caesars Growth Cromwell, LLC, is a qualified non-recourse subsidiary of the Company. Accordingly, it does not guarantee the Notes or the Senior Secured Credit Facilities and its assets and the assets of its subsidiaries, including The Cromwell, are not pledged as collateral for the Notes. As a qualified non-recourse subsidiary, Corner Investment (i) does not guarantee the Senior Secured Credit Facilities or the Notes and does not provide any portion of the collateral securing the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities or the Notes and (iii) is subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities and the indenture governing the Notes. In addition, as of December 31, 2014, Cromwell LLC, a wholly owned subsidiary of Corner Investment, had approximately $184.5 million face value of outstanding secured indebtedness under the Cromwell Credit Facility, dated as of November 2, 2012, among Cromwell LLC and certain other parties thereto, all of which ranks senior to the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”
(4)	Caesars Growth Properties Parent, LLC is a guarantor of our Senior Secured Credit Facilities, but not a guarantor of the Notes.
(5)	Growth Partners and its subsidiaries included under “Other Subsidiaries,” which includes Caesars Interactive, do not guarantee, or pledge their assets as security for, the Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.
(6)	On October 1, 2014, the Property Management Agreements (as defined below) were assigned by the management companies to CES. Neither the management companies nor CES guarantee, or pledge their assets as security for, the Notes or the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.
(7)	CEOC has granted CES a non-exclusive, irrevocable, perpetual, royalty-free license for certain enterprise-wide assets, including intellectual property. CES manages these assets, which it licenses to each of the owners of the Purchased Properties, and certain shared services operations across the portfolio of CEOC, CERP, Growth Partners and our properties. CES also performs the obligations of the Property Managers (as defined below) at each Property. See “Certain Relationships and Related Party Transactions—Services Joint Venture.”
(8)	The exact ownership structure for CEOC upon completion of the Merger is not yet known and is subject to the outcome of the pending CEOC bankruptcy proceedings. See “—Recent Developments—Bankruptcy Filing of CEOC.”

The Sponsors

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2014, Apollo had assets under management of approximately $160 billion in its private equity, capital markets and real estate businesses.

TPG

TPG is a leading global private investment firm founded in 1992 with over $67 billion of assets under management as of December 31, 2014, and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

Additional Information

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, NV 89109 and our telephone number is (702) 407-6000. The address of CAC’s internet site is http://www.caesarsacquisitioncompany.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information at this internet address is included or incorporated by reference herein.

Summary of the Exchange Offer

Exchange Offer	The Issuers are offering to exchange up to $675,000,000 aggregate principal amount of their Exchange Notes for a like aggregate principal amount of their Initial Notes. In order to exchange your Initial Notes, you must properly tender them and the Issuers must accept your tender. The Issuers will exchange all outstanding Initial Notes that are validly tendered and not validly withdrawn. Initial Notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless the Issuers decide to extend it.

Exchange Notes	The Exchange Notes will be identical in all material respects to the Initial Notes except that:

•	the Exchange Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being broker-dealers;

•	the Exchange Notes are not entitled to the registration rights applicable to the Initial Notes under the registration rights agreement, dated April 17, 2014, and the joinder to the registration rights agreement, dated May 20, 2014 (together, the “Registration Rights Agreement”); and

•	the Issuers’ obligation to pay additional interest on the Initial Notes due to the failure to consummate the exchange offer by a prior date does not apply to the Exchange Notes.

Conditions to the Exchange Offer	The Issuers will complete this exchange offer only if subject to customary conditions, some of which they may waive, that include the following conditions:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the Exchange Notes;

•	there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture governing the Notes under the Trust Indenture Act of 1939, as amended (the “TIA”);

•	there is no litigation or threatened litigation which would impair the Issuers’ ability to proceed with this exchange offer; and

•	the Issuers obtain all the governmental approvals they deem necessary to complete this exchange offer.

See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your Initial Notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your Initial Notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your Notes, see “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your Initial Notes and you cannot get the required documents to the exchange agent on time, you may tender your Initial Notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, the Issuers will accept any and all Initial Notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. The Issuers will return any Initial Notes that they do not accept for exchange to you without expense promptly after the expiration date. The Issuers will deliver the Exchange Notes to you promptly after the expiration date and acceptance of your Initial Notes for exchange. See “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your Initial Notes for Exchange Notes will not be a taxable event to you for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	The Issuers will pay all expenses related to this exchange offer. See “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	The Issuers will not receive any proceeds from the issuance of the Exchange Notes. The Issuers are making this exchange offer solely to satisfy certain of their obligations under the Registration Rights Agreement entered into in connection with the offering of the Initial Notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your Initial Notes under the Securities Act;

•	you will not be able to resell, offer to resell or otherwise transfer your Initial Notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your Initial Notes will become more limited to the extent other holders of Initial Notes participate in the exchange offer.

You will not be able to require us to register your Initial Notes under the Securities Act unless:

•	the initial purchasers request us to register Initial Notes that are not eligible to be exchanged for Exchange Notes in the exchange offer; or

•	you are not eligible to participate in the exchange offer; or

•	you may not resell the Exchange Notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold Initial Notes that are part of an unsold allotment from the original sale of the Initial Notes.

In these cases, the Registration Rights Agreement requires the Issuers to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the Initial Notes described in this paragraph. The Issuers do not currently anticipate that they will register under the Securities Act, any Initial Notes that remain outstanding after completion of the exchange offer.

See “Risk Factors — Risks Related to The Exchange Offer.”

Resales	It may be possible for you to resell the Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your Initial Notes in this exchange offer and resell the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the Initial Notes and to acquire Exchange Notes, and that the Issuers will acquire good and unencumbered title thereto;

•	the Exchange Notes acquired by you are being acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and are not participating in, and do not intend to participate in, the distribution of such Exchange Notes;

•	you are not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuers, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of Exchange Notes; and

•	if you are a broker-dealer, Initial Notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such Exchange Notes.

See “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange Notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives Exchange Notes, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes, (2) who acquired the Initial Notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the Exchange Notes, or (3) who acquired the Initial Notes directly from us in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the Exchange Notes.

Summary of Terms of the Exchange Notes

The Issuers	Caesars Growth Properties Holdings, LLC and Caesars Growth Properties Finance, Inc.

Exchange Notes	Up to $675,000,000 aggregate principal amount of 9.375% Second-Priority Senior Secured Notes due 2022. The form and terms of the Exchange Notes are the same as the forms and terms of the Initial Notes except that the issuance of the Exchange Notes is registered under the Securities Act, the Exchange Notes will not bear legends restricting their transfer and the Exchange Notes will not be entitled to registration rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Initial Notes, and both the Initial Notes and the Exchange Notes will be governed by the same indenture.

Maturity Date	The Notes will mature on May 1, 2022.

Interest Payment Dates	May 1 and November 1 of each year, commencing November 1, 2014.

Interest Rate	9.375% per annum and will be payable in cash.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000.

Guarantees	The Notes are guaranteed on a senior secured basis by each wholly owned, domestic subsidiary of the Company that is a subsidiary guarantor with respect to the Senior Secured Credit Facilities.

Ranking	The indebtedness evidenced by the Notes and related subsidiary guarantees are senior indebtedness of the Issuers and the Subsidiary Guarantors, as applicable, and are:

•	pari passu in right of payment with all existing and future senior indebtedness of the Issuers and the Subsidiary Guarantors;

•	senior in right of payment to all future subordinated indebtedness of the Issuers and the Subsidiary Guarantors;

•	effectively senior in right of payment to all senior indebtedness of the Issuers and the Subsidiary Guarantors that is unsecured or that is secured by a lien ranking junior in priority to the liens securing the Notes or the related subsidiary guarantees, as applicable, in each case to the extent of the value of the assets securing the Notes or the subsidiary guarantees, as applicable;

•

effectively subordinated in right of payment to all existing and future senior indebtedness of the Issuers and Subsidiary Guarantors that is secured by a lien ranking senior in priority to the liens securing the Notes or the related subsidiary guarantees, as applicable, including the Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of the Issuers (other than Finance) that are not Subsidiary Guarantors, including Corner Investment and its subsidiaries.

The Notes and the related subsidiary guarantees have the benefit of a security interest in the collateral that is second in priority behind the Senior Secured Credit Facilities and pari passu in priority with future parity lien debt that may be issued in compliance with the terms of the indenture governing the Notes, subject to permitted liens and exceptions described under “Description of Notes—Security for the Notes.” While the Notes were initially secured by the pledge of the capital stock of the Issuers’ subsidiaries, these pledges have been and will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required to be filed with the SEC. All of the Company’s wholly owned, domestic subsidiaries (other than Finance) that guarantee the loans under the Senior Secured Credit Facilities and other first-priority lien obligations, if any, are Subsidiary Guarantors with respect to the Notes, and their assets and property will secure the Notes to the extent described under “Description of Notes—Security for the Notes.”

As of December 31, 2014, the Notes and the related subsidiary guarantees ranked (1) effectively junior to approximately $1,169.1 million of indebtedness under the Term Loan Facility, to the extent of the value of the collateral securing such indebtedness, (2) effectively pari passu to no indebtedness, (3) effectively senior to no senior unsecured indebtedness to the extent of the value of the collateral securing the Notes and the related subsidiary guarantees and (4) structurally subordinated in right of payment to $184.5 million face value of indebtedness of subsidiaries of the Company (other than Finance) that are not Subsidiary Guarantors. In addition, as of December 31, 2014, the Issuers would have had $149.9 million of unutilized capacity under the Revolving Credit Facility, all of which was effectively senior to the Notes to the extent of the value of the collateral securing such indebtedness.

All of the operations of the Company are conducted through its subsidiaries. The Notes will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than Finance) that are not Subsidiary Guarantors. As of date of this prospectus, each of the Company’s subsidiaries, except for Finance and Corner Investment and its subsidiaries, are Subsidiary Guarantors. As of December 31, 2014, Corner Investment and its subsidiaries had $184.5 million face value of outstanding secured indebtedness.

Collateral	The Notes and the related subsidiary guarantees are secured by a second-priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the Senior Secured Credit Facilities and future parity lien debt that may be issued in compliance with the terms of the indenture governing the Notes. Such second-priority security interests are junior in priority to the liens on substantially the same collateral securing the Senior Secured Credit Facilities and to all other permitted senior liens, including liens securing certain hedging obligations and cash management obligations to the extent of the value of the assets securing such indebtedness, subject to certain exceptions described below and herein.

The collateral securing the Notes and the related subsidiary guarantees consists of substantially all of the Issuers’ and the Subsidiary Guarantors’ property and assets that secure the Senior Secured Credit Facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement and (vi) certain other exclusions. For more information, see “Description of Notes—Security for the Notes.” Further, while the Notes were initially secured by the capital stock of the Company’s subsidiaries, these pledges have been and will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required to be filed with the SEC. See “Description of Notes—Security for the Notes.”

Intercreditor Agreement	The collateral agent under the indenture governing the Notes has entered into an intercreditor agreement with the collateral agent under the Senior Secured Credit Facilities (the “intercreditor agreement”) that establishes the subordination of the liens securing the Notes to the liens securing first-priority lien obligations, including the Senior Secured Credit Facilities, and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of Notes—Security Documents and Intercreditor Agreement.”

Optional Redemption	The Issuers may redeem the Notes, in whole or in part, at any time prior to May 1, 2017, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of redemption and an applicable make-whole premium. Thereafter, the Notes may be redeemed at the option of the Issuers on the redemption dates and at the redemption prices specified under “Description of Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	On or prior to May 1, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings at the redemption price specified under “Description of Notes—Optional Redemption.”

Change of Control	If the Issuers experience a change of control (as defined in the indenture governing the Notes), the Issuers will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the Notes contains covenants limiting the Issuers’ ability and the ability of their restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of their capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with their affiliates; and

•	designate their subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. See “Description of Notes.” Certain covenants will cease to apply to the Notes for so long as the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in exchange for the outstanding Initial Notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement entered into in connection with the offering of the Initial Notes. In consideration for issuing the Exchange Notes, we will receive Initial Notes in like aggregate principal amount. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer.

Absence of a Public Market for the Exchange Notes	The Exchange Notes are new securities for which there is no established market. The Issuers cannot assure you that a market for these Exchange Notes will develop, be maintained or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to Our Indebtedness and the Notes— Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop, or if developed be maintained, for the Notes.”

Form of the Exchange Notes	The Exchange Notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with U.S. Bank National Association, as custodian. You will not receive Exchange Notes in certificated form unless one of the events described in the section of this prospectus entitled “Book-Entry; Delivery and Form of Securities” occurs. Instead, beneficial interests in the Exchange Notes will be shown on, and transfers of these Exchange Notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Summary Historical Financial Information and Other Financial Data

The following table presents combined and consolidated financial information that has been derived from the historical accounting records and consolidated financial statements of Caesars Entertainment as they relate to Planet Hollywood through October 20, 2013, The Cromwell, The LINQ Hotel & Casino, and Bally’s through May 4, 2014, and Harrah’s New Orleans through May 19, 2014, and from the historical accounting records and consolidated financial statements of Growth Partners as they relate to Planet Hollywood for the period from October 21, 2013 through May 4, 2014. These acquisitions were accounted for as transactions among entities under common control. The historical financial statements consist of the financial position, results of operations and comprehensive income/(loss) and cash flows of the properties acquired through one or more subsidiaries by CGPH in the transactions described as if those businesses were combined into one reporting entity for all periods presented through the acquisition dates and consolidated thereafter.

The summary historical combined and consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus, as well as our audited combined and consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Our historical combined and consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that occurred in our operations and capitalization as a result of the Transactions.

(dollars in millions)	Year ended December 31,
	2014		2013	2012
Income Statement Data
Revenues
Casino	$703.1		$663.5	$709.7
Food and beverage	236.7		200.6	198.9
Rooms	258.4		241.0	240.3
Other	152.8		94.0	92.7
Less: casino promotional allowances	(177.9)		(160.3)	(160.4)

Net revenues	1,173.1		1,038.8	1,081.2
Operating Expenses
Direct
Casino	373.8		341.0	368.3
Food and beverage	111.4		89.7	92.0
Rooms	72.0		66.9	72.1
Property, general, administrative and other	346.0		275.9	272.4
Management fee to related parties	24.4		16.4	16.1
Write-downs, reserves, and project opening costs, net of recoveries	22.6		16.9	2.5
Depreciation and amortization	102.4		84.3	84.9
Impairment of goodwill	147.5		—	—

Total operating expenses	1,200.1		891.1	908.3

Income / (loss) from operations	(27.0)		147.7	172.9
Interest expense, net of interest capitalized	(158.0)		(65.0)	(51.7)
Loss on early extinguishments of debt	(23.8)		(1.6)	—
Other income, net	—		0.4	—

Income / (loss) before income taxes	(208.8)		81.5	121.2
Provision for income taxes	(12.6)		(29.0)	(44.2)

Net income / (loss)	(221.4)		52.5	77.0
Other comprehensive income, net of income taxes	—		—	—

Total comprehensive income / (loss)	$(221.4)		$52.5	$77.0

Other Financial Data
Capital expenditures	$301.7		$153.8	$47.9
Adjusted EBITDA(1)	251.9		249.6	262.8
Ratio of earnings to fixed charges	(0.2	)x	1.9 x	2.9x

(1)	The Company presents Adjusted EBITDA as a supplemental measure of its performance. Set forth below is a reconciliation of net income, its most comparable measure in accordance with GAAP, to Adjusted EBITDA. Adjusted EBITDA is comprised of net income before (i) interest expense, net of interest capitalized, (ii) provision for income taxes, (iii) depreciation and amortization and (iv) certain items that the Company does not consider indicative of its ongoing operating performance. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or unexpected items.

Adjusted EBITDA is a non-GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA, as calculated in this prospectus, may not be comparable to similarly titled measures reported by other companies within the Company’s industry. The Company has included Adjusted EBITDA because its management uses Adjusted EBITDA to measure performance and allocate resources, and the Company believes that Adjusted EBITDA provides investors with additional information consistent with that used by its management.

	Year Ended December 31,
(in millions)	2014	2013	2012
Net income / (loss)	$(221.4)	$52.5	$77.0
Provision for income taxes	12.6	29.0	44.2

Income / (loss) before taxes	(208.8)	81.5	121.2
Interest expense, net of interest capitalized	158.0	65.0	51.7
Depreciation and amortization	102.4	84.3	84.9

EBITDA	51.6	230.8	257.8
Other income, net	—	(0.4)	—
Loss on early extinguishment of debt(a)	23.8	1.6	—
Write-downs, reserves, and project opening costs(b)	22.6	16.9	2.5
Impairment of goodwill	147.5	—	—
Acquisition and integration costs	5.1	—	—
Stock-based compensation(c)	1.0	0.4	0.4
Other(d)	0.3	0.3	2.1

Adjusted EBITDA	$251.9	$249.6	$262.8

(a)	Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b)	Amounts primarily represent development costs related to the construction of The Cromwell and the renovation of The LINQ Hotel & Casino.
(c)	Amounts represent non-cash stock based compensation expense.
(d)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as severance expense.

RISK FACTORS

Before you decide to participate in the exchange offer, you should be aware that investment in the Notes carries various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to participate in the exchange offer.

Risks Related to the Notes

The Notes will be structurally subordinated to all liabilities of the Company’s subsidiaries (other than Finance) that are not Subsidiary Guarantors.

The Notes are structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not Subsidiary Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. As of the date of this prospectus, each of the Company’s subsidiaries, except for Finance and Corner Investment and its subsidiaries, are Subsidiary Guarantors. As of December 31, 2014, Corner Investment and its subsidiaries had $184.5 million face value in outstanding indebtedness. In the event of a bankruptcy, liquidation or reorganization of any subsidiaries (other than Finance) that are not Subsidiary Guarantors, such subsidiaries will pay the holders of their debts, holders of any preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company.

As of the date of this prospectus, the Company does not have any non-U.S. or non-wholly owned subsidiaries. The Notes are not secured by the assets of any of the Company’s future non-U.S. subsidiaries (other than Finance) or any other subsidiaries that are not wholly owned by the Company. Such future subsidiaries would be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that the Company or the Subsidiary Guarantors may have to receive any assets of any of these subsidiaries upon their liquidation or reorganization, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Notes have been and will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for the subsidiary.

The Notes and the guarantees are secured by the pledge of the capital stock of the Company’s subsidiaries, subject to certain exceptions described herein. Under the SEC regulations in effect as of the issue date of the Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents that govern the Notes provide that any capital stock and other securities of any of the Company’s subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of one of the Company’s subsidiaries being pledged to secure the Notes or the Exchange Notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the Notes or the Exchange Notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

As a result, holders of the Notes could lose a portion or all of their security interest in the capital stock or other securities of the Company’s subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the Notes to foreclose on the assets of the Issuers or a Subsidiary Guarantor than to foreclose on their capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities pledged to secure the Notes. See “Description of Notes—Security for the Notes.”

The Notes are subject to an intercreditor agreement that provides that the holders’ right to receive payments on the Notes will be effectively junior to the holders of Senior Secured Credit Facilities who have a first-priority security interest in our assets.

Substantially all the assets owned by the Issuers and the Subsidiary Guarantors on the issue date of the Initial Notes or thereafter acquired, and all proceeds therefrom, are subject to first-priority liens in favor of the lenders and other secured parties under our Senior Secured Credit Facilities. The collateral agent for the Notes has entered into an intercreditor agreement that provides, among other things, that in the event that the Issuers or a Subsidiary Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, their obligations under the Senior Secured Credit Facilities will be entitled to be paid in full from their assets or the assets of such Subsidiary Guarantor, as the case may be, pledged as security for such obligation before any payment may be made with respect to the Notes. Holders of the Notes would then participate ratably in the Issuers’ remaining assets or the remaining assets of the Subsidiary Guarantors, as the case may be, pledged as collateral, with all holders of indebtedness that are deemed to rank equally with the Notes based upon the respective amount owed to each creditor. In addition, if the Issuers default under the Senior Secured Credit Facilities, the lenders and other secured parties of such obligations could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable and foreclose on the pledged assets. Furthermore, if the lenders and other secured parties under the Senior Secured Credit Facilities foreclose and sell the pledged equity interests in any Subsidiary Guarantor, then that Subsidiary Guarantor will be released from its guarantee of the Notes automatically and immediately upon such sale.

The Notes are secured only to the extent of the value of the assets that have been granted as security for the Notes, which may not be sufficient to satisfy our obligations under the Notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that the collateral is an interest in a casino or otherwise requires a gaming license, such collateral would not be able to be operated without the required license. Additionally, to the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. Additionally, to the extent that liens, rights or easements granted to us by third parties encumber assets located on property owned by such third parties, or in the event of any exercise of any rights and remedies with respect to or foreclosure on such property by the creditors of such third parties, our rights under such liens, rights or easements could be adversely affected thereby. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes.

In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Senior Secured Credit Facilities, the intercreditor agreement and the indenture governing the Notes, whether arising on or after the date the Initial Notes were issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

Furthermore, not all of the Issuers’ and Subsidiary Guarantors’ assets secure the Notes. See “Description of Notes—Security for the Notes.” For example, the collateral does not include, among other things:

•	any property or assets owned by any foreign subsidiaries;

•	certain real property;

•	any vehicles;

•	cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements); or

•	subject to certain limitations, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement.

In addition, while the Notes were initially secured by the pledge of the capital stock of the Company’s subsidiaries, these pledges have been and will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required to be filed with the SEC (or any other government agency). See “Description of Notes—Security for the Notes.”

To the extent that the claims of the holders of the Notes exceed the value of the assets securing the Notes and other liabilities, those claims will rank equally with the claims of the holders of any of our unsecured senior indebtedness. As a result, if the value of the assets pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The rights of holders of Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Notes may not be perfected with respect to the claims of the Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the issuance of the Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. The Issuers and the Subsidiary Guarantors will have limited obligations to perfect the security interest of the holders of the Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that the

Issuers will inform the trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The rights of holders of Notes to the collateral are governed, and materially limited, by the intercreditor agreement, and liens securing the Notes will be released upon the discharge of first-priority obligations or release of first-priority liens.

Pursuant to the terms of the intercreditor agreement, the lenders and holders of the Senior Secured Credit Facilities, which are obligations secured by the collateral on a first-priority basis, will control substantially all matters related to the collateral. Under the intercreditor agreement, at any time that any first-priority obligations remain outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of Notes will not have the ability to control or direct such actions, even if the rights of the holders of Notes are adversely affected. Any release of all first-priority liens upon any collateral approved by the holders of first-priority liens will also release the second-priority liens securing the Notes on substantially the same collateral, and holders of Notes will have no control over such release. See “Description of Notes—Security Documents and Intercreditor Agreement—Release of Collateral.”

Furthermore, because the holders of the first-priority obligations will control the disposition of the collateral securing such first-priority obligations and the Notes, if there were an event of default under the Notes, the holders of the first-priority obligations could decide not to proceed against the collateral, regardless of whether or not there is a default under such first-priority obligations. In such event, the only remedy available to the holders of the Notes would be to sue for payment on the Notes. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the Notes. Unless and until the discharge of the first-priority obligations, including the Senior Secured Credit Facilities, has occurred, the sole right of the holders of the Notes is to hold a lien on the collateral, subject to the exceptions described in “Description of Second Lien Notes Notes—Security Documents and Intercreditor Agreement.”

Certain of the real property constituting collateral for the Notes is leased. There is a risk that such leases may terminate and no longer constitute collateral for the Notes.

Debt secured by a lien on a leasehold interest in real estate is subject to risks not associated with debt secured by a mortgage lien on a fee interest in real estate. The most significant of these risks is that a leasehold interest could be terminated before the debt secured by the mortgage is paid in full. The forms of these leases vary in scope and extent with respect to provisions designed to protect the interests of a leasehold mortgagee.

In addition, if a mortgage on our landlord’s fee interest in the property is recorded prior to the recordation of a memorandum of our interest, as tenant, in the lease or if the lease, by its terms, is subordinate to our landlord’s fee mortgage, the holder of such fee mortgage could, in the event of the foreclosure of such fee mortgage, elect to terminate the applicable lease, and, thereby, your mortgage lien on such leasehold interest would terminate.

In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the Notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the intercreditor agreement, the holders of the Notes will agree not to seek or accept “adequate protection” consisting of cash payments and not to object to the incurrence of additional indebtedness secured by liens that are senior to the liens granted to the collateral agent for the Notes in an aggregate principal amount agreed to by the holders of first-priority lien obligations (including the Senior Secured Credit Facilities). In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection,” except to the extent of any grant of additional liens that are junior to the Senior Secured Credit Facilities and the Notes. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the indebtedness under the Notes would be “undersecured” and the holders of the Notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of the Notes also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Notes—Security Documents and Intercreditor Agreement.” These waivers could adversely impact the ability of the holders of the Notes to recover amounts owed to them in a bankruptcy proceeding.

State law may limit the ability of the collateral agent for the holders of the Notes to foreclose on the real property and improvements and leasehold interests included in the collateral located in Nevada and Louisiana.

The Notes are secured by, among other things, liens on owned and leased certain real property and improvements located in the states of Nevada and Louisiana. The laws of Nevada and Louisiana may limit the ability of the trustee and the holders of the Notes to foreclose on the improved real property collateral located in that state. Laws of Nevada and Louisiana govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and a lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The collateral securing the Notes may be diluted under certain circumstances.

The collateral securing the Notes also secures our obligations under the Senior Secured Credit Facilities. This collateral may secure additional senior indebtedness that the Issuers or certain of their subsidiaries incur in the future, subject to restrictions on their ability to incur debt and liens under the Senior Secured Credit Facilities and the indenture governing the Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Federal and state statutes allow courts, under specific circumstances, to void the issuance of debt securities. In such circumstances, the Notes, the subsidiary guarantees and the pledges securing the Notes could be voided and holders could be required to return payments received.

If the Issuers or any Subsidiary Guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the Notes, such Subsidiary Guarantor’s pledge of assets securing the Notes or such Subsidiary Guarantor’s guarantee of the Notes. A court might do so if it found that when the Notes were issued or the Subsidiary Guarantor made its pledge or guarantee, as applicable, or in some states when payments became due under the Notes, the Subsidiary Guarantor or the Issuers received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void the issuance of the Notes, related pledge or guarantee by a Subsidiary Guarantor, without regard to the above factors, if the court found that the Issuers issued the Notes or the applicable Subsidiary Guarantor made its pledge or guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuers or a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for the Notes, its pledge securing the Notes or guarantee, if the Issuers or a Subsidiary Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes, any pledge or guarantee you would no longer have any claim against the Issuers or the applicable Subsidiary Guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuers or a Subsidiary Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Subsidiary Guarantor, after giving effect to its pledge securing the Notes and guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

It may be difficult to realize the value of the collateral securing the Notes.

The collateral securing the Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the Notes and any other creditors that also have the benefit of first liens on the collateral securing the Notes from time to time, whether on or after the date the Notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent, to realize or foreclose on such collateral.

The collateral securing the Notes does not include all of our or the Subsidiary Guarantors’ assets. See “Description of Notes—Security for the Notes.” No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers and similar factors. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. Furthermore, as noted in the “—Risks Related to Our Business,” we may not be subject to or permitted to seek protection under the federal bankruptcy laws. No assurance can be given that, if the value of the collateral securing the Notes is not sufficient, a forum will be available to creditors.

The Issuers may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Issuers will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that the Issuers will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our Senior Secured Credit Facilities will not allow such repurchases. Neither Caesars Entertainment nor Growth Partners is a guarantor of the Notes and they will have no obligation to fund any required repurchase upon a change of control. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the Notes. See “Description of Notes—Change of Control.”

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop, or if developed be maintained, for the Exchange Notes.

The Exchange Notes are new issues of securities for which there is no established public market. We do not intend to have the Exchange Notes listed on a national securities exchange or included in any automated quotation system. Affiliates of the initial purchasers have advised us that they intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in any of the Exchange Notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the Exchange Notes may not develop or, if developed, it may not continue. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Exchange Notes and other factors. A liquid trading market may not develop for the Exchange Notes or any series of Exchange Notes. If an active market does not develop or is not maintained, the price and liquidity of the Exchange Notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for any of the Exchange Notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes. In addition, the Exchange Notes may trade at a discount from their value on the date you acquired the notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The collateral is subject to casualty risks, which may limit your ability to recover for losses to our assets.

We maintain insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts and certain environmental disasters that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Notes.

In the event of a total or partial loss to any of the mortgaged facilities, such facilities and certain items of equipment inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to reconstruct, rebuild or replace such facilities or items could cause significant delays. In addition, certain zoning laws and regulations may prevent rebuilding substantially the same facilities in the event of a casualty, which could have a material adverse impact on our operations. See “—Risks Related to Our Indebtedness—Our debt agreements contain restrictions that limit our flexibility in operating our business.”

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged business. As of December 31, 2014, we had $2,051.5 million face value of outstanding debt (which includes $184.5 million of assumed debt related to The Cromwell). Assuming constant outstanding balances and interest rates, our debt service obligation for the next twelve months would be $158.1 million (which includes obligations under the assumed debt related to The Cromwell), comprised solely of interest payments.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the Notes.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the Senior Secured Credit Facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.

We may be unable to generate sufficient cash flow from operations, or unable to draw under our Senior Secured Credit Facilities or otherwise, in an amount sufficient to fund our liquidity needs. If we are unable to service our debt obligations, we cannot assure you that our business will continue in its current state and your interests as a noteholder may be adversely affected.

We may incur significantly more debt in the future, which could adversely affect our ability to pursue certain opportunities.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the Senior Secured Credit Facilities and the indenture governing the Notes contain restrictions on our ability to incur additional indebtedness, those restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

If we significantly leverage ourselves, we will be subject to considerable interest payment expenses that could adversely affect our ability to obtain additional financing. Further, once we have a highly leveraged capital structure, we may lose certain advantages that we have against competitors, making the pursuit of capital-intensive opportunities more challenging.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our Senior Secured Credit Facilities and the indenture governing the Notes contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

See “Description of Other Indebtedness—Senior Secured Credit Facilities.” As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the Notes. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under the Senior Secured Credit Facilities, except during a covenant suspension period as defined in the credit agreement governing the Senior Secured Credit Facilities, we are required to comply on a quarterly basis with a maximum first-priority net senior secured leverage ratio of no more than 6.00 to 1.00. This ratio is calculated based on the aggregate principal amount of certain senior first-priority secured debt net of the amount of unrestricted cash on hand. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, we may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Company or any of its direct or indirect parent that will, upon the receipt by the Company of such cash, be included in the calculation of Adjusted EBITDA. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters or more than six fiscal quarters during any period of eight consecutive fiscal quarters. Under the Senior Secured Credit Facilities, we may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. Many factors affect our continuing ability to comply with these covenants, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) additional debt financings, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet these ratios can be affected by events beyond our control, and there can be no assurance that we will meet these ratios.

A failure to comply with the covenants contained in the Senior Secured Credit Facilities or our other indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Senior Secured Credit Facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us, including under the Revolving Credit Facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; and/or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities and our other indebtedness could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under the Notes, the Senior Secured Credit Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries currently own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose (other than with respect to the subsidiary guarantees). Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

If the Issuers default on their obligations to pay their other indebtedness, the Issuers may not be able to make payments on the Notes.

Any default under the agreements governing the indebtedness of the Issuers, including a default under the Senior Secured Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave the Issuers unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If the Issuers are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on their indebtedness, or if the Issuers otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including the Senior Secured Credit Facilities), the Issuers could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Revolving Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of the Issuers, and the Issuers could be forced into bankruptcy or liquidation. If the operating performance of the Issuers decline, the Issuers may in the future need to seek waivers from the required lenders under the Senior Secured Credit Facilities to avoid being in default. If the Issuers breach their covenants under the Senior Secured Credit Facilities and seek a waiver, the Issuers may not be able to obtain a waiver from the required lenders. If this occurs, the Issuers would be in default under the Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and the Issuers could be forced into bankruptcy or liquidation.

Risks Related to the Exchange Offer

If you do not properly tender your Initial Notes, you will continue to hold unregistered Initial Notes and be subject to the same limitations on your ability to transfer Initial Notes.

We will only issue Exchange Notes in exchange for Initial Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Initial Notes and you should carefully follow the instructions on how to tender your Initial Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Initial Notes. If you are eligible to participate in the exchange offer and do not tender your Initial Notes or if we do not accept your Initial Notes because you did not tender your Initial Notes properly, then, after we consummate the exchange offer, you will continue to hold Initial Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the Initial Notes. In general, you may only offer or sell the Initial Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not currently anticipate that we will register under the Securities Act, any Initial Notes that remain outstanding after the Exchange Offer. In addition:

•	if you tender your Initial Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes; and

•	if you are a broker-dealer that receives Exchange Notes for your own account in exchange for Initial Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of those Exchange Notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make additional copies of this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with any resales of the Exchange Notes. After the exchange offer is consummated, if you continue to hold any Initial Notes, you may have difficulty selling them because there will be fewer Initial Notes outstanding.

The issuance of the Exchange Notes may adversely affect the market for the Initial Notes.

To the extent the Initial Notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted Initial Notes could be adversely affected. Because we anticipate that most holders of the Initial Notes will elect to exchange their Initial Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, we anticipate that the liquidity of the market for any Initial Notes remaining after the completion of this exchange offer may be substantially limited. See “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Exchange Notes. In these cases, if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Dependence on CES and Caesars Entertainment

We are dependent on CES to provide corporate services, back-office support and business advisory services through the Omnibus Agreement. We cannot operate without the services provided by subsidiaries of Caesars Entertainment and will be adversely affected if the Omnibus Agreement is terminated.

Pursuant to the Omnibus Agreement, CES provides corporate services, back-office support and business advisory services to Growth Partners and its subsidiaries, including us. We have a very short history of operations, and we do not manage our casinos, as we have management agreements with CES. Therefore, our business and operations are dependent on the services provided by Caesars Entertainment and its subsidiaries, and we cannot operate without these services. If the quality of the services provided by CES deteriorates, or if the terms under which CES provides such services change in a manner that is adverse to us, it could have a material adverse effect on our business, financial condition and operating results.

In addition, if the Omnibus Agreement were to be terminated and not replaced, or if Caesars Entertainment or CES were to suffer significant liquidity or operational difficulties, becoming incapable of providing support and management services (or unable to provide such services at agreed upon levels) to our properties or cease operations altogether, we would no longer have access to the operational support and management expertise provided by CES, which could have a material adverse effect on our business, financial condition and operating results. The management of Caesars Entertainment has concluded that, due to the material uncertainty related to certain of the litigation proceedings against Caesars Entertainment, as more fully described in “Business—Legal Proceedings—CEOC Bondholder Litigation,” there is substantial doubt about Caesars Entertainment’s ability to continue as a going concern. If Caesars Entertainment were unable to continue as a going concern, CERP and CEOC, as subsidiaries of Caesars Entertainment, could be unable to provide CES with their respective contributions to CES’s operating funds and capital, which would also render CES incapable of providing us with the support and management services we require. In addition, if CES were to become a debtor in a bankruptcy case, it may seek bankruptcy court approval to assume the Omnibus Agreement or the management agreements under the Bankruptcy Code, to assign such agreements to a third party or to reject such agreements. See “—Our operations depend on material contracts with third parties, including CEOC, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.” Any failure by our properties to obtain the operational and management support of CES, and particularly any failure by our properties to obtain CES’s expertise in operating casinos or maintain access to the Total Rewards® loyalty program, would adversely affect our business, financial condition and operating results.

Both CAC and we have identified a material weakness in our internal controls that existed at December 31, 2014. If the material weakness is not remediated promptly or if we fail to establish and maintain an effective internal control environment, our ability to both timely and accurately report our financial results could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute each year, CAC and we are required to document and test our respective internal control over financial reporting and both of our management teams are required to assess and issue assertions concerning our respective internal control over financial reporting.

As of December 31, 2014, CAC, we and our respective management teams identified a material weakness as described in Controls and Procedures within this prospectus. Accordingly, CAC’s and our management teams concluded that our respective internal control over financial reporting is not effective as of December 31, 2014.

The existence of this material weakness could have an adverse effect on each of our management’s ability to prevent or detect material errors on a timely basis. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information and we may be unable to obtain additional financing to operate and expand our business and our business and financial condition could be harmed.

Although CAC and we believe we are taking appropriate actions to remediate the material weakness we identified and to strengthen our internal control over financial reporting. We have also taken measures to ensure the accuracy of our financial statements to date and will continue such measures in the future until we have remediated the material weakness described above.

We do not control CES, and the interests of our co-investors may not align with our interests.

We, CEOC and CERP are members of CES, and each of us and our subsidiaries will rely on CES to provide us with intellectual property licenses and property management services, among other services. Each member of CES is required to contribute as necessary to fund CES’s operating costs and capital requirements in accordance with the terms of the operating agreement that governs CES. The amount we will be required to fund following our initial contribution may be greater than our initial contribution, and will be subject to the review and approval of the CES steering committee. We, CEOC and CERP control CES through its steering committee, which is comprised of one representative from each of us, CEOC and CERP. In the event that our interests do not align with those of CEOC or CERP, the interests of CEOC or CERP may be met before ours. In addition, certain decisions by CES may not be made without unanimous consent of its members, including our consent. These actions include any decision with respect to liquidation or dissolution of CES, merger, consolidation or sale of all or substantially all the assets of CES, usage of CES assets in a manner inconsistent with the purposes of CES, material amendment to CES’s operating agreement, admission of new investors to CES and filing of any bankruptcy or similar action by CES. Thus, any member of CES may block those actions requiring unanimous consent of the members of CES notwithstanding that such actions are in our interest.

We are dependent on the expertise of Caesars Entertainment’s senior management, who may not be directly invested in our success, which may have an adverse effect on our business, financial condition and operating results.

We rely a great deal on the expertise and guidance of Caesars Entertainment’s senior management, who do not receive direct compensation from us. As a result, Caesars Entertainment’s senior management may devote substantially less time to our business and operations than were they to be employed by us. Senior management that is not invested in the success of our business may have an adverse effect on our business, financial condition and operating results.

Loss of the services of any key personnel from Caesars Entertainment could have a material adverse effect on our business.

The leadership of Caesars Entertainment’s senior management has been a critical element of Caesars Entertainment’s success. The advisory and management services provided to us depend on this senior management. The death or disability of, or other extended or permanent loss of services, or any negative market or industry perception of Caesar Entertainment’s senior management could have a material adverse effect on our business. We are not protected by key man insurance or similar life insurance covering members of Caesars Entertainment’s senior management, nor do we have employment agreements with any of Caesars Entertainment’s senior management.

A default by Caesars Entertainment on its debt obligations could adversely affect our business, financial condition and operating results.

Caesars Entertainment is a highly leveraged company and has pledged a significant portion of its assets and the assets of its subsidiaries as collateral under certain of its debt obligations, including the trademarks for which we and our subsidiaries have licensed the right to use, including “Caesars,” “Total Rewards®,” “Bally’s,” and “Harrah’s.” CEOC and its subsidiaries that are owners of these trademarks filed for bankruptcy in January 2015. The stock of CEOC is also pledged to secure these debt obligations. Further, we are dependent on a number of services from Caesars Entertainment, CEOC, and other subsidiaries of Caesars Entertainment, pursuant to the

Omnibus Agreement. As a result of the bankruptcy filing by CEOC and its subsidiaries, CEOC has ceased paying substantially all of its debt obligations, which may materially and adversely affect our assets and operations. For example, depending on the outcome of CEOC’s bankruptcy proceeding, CEOC’s lenders or successors may elect to reject the Omnibus Agreement as an executory contract and a foreclosure could allow CEOC’s lenders to exercise significant influence over our business. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.

Growth Partners has an obligation to give a right of first refusal for any development opportunities to Caesars Entertainment, but Caesars Entertainment has no obligation to give any development opportunities to us. Caesars Entertainment may keep all potential development opportunities for itself. We would need to rely on a separate party to pursue any opportunities without the approval and assistance of Caesars Entertainment.

Pursuant to Growth Partners’ operating agreement, Growth Partners is required to first provide any potential development opportunities to Caesars Entertainment to be considered by a committee of the Caesars Entertainment board of directors comprised of disinterested directors. We can only proceed with such investment or opportunity to the extent such Caesars Entertainment committee declines the opportunity for itself or CEOC. If the committee provides an opportunity to us, we expect that we will retain a 50% interest in the management fee to be received by Caesars Entertainment, unless otherwise agreed. However, because each opportunity will be negotiated as a separate transaction, there can be no assurances that we and Caesars Entertainment will share equally (or that we will share at all) in the management fee. If the committee does not provide the opportunity to us, the committee can also decide to keep the opportunity for Caesars Entertainment. No assurances can be provided that the committee will ever provide an opportunity to us.

Although certain employees of each of the Sponsors are on the boards of directors of Caesars Entertainment and CAC, the certificates of incorporation of both companies provide that neither the Sponsors nor directors have any obligation to present any corporate opportunity to Caesars Entertainment or CAC. Accordingly, the Sponsors may pursue gaming, entertainment or other activities outside of Caesars Entertainment or CAC and have no obligation to present such opportunity to Caesars Entertainment or CAC; however, if any choose to present such opportunity to Caesars Entertainment or CAC, then such opportunity must follow the rights of first offer.

If the committee declines an opportunity altogether and we pursue the opportunity without the support of Caesars Entertainment, we will be required to identify and obtain the necessary services from a third party. No assurances can be provided that we will be able to find a third party to pursue an opportunity without Caesars Entertainment and any services provided may be more expensive than, or of less quality than, those that are provided by Caesars Entertainment, and as a result, could have a material adverse impact on the success of the opportunity.

Caesars Entertainment’s interests may conflict with our interests.

The interests of Caesars Entertainment could conflict with our interests. Caesars Entertainment is in a casino and entertainment business similar to us and may, from time to time in the future, pursue for itself acquisitions that would be complementary to our business, in which case, and as a result, those acquisition opportunities would not be available to us. Without access to acquisition opportunities, we will be limited in growing our business.

The success of our business depends in part on our continued participation in Caesars’ Total Rewards® loyalty program. If our properties are unable to access the Total Rewards® loyalty program database, it could have a material adverse impact on our business.

The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and hospitality customers. Our ability to undertake those marketing efforts depends to a significant extent on our continued participation in the Total Rewards® loyalty program owned and maintained by CEOC and its subsidiaries and, following its commencement of operations, licensed to CES. In connection with this program, our properties can develop information which allows them to track casino play and award complimentaries and other promotional opportunities to their customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. If our properties are unable to access the Total Rewards® loyalty program database, it could have a material adverse impact on our business. Participation in the Total Rewards® loyalty program is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts.

In the past, the removal of the Total Rewards® loyalty program from a casino property has resulted in negative impacts on such property’s financial results. Similarly, if we are unable to access the Total Rewards® loyalty program database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.

We license our right to use and sublicense various trademarks and service marks from Caesars Entertainment and certain of its affiliates. Accordingly, if a third-party successfully challenges Caesars Entertainment or its affiliates’ ownership of, or right to use, the Caesars-related marks or if we are unable to stop unauthorized use of such marks, or if Caesars Entertainment or its affiliates use such marks in a way that negatively impacts the value of such marks, our business or results of operations could be harmed.

We have licensed the right to use certain trademarks and service marks owned or used by various affiliates of Caesars Entertainment, including Caesars World, Inc., Caesars License Company, LLC and CEOC. These licensed trademarks and service marks include, among others, “Caesars,” “Harrah’s,” “Bally’s” and “Total Rewards®.” Our rights to use these trademarks and service marks are among our most valuable assets. All of these entities filed for bankruptcy protection in January 2015, as more fully discussed in the risk factor below entitled “—A default by Caesars Entertainment on certain of its debt obligations could adversely affect our business, financial condition and operating results.”

If the existing licensing arrangements were terminated and we fail to enter into new arrangements in respect of these marks, we could lose our respective rights to use these marks and the corresponding domain names, which could have a material adverse effect on our business, financial condition and operating results. If a third-party successfully challenges Caesars Entertainment or its affiliates’ ownership of, or right to use, these marks (including, for example, due to Caesars Entertainment or its affiliates’ failure to file for protection of such marks), such a challenge could also have a material adverse effect on our business, financial condition and operating results. Furthermore, if any of the entities from whom we license the right to use such marks enters into a bankruptcy proceeding, our rights to use some or all of such marks could be terminated, which could also have a material adverse effect on our business, financial condition and operating results.

In addition, these trademarks and service marks are used by Caesars Entertainment and its affiliates around the United States and internationally. Any negative events associated with the use of these marks by Caesars Entertainment or its affiliates may be out of our control, and may negatively impact the “Caesars,” “Harrah’s,” “Bally’s” or “Total Rewards®” brands, which could harm our business and results of operations.

Failure by CES or CEOC and its subsidiaries to protect the trademarks, technology and other intellectual property that we use could have a negative impact on the value of our brand names and adversely affect our business. In addition, CES or CEOC and its subsidiaries may have the right to limit the expansion of scope or usage of our intellectual property.

We currently sublicense from CES and CEOC and its subsidiaries intellectual property and technology material to our overall business strategy, and we regard such intellectual property and technology to be an important element of our success. We rely on CES and CEOC and its subsidiaries to seek to establish and maintain proprietary rights in such intellectual property and technology through the use of patents, copyrights, trademarks and trade secret laws. In addition, we rely on CES and CEOC and its subsidiaries to maintain the trade secrets and confidential information licensed to us by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe such intellectual property and use licensed information and technology that we regard as proprietary and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our licensed intellectual property and technology is difficult. Litigation by CEOC and its subsidiaries or CES, as applicable, may be necessary to enforce the intellectual property rights and other rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps that we, CEOC and its subsidiaries or CES have or will take to protect the licensed trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business. In addition, the expansion of the scope or use of our intellectual property licensed from CEOC or CES, as applicable, in many cases is subject to the consent of CEOC or CES. Accordingly, we may not be able to take advantage of new applications or uses of our licensed trade names, trademarks or other intellectual property without the consent of CEOC or CES, which may adversely affect our ability to compete or expand our business scope.

A bankruptcy court may conclude that each of the Transactions and the Asset Purchase Transactions constitutes a financing rather than a true sale, and as a result we would no longer have ownership and control over assets sold or contributed to Growth Partners to the same extent as we do now.

For the years ended years ended December 31, 2014 and 2013, Caesars Entertainment and its consolidated subsidiaries reported a net loss of $2,783 million and $2,948 million, respectively. Furthermore, Caesars Entertainment and its consolidated subsidiaries, as well as CEOC and its consolidated subsidiaries, have reported significant net losses during the past three fiscal years. In a bankruptcy of Caesars Entertainment or any of its subsidiaries (such as the bankruptcy proceeding of CEOC and certain of its subsidiaries that was filed in January 2015) that sold or contributed assets to Growth Partners, including CEOC, the court may conclude that each of the Transactions and the Asset Purchase Transactions constitutes a disguised financing rather than a true sale. In such case, the court would deem Growth Partners’ assets as belonging to Caesars Entertainment, and consider us to be a lender to Caesars Entertainment or its subsidiaries to the extent of the purchase price Growth Partners paid for those assets. While we should have a claim against Caesars Entertainment and its subsidiaries for the amounts paid to them for the assets, we would no longer have ownership and control over the assets to the same extent as we do now. Moreover, if our claim against Caesars Entertainment and its subsidiaries is considered a financing, no guaranty exists that our claim will be deemed a secured claim entitled to a priority right of repayment from the assets, rather than a general unsecured claim against Caesars Entertainment’s or CEOC’s bankruptcy estate that shares pro rata with other creditors in any recovery from the residual value of the bankruptcy estate. Finally, a risk exists that any such claim might be primed in favor of a debtor-in-possession financing, or that the court might equitably subordinate our claim to those of other creditors, recharacterize the claim as equity or otherwise not allow the claim (including on equitable grounds).

A bankruptcy court may substantively consolidate the bankruptcy estates of Caesars Entertainment and its debtor subsidiaries with us, which would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including us.

Even though we, a subsidiary of Growth Partners, have certain bankruptcy remote features that restrict our ability to file for bankruptcy relief, there can be no assurance that a bankruptcy court will not direct our or any of our subsidiaries’ substantive consolidation with Caesars Entertainment or a subsidiary of Caesars Entertainment in a bankruptcy case of Caesars Entertainment (including the pending bankruptcy of CEOC and certain of its subsidiaries filed in January 2015) or such subsidiary even if we or our subsidiaries do not ourselves file a bankruptcy petition. Our or our subsidiaries’ substantive consolidation with Caesars Entertainment or its subsidiaries in their bankruptcy cases would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including us and our subsidiaries. This may dilute the value of distributions available for recovery to our creditors, and may prevent recovery by our stockholders of any value at all if the combined creditor claims exceed the combined value of the entities. In addition, substantive consolidation with Caesars Entertainment or its subsidiaries’ bankruptcies may subject our assets and operations to the automatic stay, and may impair our ability to operate independently, as well as otherwise restrict our operations and capacity to function as a standalone enterprise.

There will be an independent investigation of the Transactions and the Asset Purchase Transactions in connection with CEOC’s bankruptcy, which will expose our and Growth Partners’ contractual relationships with Caesars Entertainment and its subsidiaries to heightened scrutiny.

The judge in the pending bankruptcies of CEOC and certain of its subsidiaries has approved an independent investigation of the Transactions and the Asset Purchase Transactions, and potentially other transactions as well, including the formation of CES. The examiner appointed in the CEOC bankruptcy case will have the power to determine, with the benefit of hindsight, whether such transactions overall, and their constituent parts (including the formation of CES), were fair and equitable and otherwise beneficial to CEOC and its subsidiaries that filed for bankruptcy relief. Additionally, any committees appointed in the CEOC bankruptcy case could conduct a similar investigation. Any such investigations may impose significant costs and expense on us and Growth Partners, and may divert management from its ability to conduct our business. In addition, we would expect that stakeholders of CEOC and its subsidiaries, including any committee appointed in such bankruptcy cases, would re-evaluate all of our and Growth Partners’ contractual and business relationships with CEOC and its subsidiaries, and with CES. This may result in materially altered terms and conditions that may be economically unfavorable to us, and may divert significant management resources.

CAC and Growth Partners are subject to fraudulent transfer litigation that, if adversely decided, may require CAC and Growth Partners to return the assets acquired in the Transactions and the Asset Purchase Transactions, or their value, to Caesars Entertainment and its subsidiaries.

Creditors of Caesars Entertainment and its subsidiaries have sued CAC and Growth Partners under state law in an effort to recover, for their benefit, the assets Growth Partners acquired in the Transactions and the Asset Purchase Transactions as fraudulent transfers. See “Business—Legal Proceedings—CEOC Bondholder Litigation” for a discussion of these proceedings. As a general matter, fraudulent transfer law allows a creditor to recover assets, or their value, from an initial or subsequent transferee if the debtor conveyed the assets with an actual intent to hinder, delay or defraud its creditors, or if the transfer was a constructive fraud. A constructive fraud exists even in the absence of an actual intent to defraud creditors. The principal elements of a constructive fraud are a transfer, made while a debtor was insolvent or that rendered a debtor insolvent, for less than reasonably equivalent value or fair consideration or that left the debtor with less than sufficient capital with which to conduct its business. A court may “collapse” the component steps of the restructuring into a single set of integrated transactions to determine whether the restructuring overall effected a fraudulent transfer. If CAC and Growth Partners lose the lawsuits described above, they may have to return the assets or their value to Caesars Entertainment and its subsidiaries, or be forced to pay additional amounts therefor.

CAC and Growth Partners strongly believe there is no merit to the actions described in “Business—Legal Proceedings—CEOC Bondholder Litigation” and CAC and Growth Partners will defend themselves vigorously and seek appropriate relief should any action be brought. If a court were to find that the transfers and sales in the Transactions and the Asset Purchase Transactions were improper, that could trigger a default under the debt that we raised to finance these transfers. These consequences could have a material adverse effect on our business, financial condition, results of operations and prospects.

CES may be subject to fraudulent transfer or other litigation that may result in its unwinding, or its licensing agreements with CEOC may otherwise be rescinded or terminated.

Creditors of Caesars Entertainment, CEOC and their subsidiaries may commence an action against CES under state or federal bankruptcy law in an effort to rescind, avoid or otherwise terminate, for their benefit, the licensing agreements CEOC entered into with CES. Alternatively, as CEOC and certain of its subsidiaries have filed for Chapter 11 bankruptcy, they may reject their licensing agreements with CES. If CES can no longer enforce such licensing agreements, it may be unable to perform under its licensing agreements with us and our subsidiaries. As a result, among other things, we and our subsidiaries may no longer have access to the Total Rewards® loyalty program and may no longer be able to use certain intellectual property, such as the Caesars trademark, which could have a material adverse effect on our business, financial condition and operating results.

Our operations depend on material contracts with third parties, including Caesars Entertainment, the continued enforcement of which may be adversely impacted by a bankruptcy of Caesars Entertainment or CES.

A debtor operating under the protection of the Bankruptcy Code may exercise certain rights that may adversely affect our contractual relations and ability to participate in the Caesars Entertainment system. For example, the protection of the statutory automatic stay which arises by operation of section 362 of the Bankruptcy Code upon the commencement of a bankruptcy case prohibits us from terminating a contract with CEOC or any of its debtor subsidiaries. The Bankruptcy Code also invalidates clauses that permit the termination of contracts automatically upon the filing by one of the parties of a bankruptcy petition or which are conditioned on a party’s insolvency. Meanwhile in this circumstance, we would ordinarily be required to continue performing our obligations under such agreement. As a practical matter, legal proceedings to obtain relief from the automatic stay and to enforce rights to payments or terminate agreements can be time consuming, costly and uncertain as to outcome.

In addition, under section 365 of the Bankruptcy Code, a debtor may decide whether to assume or reject an executory contract, including the CGP Management Services Agreement (as defined herein), the management contracts for all of the casino properties owned by us or Growth Partners’ operating agreement, or upon its formation, any licensing agreement with CES. Assumption of a contract would permit the debtor to continue operating under the assumed contract; provided that the debtor (i) immediately cures all existing defaults thereunder or provides adequate assurance that such defaults will be promptly cured, (ii) compensates the non-debtor party for any actual monetary loss incurred as a result of the debtor’s default or provides adequate assurance that such compensation will be forthcoming and (iii) provides the non-debtor party with adequate assurance of future performance under the contract. As a general matter, a bankruptcy court approves a debtor’s assumption of a contract as long as assumption appears to be in the best interest of the debtor’s estate, the debtor is able to perform and it is a good business decision to assume the contract. Subject to bankruptcy court approval and satisfaction of the “business judgment” rule, a debtor in chapter 11 may reject an executory contract, and rejection of an executory contract in a chapter 7 case may occur automatically by operation of law. If a debtor rejects an executory contract, the non-debtor party to the contract generally has an unsecured claim against the debtor’s bankruptcy estate for breach of contract damages arising from the rejection. On request of any party to such contract, a bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject an executory contract.

Further, CEOC and its subsidiaries that filed for bankruptcy protection, as debtors, may seek bankruptcy court approval to assume material contracts, including among others, the Omnibus Agreement, the CGP Management Services Agreement or other valuable license agreements under section 365 of the Bankruptcy Code and may also seek to assign such agreement to a third-party. A debtor may also seek to reject such contracts. If CEOC, for example, rejects the Omnibus Agreement, CES may not be able to provide us operational support and management expertise, with the result that we may lack sufficient support to manage our operations, and may no longer be able to use certain licensed intellectual property, such as certain trademarks.

In addition, Caesars Entertainment, as a debtor, may attempt to reject the operating agreement governing Growth Partners as an executory contract. This might affect our continued existence, and other corporate governance rights. It may also relieve Caesars Entertainment from performing its obligations under CGPH’s limited liability company agreement, including honoring its obligations under the liquidation right and call right.

Our claims against Caesars Entertainment or CEOC in a Caesars Entertainment or CEOC bankruptcy might be equitably subordinated or disallowed.

Bankruptcy law allows the court to equitably subordinate claims to those of other creditors or equity holders based on inequitable conduct. A bankruptcy court may also recharacterize a claim for debt as equity, or not allow a claim for other reasons including on equitable grounds. Claims of insiders, including stockholders, are subject to heightened scrutiny and a court may find inequitable conduct in the form of overreaching or self-dealing transactions. If a claim is subordinated to those of other creditors or equity holders, or recharacterized as equity, the claim will likely receive no distribution from the bankruptcy estate unless the estate has enough assets to satisfy the non-subordinated creditors in full; a claim that is disallowed would not share in recoveries from the estate to the extent of such disallowance. The equitably subordinated or disallowed claim need not necessarily relate to the inequitable conduct. Therefore, a damages claim arising from the rejection of an executory contract may be subordinated or disallowed based on conduct wholly unrelated to the contractual relationship itself. Under these principles, should a court determine that they are triggered in the bankruptcy of CEOC or in a bankruptcy of CEC, if one were to occur, our claims, including claims based on notes issued by Caesars Entertainment or CEOC or guarantees by Caesars Entertainment, may not share ratably with claims from other general unsecured creditors or may be disallowed.

Following assignment of the management agreements to CES upon it commencing operations as of October 1, 2014, we are dependent upon CES to operate our properties.

Each of our properties is managed by CES. We are dependent upon CES to provide the services necessary to operate our properties. We do not have a history of operating casinos. Therefore, our properties are dependent on the services provided by CES and we cannot operate our properties without these services. If the quality of the services provided by CES deteriorates, or the terms under which CES provides services changes in a manner that is adverse to us, it could have a material adverse effect on our business, financial condition and operating results. Following the commencement of operations and receipt of regulatory approvals for CES, our property management agreements were assigned to CES at our request. CES is a newly formed entity and will not receive the management fees under the property management agreements. Furthermore, CES is dependent upon its members (us, CEOC and CERP) to provide it with the operating funds and capital requirements (the allocation of which shall be based on each member’s ownership interest in CES) necessary to provide services under the property management agreements. If any of the members of CES fail to provide it with the operating funds necessary to operate CES, CES may not be able to fully provide the services required by the property management agreements to operate our properties.

In addition, if the property management agreements were to be terminated, or if CES were to suffer significant liquidity or operational difficulties, becoming incapable of providing property management services (or unable to provide such services at agreed upon level) to us or cease operations altogether, we may be unable to continue to operate our properties, which would have a material adverse effect on our business, financial condition and operating results.

Risks Related to Our Business

We may not realize all of the anticipated benefits of current or potential future acquisitions.

On May 20, 2014, we closed the Asset Purchase Transactions. There are incremental risks and uncertainties related to the Transaction Agreement and the Asset Purchase Transactions contemplated thereunder, many of which are outside of our control, including the following:

•	the diversion of our management’s attention from our ongoing business concerns;

•	the outcome of any legal proceedings that may be instituted against CAC, Growth Partners, us and/or others relating to the Transactions; and

•	the amounts of the costs, fees, expenses and charges related to the Asset Purchase Transactions.

For example, CAC and Growth Partners have been named in two separate lawsuits related to the Asset Purchase Transactions, as more fully described in “Business—Legal Proceedings—CEOC Bondholder Litigation.”

In addition, our ability to realize the anticipated benefits of acquisitions, including but not limited to the Asset Purchase Transactions, will depend, in part, on our ability to integrate the businesses of the acquired companies. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of two companies include, among others:

•	coordinating marketing functions;

•	undisclosed liabilities;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations; and

•	obtaining all necessary gaming regulatory approvals.

If we are unable to realize in whole or in part the benefits anticipated for any current or future acquisitions, it could have a material adverse effect on our business, financial condition and operating results.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.

We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to expand into new markets, improve its operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may engage in additional debt financings. Any debt financing we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities, including potential acquisitions. We are a newly formed entity and may not be able to obtain additional financing on favorable terms, if at all. For instance, the lack of operating history and relationship with Caesars Entertainment may impede our ability to raise debt on acceptable terms, if at all, and there can be no assurances that we could pursue a future offering of securities at an appropriate price to raise the necessary financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.

We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations.

As part of our business strategy, CES has implemented certain cost savings programs and is in the process of identifying opportunities to improve profitability by reducing costs. For example, Caesars Entertainment and CES are currently in the process of reviewing its corporate level expenses and have identified cost savings, a portion of which would directly reduce our expenses. Any cost savings that we realize from such efforts may differ materially from our estimates. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. These cost savings plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost-savings initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.

Our historical financial information may not be a reliable indicator of our future results.

The historical financial information we have included in this prospectus has been prepared using assumptions and allocations that we believe are reasonable. However, such historical financial information does not necessarily reflect what our financial position, results of operations and cash flows would have been as a stand-alone entity separate from Caesars Entertainment during the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.

Our business may be subject to seasonal fluctuations which could result in volatility or have an adverse effect on our business and results of operations.

Our business may be subject to some degree of seasonality. We may experience seasonality based on the playing habits of our players. Weather conditions may deter or prevent customers from reaching our facilities or undertaking trips. Such conditions would particularly affect customers who are traveling longer distances to visit our casino properties. We believe the number of customer visits to our casino properties will fluctuate based on the season, with winter months experiencing lower visitation; however, volume of business generated by our Las Vegas properties is generally lower during the summer months. Seasonality may cause our casino properties’ working capital cash flow requirements to vary from quarter to quarter, depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our casino properties’ ability to manage working capital and to predict financial results accurately.

Our business is particularly sensitive to reductions in discretionary consumer spending resulting from downturns in the economy, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors which could negatively impact our financial performance and our ability to access financing.

Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is particularly susceptible to any such changes because our properties offer a highly discretionary set of entertainment and leisure activities and amenities. If discretionary consumer spending declines, then our results of operations will be adversely impacted.

The continuing economic downturn and adverse conditions in the local, regional, national and global markets have negatively affected us and may continue to negatively affect us in the future. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings. In addition, we may also be unable to find additional cost savings to offset any decrease in revenues. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn.

There may be a significant degree of difficulty in operating our businesses separately from Caesars Entertainment, and managing that process effectively could require a significant amount of management’s time.

The separation from Caesars Entertainment could cause an interruption of, or loss of momentum in, the operation of our businesses. Management may be required to devote considerable amounts of time to the separation, which will decrease the time they will have to manage their ordinary responsibilities. If management is not able to manage the separation effectively, or if any significant business activities are interrupted as a result of the separation, our businesses and operating results could suffer.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the gaming or other licenses of our casino properties or developments, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. In addition, regulatory authorities in one or more jurisdictions may require that we obtain new licenses in connection with the Transactions or the Asset Purchase Transactions or due to future changes in regulation. For instance, the Missouri Gaming Commission is requiring that we obtain certain licenses related to the formation of CES even though we do not operate in Missouri. Our failure to obtain a license from the Missouri Gaming Commission could adversely impact Caesars Entertainment’s gaming license in Missouri. If other jurisdictions require that we obtain new licenses in connection with our operations, the formation of CES or due to future changes in regulation, and we are unable to obtain those licenses, it could adversely impact our business, financial condition and results of operations. Another example, our ability to expand our operations at Harrah’s New Orleans, which could include increasing the number of rooms at the hotel or opening new restaurants at the complex, is subject to regulatory approval, and any such proposal may or may not be approved.

Furthermore, interpretations of laws and local regulations and ordinances on which we rely may change or be made conditional on certain other factors, which could adversely impact our business, financial condition and results of operations. For example, Harrah’s New Orleans is currently subject to a local ordinance in New Orleans related to the minimum number of people who must be employed at Harrah’s New Orleans. A change in the interpretation of this ordinance or a change in this ordinance could force a reevaluation of staffing at that property in a manner that could adversely affect the financial results of Harrah’s New Orleans.

Furthermore, because we are subject to regulation in each jurisdiction in which we operate, and because regulatory agencies within each jurisdiction review our compliance with gaming laws in other jurisdictions, it is possible that gaming compliance issues in one jurisdiction may lead to reviews and compliance issues in other jurisdictions. For example, recent events in connection with Caesars Entertainment’s role with the proposed development of a casino gaming facility by Sterling Suffolk Racecourse, LLC (“Sterling Suffolk”), owner of Suffolk Downs racecourse in East Boston, Massachusetts, have resulted in reviews in several other jurisdictions arising out of a report issued to the Massachusetts Gaming Commission from the Director of the Investigations and Enforcement Bureau for the Massachusetts Gaming Commission (the “Bureau”) in October 2013. That report raised certain issues for consideration when evaluating Caesars Entertainment’s suitability as a qualifier in Massachusetts and made a recommendation that Caesars Entertainment had not met their burden by clear and convincing evidence to establish their suitability. Although Caesars Entertainment strongly disagrees with the director’s recommendation, Caesars Entertainment withdrew their application as a qualifier in Massachusetts at the request of Sterling Suffolk. Neither Caesars Entertainment nor any of its affiliates were found unsuitable by any licensing authority, but other gaming regulatory agencies have asked for information about the issues raised in the report from the Bureau, and Caesars Entertainment is in the process of providing that information. We cannot assure you that existing or future jurisdictions would not raise similar questions with respect to our suitability arising out of the Bureau’s report, or with respect to matters that may arise in the future, and we cannot assure you that such issues will not adversely affect us or our financial condition.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact the operations of our casino properties. For example, the city council in New Orleans recently enacted an ordinance restricting smoking and the use of electronic cigarettes indoors in public places, including in Harrah’s New Orleans. The likelihood or outcome of similar legislation in such jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

Acts of terrorism, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or harm its financial results.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas and New Orleans use air travel for transportation to and from the casino. As a result of terrorist acts, domestic and international travel might be severely disrupted, which would result in a decrease in customer visits to Las Vegas or New Orleans. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq and Afghanistan, or other countries throughout the world, will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills, or severe or inclement weather affecting the ability of our properties’ customers to travel can have a negative impact on its results of operations. In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance. Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position. As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on us.

We are subject to risks associated with doing business outside of the United States, which exposes us to complex foreign and U.S. regulations inherent in engaging in a cross-border business and in each of the countries in which we and our businesses transact business. We are subject to requirements imposed by the Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their affiliates from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our employees, contractors or agents from violating or circumventing our policies and the law. If the employees, contractors or agents of Caesars Entertainment and our properties fail to comply with applicable laws or company policies governing its international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to our international operations increase our cost of doing business in foreign jurisdictions. We and our businesses also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws (“AML”) or regulations, on which in recent years, governmental authorities have been increasingly focused, with a particular focus on the gaming industry, by any of our properties could have a negative effect on our results of operations. As an example, a major gaming company recently settled a U.S. Attorney investigation into its AML practices. On October 11, 2013, a subsidiary of Caesars Entertainment received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN is investigating Desert Palace, Inc. (the owner of Caesars Palace) for alleged violations of the Bank Secrecy Act (“BSA”) based on a BSA examination of Caesars Palace previously conducted by the Internal Revenue Service to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Additionally, Caesars Entertainment has been informed that a federal grand jury investigation related to these matters is on-going. While not the subject of these investigations, we intend to cooperate fully with both the FinCEN and grand jury investigations. Based on proceedings to date, we are currently unable to determine the probability of the outcome of these matters, the range of reasonably possible loss, if any or the extent to which the outcome of these matters will impact our businesses.

We are, or may become involved, in legal proceedings that if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, and others in the ordinary course of business. As with all legal proceedings, however, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

CAC and Growth Partners are defendants in certain legal proceedings, including the lawsuits relating to the Merger Agreement and the proposed Merger, as discussed in “Business—Legal Proceedings.” If a court were to find in favor of the claimants in these proceedings, such determination could have a material adverse effect on our business, financial condition, results of operations and prospects and on the ability of the lenders and noteholders to recover on claims under our senior secured credit facilities and our outstanding notes.

Theoretical win rates for our casino operations depend on a variety of factors, some of which are beyond our control.

The gaming industry is characterized by an element of chance. Accordingly, our properties employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from the theoretical win rates and could result in the winnings of our gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact our actual win rates, which may adversely affect our business, financial condition, results of operations and cash flows.

Our casino operations extend credit to our customers and may not be able to collect gaming receivables from our credit players.

Our properties conduct their gaming activities on a credit basis as well as a cash basis, which credit is unsecured. Table games players typically are extended more credit than slot players, and high stakes players are typically extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter.

Our properties extend credit to those customers whose level of play and financial resources warrant, in the opinion of our properties’ management, an extension of credit. These receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts are evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

We face the risk of fraud and cheating.

Casino gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with the employees of our casinos. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Competitors in each market that we participate may have greater financial, marketing, or other resources than we do, and there can be no assurance that they will not engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot ensure that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.

In recent years, many casino operators, including us, have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, SLS Las Vegas, opened in August 2014, and the Genting Group has announced plans to develop a casino and hotel called Resorts World Las Vegas, which is expected to open in 2017. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dining development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park and the arena is expected to be complete in 2016. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers, however, there are no details as to when or if these projects will be completed. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance.

Our business may be subject to material environmental liability, including as a result of unknown environmental contamination.

Our business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on our property, or should a release of hazardous substances occur on our property, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business.

Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.

Our properties may suffer damage to its property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt its business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption insurance), that insurance may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. Should an uninsured loss or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.

We renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.

Planet Hollywood licenses the Planet Hollywood brand from affiliates of Robert Earl and there can be no assurances that the Planet Hollywood brand would not be negatively impacted by its use outside of our control.

Affiliates of Robert Earl license certain intellectual property relating to the operation of the Planet Hollywood Resort and Casino to Planet Hollywood. The license includes certain names and trademarks and the right to display certain memorabilia on the Planet Hollywood premises. Planet Hollywood has invested significant time and financing to establish its brand as a Hollywood-themed entertainment and non-gaming destination. The expiration or termination, or modification of the terms, of this license may have a materially adverse effect on Planet Hollywood’s, and therefore our, business, financial conditions and operating results.

In addition, the Planet Hollywood brand is used by affiliates of Robert Earl in Hollywood-themed restaurants, hotels and shops around the United States and internationally. Any negative events associated with the use of the Planet Hollywood brand with these restaurants and shops may be out of our control, and may negatively impact the brand’s image for the Planet Hollywood casino, which could harm Planet Hollywood’s, therefore our, business and results of operations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in exchange for the outstanding Initial Notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement entered into in connection with the offering of the Initial Notes. In consideration for issuing the Exchange Notes, we will receive Initial Notes in like aggregate principal amount.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2014. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of December 31, 2014
Historical Combined and Consolidated
(in millions)
Cash and cash equivalents	$103.1

Debt:
Cromwell Credit Facility(1)	$184.5
Special Improvement District Bonds	14.5
Capital lease and finance obligations	8.4
9.375% Second-Priority Senior Secured Notes due 2022	675.0
Term Loan Facility(2)	1,169.1
Revolving Credit Facility(3)	—

Total debt, including current portion	2,051.5
Stockholder’s equity	770.0

Total capitalization	$2,821.5

(1)	As a qualified non-recourse subsidiary, The Cromwell (i) does not guarantee the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities or the Notes and (iii) is subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities and the indenture governing the Notes. Outstanding indebtedness under the Cromwell Credit Facility ranks senior to the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”
(2)	The Term Loan Facility will mature in 2021. See “Description of Other Indebtedness” for a description of the material terms of the Term Loan Facility.
(3)	The Revolving Credit Facility will mature in 2019 and is undrawn as of the date of this prospectus, with $149.9 million of unutilized capacity. See “Description of Other Indebtedness” for a description of the material terms of the Revolving Credit Facility.

SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

AND OTHER FINANCIAL DATA

The selected historical combined and consolidated financial data for the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014 has been prepared to give effect to the combined and consolidated results of operations on a historical basis of all of the subsidiaries holding assets comprising the Properties. The selected historical combined and consolidated financial data for the years ended December 31, 2012, 2013 and 2014 are derived from and should be read in conjunction with our audited combined and consolidated financial statements include elsewhere in this prospectus.

	Year ended December 31,
(dollars in millions)	2014		2013	2012	2011	2010
Income Statement Data
Revenues
Casino	$703.1		$663.5	$709.7	$724.2	$680.0
Food and beverage	236.7		200.6	198.9	202.7	184.0
Rooms	258.4		241.0	240.3	248.0	210.7
Other	152.8		94.0	92.7	99.6	88.0
Less: casino promotional allowances	(177.9)		(160.3)	(160.4)	(161.0)	(145.9)

Net revenues	1,173.1		1,038.8	1,081.2	1,113.5	1,016.8
Operating Expenses
Direct
Casino	373.8		341.0	368.3	375.6	381.8
Food and beverage	111.4		89.7	92.0	90.9	84.0
Rooms	72.0		66.9	72.1	70.7	65.7
Property, general, administrative and other	346.0		275.9	272.4	278.8	271.0
Management fee to related parties	24.4		16.4	16.1	16.1	11.7
Write-downs, reserves, and project opening costs, net of recoveries	22.6		16.9	2.5	0.4	19.8
Depreciation and amortization	102.4		84.3	84.9	82.5	78.6
Impairment of goodwill	147.5		—	—	—	—

Total operating expenses	1,200.1		891.1	908.3	915.0	912.6

(Loss) / income from operations	(27.0)		147.7	172.9	198.5	104.2
Interest expense, net of interest capitalized	(158.0)		(65.0)	(51.7)	(47.8)	(40.6)
Loss on early extinguishments of debt	(23.8)		(1.6)	—	(2.6)	—
Other income/(expense), net	—		0.4	—	(0.3)	0.5

(Loss) / income before income taxes	(208.8)		81.5	121.2	147.8	64.1
Provision for income taxes	(12.6)		(29.0)	(44.2)	(36.1)	(22.7)

Net income from continuing operations	—		—	—	111.7	41.4
Net income from discontinued operations, net of taxes	—		—	—	—	0.3

Net (loss) / income	(221.4)		52.5	77.0	111.7	41.7
Other comprehensive income, net of income taxes	—		—	—	—	—

Total comprehensive (loss) / income	$(221.4)		$52.5	$77.0	$111.7	$41.7

Other Financial Data
Ratio of earnings to fixed charges	(0.2	)x	1.9x	2.9x	3.5x	2.2x

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, our audited financial statements as of and for the years ended December 31, 2014, 2013 and 2012 and the other financial information included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. See “Forward-Looking Statements.”

Basis of Presentation and Discussion

On February 19, 2010, Caesars Entertainment Operating Company, Inc. (“CEOC”) acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owned Planet Hollywood Resort and Casino (“Planet Hollywood”). In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The loan was secured by the assets of PHW Las Vegas, and was non-recourse to other subsidiaries of Caesars Entertainment Corporation (“Caesars Entertainment”). On October 21, 2013, PHW Las Vegas contributed and assigned to PHWLV, LLC (“PHWLV”), a wholly-owned subsidiary of PHW Las Vegas, and PHWLV accepted and assumed from PHW Las Vegas, all of the assets and liabilities of PHW Las Vegas, including Planet Hollywood.

Caesars Acquisition Company (“CAC”), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC (“Growth Partners”), a joint venture between CAC and subsidiaries of CEC. On October 21, 2013, in connection with the execution of a series of transactions, Growth Partners purchased from CEOC: (a) the equity interests of PHWLV, which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC (“PHW Manager”), a wholly-owned subsidiary of CEOC, which manages the operations of Planet Hollywood. On May 5, 2014, Growth Partners contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager to Caesars Growth Properties Holdings, LLC (“CGPH,” the “Company,” “we,” “us” and “our”).

JCC Holding Company II, LLC and its subsidiaries (collectively known as “Harrah’s New Orleans”), 3535 LV Corp. (“The LINQ Hotel”), Parball Corporation and its subsidiaries (collectively known as “Bally’s Las Vegas”) and Corner Investment Company, LLC and its subsidiaries, (collectively known as “Cromwell”) were direct wholly-owned subsidiaries of Caesars Entertainment Operating Company, Inc. (“CEOC”), which is a majority-owned subsidiary of Caesars Entertainment.

On May 5, 2014, CGPH acquired through one or more subsidiaries (i) The Cromwell, The LINQ Hotel, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the “First Closing” or “Acquired Properties Transaction”).

On May 20, 2014, CGPH acquired through one or more subsidiaries (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement, and (iii) certain intellectual property that is specific to the Louisiana Property. See “The Transactions” for a summary of these transactions (the “Second Closing” or “Harrah’s Transaction”).

CGPH paid $2.0 billion, less outstanding debt assumed, for the First Closing and the Second Closing.

In connection with the Acquired Properties Transaction and the Harrah’s Transaction (together, the “Asset Purchase Transactions”), CGPH and Caesars Growth Properties Finance, Inc. (together, the “Issuers”), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the “2022

Notes”). On May 8, 2014, CGPH closed on $1.175 billion of term loans (the “CGPH Term Loan”) and a $150 million revolving facility pursuant to a credit agreement. In connection with the Second Closing in May 2014, the senior secured term loan of PHWLV was paid in full.

In November 2012, Cromwell LLC entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the “Cromwell Credit Facility”) to fund the renovation of the former Bill’s Gamblin’ Hall and Saloon into a boutique lifestyle hotel. In connection with the Acquired Properties Transaction, the Cromwell Credit Facility was assumed by CGPH.

The acquisitions of The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas and Harrah’s New Orleans, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the “Acquired Properties.”

We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.

Combined and Consolidated Operating Results

	Year Ended December 31,
(dollars in millions)	2014	2013	2012
Net revenues	$1,173.1	$1,038.8	$1,081.2
(Loss) / income from operations	(27.0)	147.7	172.9
Net (loss) / income	(221.4)	52.5	77.0
Operating margin(1)	(2.3)%	14.2%	16.0%
Adjusted EBITDA(2)	251.9	249.6	262.8
Interest expense, net of interest capitalized	(158.0)	(65.0)	(51.7)
Loss on early extinguishment of debt	(23.8)	(1.6)	—
Other income, net	—	0.4	—
Provision for income taxes(3)	(12.6)	(29.0)	(44.2)

(1)	Operating margin is calculated as income from operations divided by net revenues.
(2)	See “—Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net (loss) / income to Adjusted EBITDA.
(3)	We do not record a tax provision as all entities within this segment are pass-through entities for income tax purposes post acquisition. Prior to the Asset Purchase Transactions, income taxes represent the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes as if these entities filed separate U.S. federal, state and foreign income tax returns, and does not recognize the pass-through entity structure of CGPH.

Year ended December 31, 2014 compared to year ended December 31, 2013

Revenues for 2014 increased by $134.3 million or 12.9% compared with 2013 with the increases in all categories of revenues. The increases were driven by the combination of the opening of The Cromwell during 2014 and increased food and beverage and entertainment options, including the new Britney Spears show at Planet Hollywood. Income from operations for 2014 decreased by $174.7 million or 118.3% compared with 2013 primarily due to a $147.5 million impairment of goodwill for Bally’s Las Vegas. Additionally, the income impact of increased revenues was unable to offset increases in depreciation expense associated with renovations at The Cromwell and The LINQ Hotel & Casino, expenses related to the strip-front lease for The LINQ Hotel & Casino which began in 2014, and management fee expenses incurred after the May 2014 acquisitions. In addition, income from operations for 2014 was adversely impacted by incremental expenses associated with the 2014 acquisition transactions. Adjusted EBITDA increased $2.3 million or 0.9% in 2014 as compared with 2013.

Key Performance Indicators

Performance of our casino properties is measured in part through tracking of trips by rated customers, which means a customer whose gaming activity is tracked through Caesars Entertainment’s Total Rewards® system, referred to as “trips,” and spend per rated customer trip, referred to as “spend per trip.” A trip is created by a Total Rewards® card holder engaging in one or more of the following activities while at our property: (1) hotel stay, (2) gaming activity or (3) a comp redemption, which means the receipt of a complimentary item given out by the casino. Lodgers are guests registered with the Total Rewards® program who stay at the property and non-lodgers are guests registered with the Total Rewards® program not staying at the property. Customer spend means the cumulative rated theoretical spend (which is the amount of money expected to be retained by the casino based upon the mathematics underlying the particular game as a fraction of the amount of money wagered by the customer) across all game types for a specific customer. The average combined gross hold is the percentage of the amount wagered across all game types (including table games and slot machines) that the casino retained.

During the year ended December 31, 2014, total trips increased by approximately 11.9% from the year ended December 31, 2013, driven by a 14.9% increase in trips by non-lodgers, respectively, partially offset by decreases in trips by lodgers in each period. Total spend per trip decreased by 2.0% for the year ended December 31, 2014 versus the same period in 2013, driven by a shift in trip mix from lodger trips which typically have higher spend to non-lodger trips. Gross casino hold decreased slightly from 11.5% to 11.0% from 2013 to 2014.

Cash average daily room rates for the year ended December 31, 2014 increased to $108, or approximately 25.6%, when compared to $86 for the same period in 2013, primarily due to refurbished rooms available at The LINQ Hotel & Casino and the refurbished tower that opened in the fourth quarter of 2013 at Bally’s Las Vegas. Average daily occupancy was 89.7% for the year ended December 31, 2014 and 89.5% for the year ended December 31, 2013. Revenue per available room (“RevPar”) for the years ended December 31, 2014 and 2013 was $98 and $82, respectively.

Incentives are often provided for customers to stay and play at our properties. Incentives are provided to customers based on a number of factors such as marketing plans, competitive factors, economic conditions, and regulations. These incentives come in a variety of different forms including free and discounted product, gaming credits, food and beverage, hotel room credits, and other forms. The retail value of accommodations, food and beverage, and other services furnished to casino guests is included in gross revenue and then deducted as promotional allowances. Hence, net revenues as discussed above include all promotional allowances. We believe our allocation of promotional allowances to be within industry standards and appropriate for our brands and competitive environment.

Interest Expense, Net of Interest Capitalized

Interest expense, net of interest capitalized, for the year ended December 31, 2014 primarily relates to the debt incurred in May 2014 by CGPH to fund the Asset Purchase Transactions and the repayment of the Planet Hollywood secured loan. Interest expense, net of interest capitalized, due to these transactions was $126.3 million for the year ended December 31, 2014. Interest expense, net of interest capitalized, related to Planet Hollywood for the years ended December 31, 2014 and 2013 was $14.9 million and $39.3 million, respectively. Decreases to the interest expense for Planet Hollywood in 2014 resulted from the repayment of the Planet Hollywood secured loan, in conjunction with the Second Closing as described in “—Liquidity and Capital Resources—Escrow Release” below. Additional interest expense, net of interest capitalized, totaled $16.8 million and $25.7 million for the years ended December 31, 2014 and 2013, respectively, related to the Cromwell Credit Facility, Special Improvement District Bonds, capital leases and other financing obligations.

Loss on Early Extinguishment of Debt

The Planet Hollywood Loan Agreement contained excess cash flow provisions which required mandatory prepayments when certain conditions were met. Prepayments not attributable to principal were recorded in Loss on extinguishment of debt in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). Loss on extinguishment of debt increased from $1.6 million during 2013 to $23.8 million in 2014, due to the payoff of the Planet Hollywood Loan in May 2014.

Other Income, Net

Other income/(expense), net for the years ended December 31, 2014 and 2013 was not material to the respective periods.

Provision for Income Taxes

For the year ended December 31, 2014, we recorded a tax provision of $12.6 million on income for the period from January to May 2014. This resulted in an effective tax rate of (6.0)% which differs from the expected federal tax rate of 35% primarily due to CGPH losses subsequent to May 2014 not tax benefitted at the CGPH level, as CGPH became a disregarded entity for income tax purposes whereby all income or loss is passed through to its parent company, Growth Partners, which is treated as a flow through entity for income tax purposes. See “Note 11—Income Taxes” in our financial statements included elsewhere in this prospectus for additional information.

Year ended December 31, 2013 compared to year ended December 31, 2012

Net Revenues

Revenues for 2013 decreased by $42.4 million or 3.9% compared with 2012 due to the construction disruption on the casino floor at The LINQ Hotel & Casino and the closure of Bill’s Gamblin’ Hall & Saloon in 2012 and 2013 for renovations. Reduction in revenue was partially offset by increased food and beverage and rooms revenues at Planet Hollywood. Income from operations for 2013 decreased by $25.2 million or 14.6% compared with 2012 due to the impact of reduced revenues and the increase in remediation expenses and divestitures and abandonments associated with these casinos. Adjusted EBITDA decreased $13.2 million or 5.0% in 2013 as compared with 2012 driven by the disruption in operations at The LINQ Hotel & Casino and closure of Bill’s as discussed above.

Key Performance Indicators

During the year ended December 31, 2013, total trips increased by approximately 0.5% from the year ended December 31, 2012 driven by a 2.3% increase in trips by non-lodgers, partially offset by decreases in trips by lodgers in each period. Total spend per trip increased by 2.2% for the year ended December 31, 2013 versus the same period in 2012, driven by an increase in spend per trip from lodgers. Gross casino hold decreased slightly from 11.8% to 11.5% from 2012 to 2013.

Cash average daily room rates for the year ended December 31, 2013 increased to $86, or approximately 13.2%, when compared to $76 for the same period in 2012, primarily due to the introduction of resort fees in March 2013. Average daily occupancy was 89.5% for the year ended December 31, 2013 and 93.3% for the year ended December 31, 2012. Revenue per available room (“RevPar”) for the year ended December 31, 2013 and 2012 was $82 and $77, respectively.

Interest Expense, Net of Interest Capitalized

Interest expense, net of interest capitalized, related to Planet Hollywood for the years ended December 31, 2013 and 2012 was $39.3 million and $37.5 million, respectively. Additional interest expense, net of interest capitalized, totaled $25.7 million and $14.2 million for years ended December 31, 2013 and 2012, respectively, related to the Cromwell Credit Facility, Special Improvement District Bonds, capital leases and other financing obligations.

Loss on Early Extinguishment of Debt

During 2013, Planet Hollywood made mandatory prepayments pursuant its Amended and Restated Loan Agreement based upon excess cash remaining after application of the cash management provisions of that agreement, recognizing a loss on those prepayments of $1.6 million. No such prepayments were made during 2012.

Other Income, Net

Other income/(expense), net for the years ended December 31, 2013 and 2012 was not material to the respective periods.

Provision for Income Taxes

For the years ended December 31, 2013 and 2012, we recorded a tax provision of $29.0 million and $44.2 million, respectively, on pretax income of $81.5 million and $121.2 million, respectively. This resulted in an effective tax rate of 35.6% and 36.5% which differs from the expected federal tax rate of 35% primarily due to state taxes. See “Note 11—Income Taxes” in our financial statements included elsewhere in this prospectus for additional information.

Reconciliations of Non-GAAP Financial Measures

We use Adjusted EBITDA as a supplemental measure of our financial performance. EBITDA is comprised of net income before (i) interest expense, net of capitalized interest, (ii) interest income, (iii) provision for income taxes, and (iv) depreciation and amortization expense. Adjusted EBITDA is comprised of EBITDA, further adjusted for certain items that we do not consider indicative of our ongoing operating performance.

The financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure below. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital investment decisions made for the long-term benefit of CGPH.

Because not all companies use identical calculations, the presentation of our EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Year Ended December 31,
(in millions)	2014	2013	2012
Net (loss) / income	$(221.4)	$52.5	$77.0
Provision for income taxes	12.6	29.0	44.2

(Loss) / income before taxes	(208.8)	81.5	121.2
Interest expense, net of interest capitalized	158.0	65.0	51.7
Depreciation and amortization	102.4	84.3	84.9

EBITDA	51.6	230.8	257.8
Other income, net	—	(0.4)	—
Loss on early extinguishment of debt(a)	23.8	1.6	—
Write-downs, reserves, and project opening costs(b)	22.6	16.9	2.5
Impairment of goodwill	147.5	—	—
Acquisition and integration costs	5.1	—	—
Stock-based compensation(c)	1.0	0.4	0.4
Other(d)	0.3	0.3	2.1

Adjusted EBITDA	$251.9	$249.6	$262.8

(a)	Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b)	Amounts primarily represent development costs related to the construction of The Cromwell and the renovation of The LINQ Hotel & Casino.
(c)	Amounts represent non-cash stock based compensation expense.
(d)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as severance expense.

Liquidity and Capital Resources

Capital Spending and Development

We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.

Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in our debt instruments, further described in Capital Resources below.

Our cash used for capital spending for the years ended December 31, 2014, 2013 and 2012, was $301.7 million, $153.8 million and $47.9 million respectively. The majority of capital spending in 2014 relates to The Cromwell and The LINQ Hotel & Casino, $140.4 million and $116.5 million, respectively, and the rest belongs to Bally’s Las Vegas, Planet Hollywood and Harrah’s New Orleans. The majority of the 2013 and 2012 capital spending relates only to projects at The Cromwell, Bally’s Las Vegas and Planet Hollywood.

Liquidity

Our primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and the Revolving Credit Facility, as defined below. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Our operating cash inflows are used for operating expenses, debt service costs, working capital needs and capital expenditures in the normal course of business. Long-term obligations are expected to be paid through operating cash flows, refinancing of existing debt or the issuance of new debt, or, if necessary, additional investments from our equity holders. Our ability to refinance debt will depend upon numerous factors such as market conditions, our financial performance, and the limitations applicable to such transactions under our financing documents.

CGPH and Caesars Growth Properties Finance, Inc. (together, the “Issuers”), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the “2022 Notes”) pursuant to an indenture dated as of April 17, 2014, among the Issuers and U.S. Bank National Association, as trustee (as supplemented to the date of this prospectus, the “Indenture”). On May 8, 2014, CGPH closed on $1.175 billion of term loans (the “CGPH Term Loan”) pursuant to a credit agreement. As of December 31, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities. See “Description of Other Indebtedness.”

In November 2012, Cromwell LLC entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the “Cromwell Credit Facility”) to fund the renovation of the former Bill’s Gamblin’ Hall and Saloon into a boutique lifestyle hotel. In connection with the Acquired Properties Transaction, the Cromwell Credit Facility was assumed by CGPH. As of December 31, 2014, the assets of The Cromwell were pledged as collateral for the Cromwell Credit Facility. See “Description of Other Indebtedness.”

Our cash and cash equivalents, excluding restricted cash, totaled $103.1 million as of December 31, 2014, compared to $168.1 million as of December 31, 2013. Restricted cash totaled $7.7 million as of December 31, 2014 and $140.4 million as of December 31, 2013. Our restricted cash consists of cash reserved under our loan agreements for development projects and interest service.

As of December 31, 2014 and 2013, respectively, we had $2,051.5 million and $703.3 million, face value of indebtedness outstanding, including capital lease indebtedness. Cash paid for interest for the years ended December 31, 2014, 2013 and 2012 was $95.8 million, $37.6 million and $17.8 million, respectively.

Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund our liquidity needs, pay our indebtedness and secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our short-term and long-term restricted cash balances, and our cash flows from operations herein will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.

Intercreditor Agreement and Collateral Agreements

On May 20, 2014, in connection with the Second Closing, U.S. Bank National Association, as trustee under the 2022 Notes (in such capacity, the “Trustee”), entered into a second lien intercreditor agreement (the “Second Lien Intercreditor Agreement”) with Credit Suisse AG, Cayman Islands Branch, as collateral agent under the First Lien Collateral Agreement (as defined below) (in such capacity, the “First Lien Collateral Agent”) that establishes the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations, including the $1.325 billion senior secured credit facilities (the “Senior Secured Credit Facilities”), which consist of the CGPH Term Loan and the Revolving Credit Facility, as defined below, and certain other matters relating to the administration of security interests.

On May 20, 2014, the Borrower, the subsidiary guarantors and the First Lien Collateral Agent also entered into the collateral agreement (first lien) (the “First Lien Collateral Agreement”) and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents.

Additionally, the Issuers, the subsidiary guarantors and the Trustee also entered into the collateral agreement (second lien) (the “Second Lien Collateral Agreement”) and other security documents defining the terms of the security interests that secure the 2022 Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the subsidiary guarantors under the 2022 Notes, the related guarantees, the indenture governing the 2022 Notes and the security documents.

Subject to the terms of the security documents described above, including the First Lien Collateral Agreement and the Second Lien Collateral Agreement, the Borrower (or Issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than any cash, securities, obligations and cash equivalents constituting part of the collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the security documents and other than as set forth in such security documents), to freely operate the collateral and to collect, invest and dispose of any income therefrom.

Capital Resources

Caesars Growth Properties Holdings Term Facility

The purchase price of the acquisition of The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties (collectively referred to as the “First Closing”) was funded by CGPH with cash on hand contributed by Growth Partners and the proceeds of $700.0 million of term loans (the “First Closing Term Loan”). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in “—Escrow Release” below.

Caesars Growth Properties Holdings Term Loan and Revolving Credit Facility

On May 8, 2014, CGPH closed on the $1.175 billion term loan pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC (“Parent”), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the “Credit Agreement”). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the “Revolving Credit Facility”), which was undrawn at the closing of the CGPH Term Loan. As of December 31, 2014, no borrowings were outstanding under the Revolving Credit Facility, and $0.1 million is committed to outstanding letters of credit. See “Description of Other Indebtedness.”

Pursuant to an escrow agreement, dated as of May 8, 2014, among U.S. Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the CGPH Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.

Borrowings under the CGPH Term Loan bear interest at a rate equal to, at the Borrower’s option, either (a) the London Inter-Bank Offered Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the administrative agent under the Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be 5.25% per annum for LIBOR Loans and 4.25% per annum for base rate loans, subject to step downs with respect to the revolving loans based on CGPH’s senior secured leverage ratio. In addition, on a quarterly basis, CGPH is required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which may be subject to one or more step-downs based on a leverage ratio to be agreed. CGPH is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

As of December 31, 2014, the book value of the CGPH Term Loan was presented net of the unamortized discount of $31.2 million and the effective interest rate was 6.86%.

The CGPH Term Loan is guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and is secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).

The CGPH Term Loan includes negative covenants, subject to certain exceptions, restricting or limiting CGPH’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loan also contains customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).

The CGPH Term Loan requires that CGPH maintains a senior secured leverage ratio (“SSLR”) of no more than 6.00 to1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined (“CGPH Adjusted EBITDA”). As of December 31, 2014, CGPH’s SSLR was 3.11 to 1.00.

Caesars Growth Properties Holdings Notes

CGPH and Caesars Growth Properties Finance, Inc. (together, the “Issuers”) issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 pursuant to an indenture dated as of April 17, 2014, among the Issuers and U.S. Bank National Association, as trustee (as supplemented to the date of this prospectus, the “Indenture”). The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014. The net proceeds of the 2022 Notes were also used to fund the Asset Purchase Transactions.

As of December 31, 2014, the book value of the 2022 Notes was presented net of the unamortized discount of $14.3 million and the effective interest rate was 9.84%.

The 2022 Notes are secured by substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).

The 2022 Notes include negative covenants, subject to certain exceptions, restricting or limiting CGPH’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The 2022 Notes also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).

Registration Rights Agreement. In connection with the issuance of the 2022 Notes, the Issuers agreed to use their commercially reasonable efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the 2022 Notes on or prior to April 17, 2015, and effect an exchange of the 2022 Notes for the newly registered notes.

If the Issuers fail to meet the targets for the registration and exchange of notes, the annual interest rate on the 2022 Notes will increase by 0.25%. The annual interest rate on the 2022 Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year. If the registration default is corrected, the interest rate of the 2022 Notes will revert to the original level.

Cromwell Credit Facility

In November 2012, Cromwell LLC entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the “Cromwell Credit Facility”) to fund the renovation of The Cromwell into a boutique lifestyle hotel that includes a nightclub/poolclub. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and nightclub/poolclub. The Cromwell owns the property and the nightclub/poolclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on our Combined and Consolidated Balance Sheets until drawn to pay for costs incurred in the renovation. The Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. As of December 31, 2014, the book value of the Cromwell Credit Facility was presented net of the unamortized discount of $4.6 million and the effective interest rate was 11.90%.

Planet Hollywood Amended and Restated Loan Agreement

In connection with the 2010 acquisition of Planet Hollywood and the related assumption of debt, Planet Hollywood entered into the Amended and Restated Loan Agreement (the “Planet Hollywood Loan Agreement”) with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007- TFL2 (the “Lender”). On October 26, 2011, Planet Hollywood exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015. This loan was secured by the assets of PHWLV, LLC.

The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to LIBOR plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full. CGPH recognized a $23.8 million loss on extinguishment of the Planet Hollywood senior secured loan.

Capital Leases

We have entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases were included in “Land, property and equipment, net” in our Combined and Consolidated

Balance Sheets, and within “Furniture, fixtures, and equipment” in “Note 3 — Land, Property and Equipment, net” to the our financial statements included elsewhere in this prospectus. The leases had an outstanding liability balance of $3.9 million and $2.1 million as of December 31, 2014 and 2013, respectively.

Special Improvement District Bonds

In 2008, Bally’s Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the “County”). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally’s Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the County, $16.5 million was related to Bally’s Las Vegas. These bonds bear interest at 5.30%, have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.

Financing Obligations

During 2013, we entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements are included in “Land, property and equipment, net of accumulated depreciation” in the our Combined and Consolidated Balance Sheets, and within “Furniture, fixtures, and equipment” in “Note 3—Land, Property and Equipment, net” to our financial statements included elsewhere in this prospectus.

Cromwell and Harrah’s New Orleans Promissory Notes

In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment, bearing interest at 11%. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.

In December 2002, Harrah’s New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.

On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah’s New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.

Escrow Release

In connection with the Second Closing, we repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and CGPH Term Loan of the Borrower, which were previously held in escrow.

As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.

Funds held in escrow under this agreement were classified as restricted cash, the result of which were large increases and decreases in restricted cash for the year ended December 31, 2014 as presented in the Combined and Consolidated Statements of Cash Flows.

Other Obligations and Commitments

The table below summarizes, as of December 31, 2014, our contractual obligations and other commitments through their respective maturity or ending dates.

Contractual Obligations	Payments due by Period
(in millions)	Total	0-3 years	4-5 years	After 5 years
Debt payable to third parties, face value(1)	$2,051.5	$50.3	$203.3	$1,797.9
Estimated interest payments to third parties(2)	1,127.9	484.0	341.7	302.2
Operating lease obligations	710.8	102.4	68.5	539.9
Other contractual obligations	120.0	117.5	2.3	0.2

Total	$4,010.2	$754.2	$615.8	$2,640.2

(1)	Includes a capital lease obligation of $3.9 million.
(2)	Estimated interest for variable rate debt included in this table is based on projected rates at December 31, 2014.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements at December 31, 2014 or December 31, 2013.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with GAAP. Certain accounting policies, including the useful lives of property, equipment and intangible assets, income taxes and the evaluation of goodwill and long-lived assets for impairment require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on historical experience, terms of existing contracts, observance of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. For a summary of our significant accounting policies, please refer to “Note 1—Description of Business and Summary of Significant Accounting Policies” of our financial statements included elsewhere in this prospectus.

We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.

When more than one accounting principle, or method of its application, is generally accepted, we selected the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires them to make estimates about the future resolution of existing uncertainties. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality.

Principles of Consolidation

Our financial statements include the accounts of CGPH and its subsidiaries after elimination of all intercompany accounts and transactions. These financial statements include the accounts of all wholly-owned subsidiaries and any partially-owned subsidiaries that we have the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.

We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2014, we did not have any variable interest entities.

Investment in CES

Investment in CES consists of membership interests in Caesars Enterprise Services, LLC (“CES”) which is a variable interest entity of which we are not the primary beneficiary and is therefore accounted for under the cost method. We review this investment quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, we consider available quantitative and qualitative evidence in evaluating potential impairment of this investment. If the carrying value of our investment exceeds its estimated fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the estimated fair value is less than our carrying value, and our intent and ability to hold, or plans to sell, the investment. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new carrying basis in the investment will be established. We did not recognize an impairment charge in fiscal year 2014 on this investment.

Long-Lived Assets

We have significant capital invested in its long-lived assets and judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets, and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in the financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to its assets based on its standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of its long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the asset group level, which, for most of our assets, is the individual property.

Goodwill and Other Non-Amortizing Intangible Assets

We perform an annual goodwill impairment assessment on October 1, or more frequently if impairment indicators exist. We determine the estimated fair value of each asset group based on a combination of EBITDA and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of the asset groups and other non-operating assets in comparison to the aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in the industry.

We perform an annual impairment assessment of other non-amortizing intangible assets as of October 1, or more frequently if impairment indicators exist. We determine the estimated fair value of non-amortizing intangible assets by primarily using the “Relief From Royalty Method” and “Excess Earnings Method” under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate further in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the next twelve months, and such impairments could be material. This is especially true for any of our properties where goodwill and other non-amortizing intangible assets have been partially impaired as a result of a recent impairment analysis. As of December 31, 2014, we had approximately $214.1 million in total book value of goodwill and $109.3 million of other intangible assets that are at risk of further partial or total impairment should we experience minor adverse changes in our significant assumptions in the future. Impairment charges related to goodwill or intangible assets other than goodwill are recognized in impairment of goodwill or impairment of non-amortizing intangible assets in our statements of operations. See “Note 4—Goodwill and Other Intangible Assets” in our financial statements included elsewhere in this prospectus for additional information.

Income Taxes

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to May 2014, our operations were included in the consolidated U.S. Federal income tax return and state income tax returns of Caesars Entertainment. The provision for income taxes included in our statements of operations and comprehensive income/(loss) was computed as if we filed its U.S. federal, state and income tax returns on a stand-alone basis. Planet Hollywood is a disregarded entity for federal and state income tax purposes as part of the Caesars Entertainment consolidated group. However, for the purpose of our financial statements for the years ended December 31, 2014, 2013 and 2012, Planet Hollywood recorded income taxes to properly represent the cost of its operations. Upon closing of the Asset Purchase Transactions, CGPH is treated as a pass-through entity for federal and state income tax purposes.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. Additionally, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The new standard is effective in the first quarter of 2015 for public entities with calendar year ends. For most nonpublic entities, it is effective for annual financial statements with fiscal years beginning on or after December 15, 2014. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

In May 2014, the FASB issued authoritative guidance amending the FASB Accounting Standards Codification (“ASC”) and creating a new Topic 606, Revenue from Contracts with Customers. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry, will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within those reporting periods. Early adoption by public entities is not permitted. The effective date for nonpublic entities is annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2018. Nonpublic entities may also elect to apply ASC 606 as early as the effective date for public entities or any annual periods beginning after December 15, 2016. We plan to adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

In August 2014, the FASB issued authoritative guidance amending the existing requirements for disclosing information about an entity’s ability to continue as a going concern. The new guidance will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our disclosures.

In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, as part of its initiative to reduce complexity in accounting standards. This ASU eliminates from U.S. GAAP the concept of extraordinary items as described in Subtopic 225-20, Income Statement—Extraordinary and Unusual Items. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2015, including interim periods within those reporting periods. The amendments may be applied prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We are currently assessing the impact the adoption of this standard will have on our disclosures.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the accounting standard by placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met. Further, the ASU reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (“VIE”) and changes consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The ASU will be effective for periods beginning after December 15, 2015, for public companies. For private companies and not-for-profit organizations, the ASU will be effective for annual periods beginning after December 15, 2016, and for interim periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

Supplemental Disclosure of Non-GAAP Financial Measure

Adjusted EBITDA—Restricted

Adjusted EBITDA—Restricted is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the Notes and the Senior Secured Credit Facilities. Specifically, Adjusted EBITDA—Restricted excludes Corner Investment

Company, LLC and its subsidiaries, which are qualified non-recourse subsidiaries of CGPH, consistent with the calculations used to determine compliance with debt covenants under the credit facility.

Because not all companies use identical calculations, the presentation of our Adjusted EBITDA—Restricted may not be comparable to other similarly titled measures of other companies.

The following table reconciles Net loss to Adjusted EBITDA—Restricted:

(in millions)	Year Ended December 31, 2014
Net loss	$(221.4)
Net loss —Unrestricted	19.7

Net loss —Restricted	(201.7)
Provision for income taxes—Restricted	16.4

Loss before income taxes—Restricted	(185.3)
Interest expense, net of interest capitalized	141.4
Depreciation and amortization	95.1
Loss on early extinguishment of debt(a)	23.8
Write-downs, reserves, and project opening costs	10.9
Impairment of goodwill	147.5
Acquisition and integration costs	5.1
Stock-based compensation	1.0
Other(b)	0.3

Adjusted EBITDA—Restricted	$239.8

(a)	Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA—Restricted but not separately identified, such as severance and relocation expense.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed-rate and variable-rate obligations.

Planet Hollywood has an interest rate cap agreement for a notional amount of $501.4 million at a LIBOR cap rate of 7.0%, which matures on April 9, 2015. Assuming a constant outstanding balance for our variable rate debt with third parties, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by $2.7 million. At December 31, 2014, the weighted average USD LIBOR rate on our variable rate debt was 0.23%. A hypothetical reduction of this rate to 0.0% would not have an impact to interest expense for the next twelve months.

We do not purchase or hold any derivative financial instruments for trading purposes.

As of December 31, 2014, our long-term variable rate debt reflects borrowings under our Senior Secured Credit Facilities provided to us by a consortium of banks with a total capacity of $1,503.7 million. The interest rates charged on borrowings under these facilities are a function of LIBOR. As such, the interest rates charged to us for borrowings under the facilities are subject to change as LIBOR changes.

BUSINESS

We are a newly created, wholly owned subsidiary of Growth Partners, a leading gaming and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets in the gaming and interactive entertainment industries. CES, a new services joint venture among CEOC, CERP, a subsidiary of Caesars Entertainment, and the Company, manages our Properties and provides us with access to Caesars Entertainment’s proven management expertise, brand equity, Total Rewards® loyalty program and structural synergies. See “Certain Relationships and Related Party Transactions.”

Our Properties consist of four leading casino resort properties located in the heart of the attractive Las Vegas market and the only land-based casino in New Orleans, Louisiana. As of December 31, 2014, the Properties had an aggregate of approximately 346,100 square feet of gaming space, 8,198 hotel rooms, 5,050 slots, 430 gaming tables, 297,800 square feet of meeting space and 50 restaurants and bars. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, is a qualified non-recourse subsidiary of the Company. Accordingly, it does not guarantee the Notes, and its assets, including The Cromwell, are not pledged as collateral for the Notes. Corner Investment is effectively subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

CES manages certain Enterprise Assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees and other employees who previously provided services to CEOC, CERP and the Company, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and the Company according to their allocation percentages (initially 70.0%, 24.6%, and 5.4%, respectively), subject to annual review. Operating expenses will be allocated to each member of CES with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. On October 1, 2014, CES began operations in Nevada, Louisiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees. The Enterprise Assets include all intellectual property currently used, or contemplated to be used, in connection with the properties owned by CEOC, CERP and the Company and their respective affiliates, including any and all intellectual property related to the Total Rewards® program. See “Certain Relationships and Related Party Transactions—Formation of Services Joint Venture.”

Pursuant to the Omnibus Agreement, we have access to Caesars Entertainment’s leading brand portfolio and management expertise and expect to benefit from its corporate scale, which we anticipate will provide a competitive advantage in the operation of our properties. We also benefit from management agreements that we entered into with management company subsidiaries of Caesars Entertainment, which were subsequently assigned to CES. Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. We also participate in Caesars Entertainment’s industry-leading customer loyalty program, Total Rewards, which has over 45 million members, including approximately 7 million active players. We use the Total Rewards system to market promotions and to generate customer play within our properties. For more information regarding the Omnibus Agreement, the management agreements and details on our access to the Total Rewards system, see “Certain Relationships and Related Party Transactions.”

For the year ended December 31, 2014, we derived approximately 52% of our gross revenues from gaming sources and approximately 48% from other sources, such as sales of lodging, food, beverages and entertainment. In future periods, we expect to derive additional revenue from non-gaming sources, such as new restaurants and entertainment offerings we are currently developing at certain of the Properties. For the year ended December 31, 2014, we generated net revenues of $1,173.1 million, net loss of $221.4 million and Adjusted EBITDA of $251.9 million. See “Summary—Summary Historical Financial Information and Other Financial Data” for a definition of Adjusted EBITDA and reconciliation of this non-GAAP measure to net income.

Our Business and Properties

Set forth below is certain approximate information as of December 31, 2014 concerning the Properties, each of which is more fully described following the table.

	Casino Floor Sq. Footage	Hotel Rooms and Suites	Slots	Table Games	Meeting Space Sq. Footage	Restaurants and Bars
Planet Hollywood	64,500	2,500	1,100	90	86,800	18
Bally’s Las Vegas	66,200	2,810	1,000	70	167,500	13
The LINQ Hotel & Casino(1)	62,200	2,250	750	70	36,250	8
The Cromwell(2)	28,100	188	450	60	—	2
Harrah’s New Orleans	125,100	450	1,750	140	7,250	9

Total	346,100	8,198	5,050	430	297,800	50

(1)	Includes Strip-front property leased by an affiliate of Caesars Entertainment to The LINQ Hotel. As of December 31, 2014, approximately 1,250 hotel rooms and suites were under renovation and not in service.
(2)	Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, is a qualified non-recourse subsidiary of the Company. Accordingly, it does not guarantee the Notes and its assets, including The Cromwell, are not pledged as collateral for the Notes. Corner Investment is effectively subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

Las Vegas Properties

The Las Vegas market has shown signs of recovery since the visitation and spend declines in 2008 and 2009. Las Vegas visitation reached a near-record high of approximately 40 million people in 2013, and Las Vegas Strip gaming revenues for the year ended December 31, 2013 were approximately 17% higher than in 2009. Additionally, recent trends have reflected a growth in customer demand for non-gaming offerings. According to LVCVA, approximately 41% of Las Vegas visitors in 2013 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008.

We believe that our portfolio of assets is well positioned to capitalize on these trends. In 2014, approximately 71% of our gross revenues was derived from our properties located in Las Vegas and approximately 59% of our Las Vegas gross revenues was generated from non-gaming offerings. These amounts do not include a full year of revenues from The Cromwell, whose gaming floor and hotel rooms opened in April 2014 and May 2014, respectively, or a full year of The LINQ Hotel, a full renovation of which is anticipated to be completed during the first half of 2015.

Our Las Vegas properties are all strategically located in the heart of Las Vegas right at the center of the Las Vegas Strip, near or adjacent to each other. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other casino properties owned by Caesars Entertainment, with which they share certain services and costs.

Map of Our Las Vegas Properties

Planet Hollywood Resort & Casino is a leading Hollywood-themed resort, casino and entertainment facility originally constructed in 2001, renovated in 2007 and acquired by Caesars Entertainment in 2010, then subsequently acquired by Growth Partners in 2013. Strategically located in the center of the Strip on Las Vegas Boulevard, the property features 18 bars and restaurants, a world-class entertainment facility, a salon and spa, and 86,833 square feet of conference and meeting space. In addition, the facility adjoins to a retail mall, the Miracle Mile Shops, with 170 retailers and 15 restaurants, and a 1,201 room timeshare tower operated by Hilton Grand Vacations, neither of which are owned by the Company or its subsidiaries. The adjoining mall and timeshare tower, as well as the amenities featured at Planet Hollywood, drive additional traffic through the Planet Hollywood complex. Additionally, Planet Hollywood receives a fee from Hilton Grand Vacations for timeshare units, approximately 25% of which had been sold as of December 31, 2014. The property has completed several renovations, including a remodel of Gordon Ramsay’s BURGR restaurant and a renovation of the PH Live theater into The AXIS, a 7,000-seat theater with high definition LED walls and a state-of-the-art sound system. Planet Hollywood is also home to Britney Spears’ new popular show, Britney: Piece of Me, which premiered in December 2013 and will feature 136 performances through December 2015.

Planet Hollywood is one of our premium product offerings, benefitting from its prime location on a 35-acre site on the east side of the Las Vegas Strip as part of a contiguous strip of casinos owned and operated by Caesars Entertainment or its subsidiaries. Planet Hollywood targets a growing younger demographic that values the offerings of the non-gaming entertainment that complements the casino’s gaming activities. The property is able to elevate its guests’ experience by offering premium, Hollywood-themed entertainment and non-gaming options that remain fresh and relevant. Planet Hollywood has grown significantly since Caesars Entertainment’s acquisition of the property in 2010. We attribute this growth to the introduction of the Total Rewards® loyalty program, management / operational expertise and structural synergies. For the year ended December 31, 2014, Planet Hollywood had approximately 79% cash room nights, 53% VIP rated play and 61% non-gaming revenue.

Bally’s Las Vegas Resort and Casino opened in 1973 and is located on the famous Four Corners of the Las Vegas Strip, adjacent to The Cromwell and nearby to the Linq. The property’s 43-acre site features 13 restaurants, including a new BLT Steak restaurant, an Olympic-sized pool, a spa and salon, retail shopping and approximately 167,500 square feet of conference and meeting space in a conference facility shared with Paris Las Vegas. In December 2013, the property completed the renovation to its 756-room south hotel tower, which has been rebranded as the Jubilee Tower. As a result of the renovation, ADR per room for the renovated rooms has increased by approximately $40, and revenue and EBITDA at the property also increased as a result of increases in increased gaming volumes and non-gaming spend. The Grand Bazaar, which is not owned by the Company or its subsidiaries, opened in February 2015, with a grand opening expended in the second quarter of 2015. The shops will make use of the currently under-utilized Strip-front space directly in front of Bally’s Las Vegas. The Grand Bazaar will consist of a new outdoor retail and dining complex, which we expect will drive additional visitation to the property. The Grand Bazaar is being developed by a third party, which will lease the space from Bally’s in exchange for an annual lease payment of $3 million for the first year of the lease, $4 million in for the second year and $5 million in years three to five. Bally’s Las Vegas is home to the popular show Jubilee!, which is the longest currently running show in the history of Las Vegas. Other entertainment offerings include: Tony N’ Tina’s Wedding, LA Comedy Club and The Rocky Horror Picture Show.

Bally’s Las Vegas benefits from its large convention business, which it shares with Paris Las Vegas, and strong customer loyalty cultivated over the past 30 years. Bally’s Las Vegas, having approximately 167,500 square feet of conference and meeting space, combined with Paris Las Vegas, having approximately 140,000 square feet of conference and meeting space, is the largest conference and meeting facility within Caesars Entertainment’s network of properties and, as a result, Bally’s Las Vegas has one of the highest percentages of convention room nights among the Caesars Entertainment network of properties, at approximately 15%. This large meeting space can accommodate conventions of up to 10,000 guests, driving increased visitation to the property. Additionally, Bally’s Las Vegas’s dedicated customer base drives a high mix of casino gaming customers to the property. For the year ended December 31, 2014, Bally’s Las Vegas had approximately 72% cash room nights, 27% VIP rated play and 59% non-gaming revenue.

The LINQ Hotel & Casino (formerly known as The Quad Resort and Casino) is ideally located on the Las Vegas Strip, adjacent to the Linq and nearby to The Cromwell. Formerly known as the Imperial Palace, The LINQ Hotel was re-named as “The Quad Resort and Casino” in 2012 as part of an initial $90 million renovation to upgrade the complex concurrently with the development of the Linq. The LINQ Hotel is currently undergoing a second renovation, which we expect will cost approximately $223 million and be finished during the first half of 2015. On October 30, 2014, The Quad was re-branded and re-opened as The LINQ Hotel & Casino, featuring approximately 850 guest rooms (an additional 150 guest rooms opened between October 30, 2014 and December 31, 2014), a 62,200 square foot casino with approximately 750 slot machines and 70 table games, several bars and restaurants, including the Hash House A Go Go and Guy Fieri’s first Las Vegas restaurant, as well as distinctive entertainment offerings, including Divas Las Vegas, Recycled Percussion and the Jeff Civillico Comedy Show. In the first half of 2015, we expect to open the hotel’s remaining 1,250 guest rooms, a re-imagined pool deck offering two pools and a day club experience, a new spa and fitness center, and conference and meeting space. Recent results of operations at The LINQ Hotel have been hindered by its ongoing renovations and the construction disruption of the adjacent Linq.

The large-scale renovation will transform The LINQ Hotel to a product targeting younger guests, trend seekers and trend setters. The property, along with the adjacent Linq entertainment complex, is designed to appeal to the growing number of visitors to the Las Vegas region under the age of 40, which increased from approximately 28% in 2009 to 42% in 2013. Additionally, the property is ideally located off of the east side of the Strip. We expect that this prime location, combined with the large-scale renovation, will drive increased visitation to the property and attract more affluent casino gaming customers. The property provides guests with accessibility and direct access to all the restaurants, shops and entertainment at the LINQ promenade. For the year ended December 31, 2014, The LINQ Hotel had approximately 79% cash room nights, 19% VIP rated play and 50% non-gaming revenue.

The Cromwell (formerly known as Bill’s Gamblin’ Hall & Saloon) recently underwent a $235 million renovation to become a boutique “lifestyle” hotel and casino located in the heart of the Las Vegas Strip, offering a new, sophisticated Las Vegas experience that is intended to fill a gap in the market for an upscale, boutique “lifestyle” hotel. The Cromwell features 188 luxury hotel rooms, the GIADA restaurant opened by celebrity chef Giada De Laurentiis, a 28,100 square foot casino featuring approximately 450 slot machines and 60 table games, and a rooftop indoor / outdoor nightclub/poolclub called Drai’s, which was developed with nightclub operator Victor Drai. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, is a qualified non-recourse subsidiary of the Company. Accordingly, it does not guarantee the Notes and its assets, including The Cromwell, are not pledged as collateral for the Notes. Corner Investment is effectively subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

New Orleans Property

Map of Our New Orleans Property

Harrah’s New Orleans opened in 1999, was fully renovated in 2006, and is a French-themed resort and casino in the popular destination market of New Orleans, Louisiana. Located only blocks from the popular French Quarter, the Mississippi Riverfront and convention center in New Orleans, Harrah’s New Orleans is ideally situated to attract both hotel guests and casino gaming customers from the large visitation to the area. Additionally, Harrah’s New Orleans is the only land-based casino in the market and enjoys an approximately

57% share of the New Orleans gaming market based on 2014 gaming gross wins. The property features 450 rooms and suites and nine restaurants and bars (including the popular Ruth’s Chris Steakhouse, Besh Steak and Acme Oyster House), as well as the 5,100 square foot Masquerade nightclub. In addition, the Fulton Street Promenade, a pedestrian promenade featuring dining and outdoor concerts, lies just outside the Harrah’s New Orleans and is available for outdoor functions.

Harrah’s New Orleans benefits from its prime location in an increasingly popular destination market, as visitation to New Orleans reached a second highest record of 9.3 million in 2013 (according to the New Orleans Convention and Visitors Bureau). Harrah’s New Orleans has capitalized on this trend, as the property generated 53% of its gaming revenue in both 2013 and 2014 from visitors to the area compared to local residents. The property also has a distinct competitive advantage as the only land-based casino in the market. Harrah’s New Orleans also benefits from the current positive economic conditions in the area: since 2007, the population in New Orleans has grown approximately 28%, and the city was ranked fastest growing city by Forbes Magazine in June 2013. Additionally, there has been significant capital investment in the city, including the new GE Capital Technology Center, the new University Medical Center and the new VA Medical Center, which is expected to increase employment in New Orleans by providing higher paying jobs. For the year ended December 31, 2014, Harrah’s New Orleans had approximately 22% cash room nights, 56% VIP rated play and 22% non-gaming revenue.

Our Competitive Strengths

We attribute our operating success and the historical strong performance of our properties to the following key strengths that differentiate us from our competition:

Las Vegas concentration and irreplaceable center-Strip location. Our Las Vegas properties are located on the Las Vegas Strip in the heart of the attractive Las Vegas market, and our Las Vegas properties provided approximately 70% of our Adjusted EBITDA for 2014. The Las Vegas market is one of most visited casino resort destinations in the world and attracted a near-record level of approximately 40 million people in 2013. Additionally, Las Vegas Strip gaming revenue growth for 2013 outperformed several other U.S. major metro markets. We believe we are well positioned to continue to benefit from our significant exposure to the strong Las Vegas market. See “Summary—Summary Historical Financial Information and Other Financial Data” for a definition of Adjusted EBITDA and a reconciliation to net income.

Large, singular casino resort property in the attractive New Orleans market. Located in the center of the city, Harrah’s New Orleans is the only land-based casino in Louisiana, and New Orleans is a popular destination market that has shown increasing visitation trends and improving economic conditions. Visitation to the city grew to approximately 9.3 million in 2013, the second highest figure. Harrah’s New Orleans has capitalized on this trend, as the property generated 53% of its gaming revenue in both 2013 and 2014 from visitors to the area compared to local residents. The property also benefits from the current positive economic conditions in New Orleans: since 2007, the population in New Orleans has grown approximately 28%, and the city is ranked fastest growing city by Forbes Magazine.

Well-known, large entertainment facilities generating significant revenue and free cash flow. We own large-scale casinos that bear some of the most highly recognized brand names in the gaming industry, including Harrah’s, Bally’s and Planet Hollywood. These brands have strong identities and enjoy widespread customer recognition. We believe the locations of our casino properties offer distinct advantages. Our Las Vegas properties are located on the Las Vegas Strip and several sit among a contiguous strip of casinos owned by Caesars Entertainment or its subsidiaries. In addition, Harrah’s New Orleans is located in the center of New Orleans, near the French Quarter and the Convention Center and only a few blocks from the Superdome. We believe our properties’ prime locations, adjoining facilities and accessibility enables them to attract a significant customer base and continue to capture growth in market share. All of our operating casinos have a successful track record of generating strong stable revenue and free cash flow.

Strong non-gaming presence to capitalize on trends in Las Vegas. LVCVA reports have shown that Las Vegas visitors have become more interested in the non-gaming offerings in Las Vegas, with 41% indicating that their primary purpose for visiting in 2013 was vacation or pleasure as opposed to for gambling, up from 39% in 2008. We currently have a strong presence in non-gaming offerings, with approximately 59% of our revenue from our Las Vegas properties in 2014 generated from non-gaming sources. Additionally, The Cromwell and, upon the completion of its renovation, The LINQ Hotel, will feature a distinctive mix of lifestyle dining, retail and entertainment offerings to appeal to the region’s growing clientele under the age of 40, which increased from approximately 28% in 2009 to 42% in 2013.

Close proximity to new large developments in Las Vegas, driving increased visitation to our Las Vegas properties. Our Las Vegas properties are located near or adjacent to several new large developments in Las Vegas: The LINQ Hotel renovation, The Cromwell, the Grand Bazaar and the LINQ promenade (which is owned by Caesars Entertainment), all of which we believe will drive increased visitation to our properties due to increased foot traffic and the presence of additional visitors in the vicinity of our properties. We anticipate that the extensive renovation of The LINQ Hotel, expected to be complete during the first half of 2015, will drive increased visitation to The LINQ Hotel. In addition, our newly redeveloped luxury boutique hotel, The Cromwell, recently underwent an approximately $235 million refurbishment at the famous Four Corners of the Las Vegas Strip. It features 188 luxury hotel rooms and a 65,000 square foot indoor/outdoor nightclub/poolclub. Caesars Entertainment has also invested over $533 million to date in the LINQ promenade, an open-air dining, entertainment and retail development that features the “High Roller” observation wheel. The LINQ promenade began opening in phases in December 2013, and the opening was complete in the first quarter of 2014.

Well positioned for continued recovery in Las Vegas. Between 1970 and 2007, Las Vegas overall visitation grew at a 5% compound annual growth rate. Despite declines in 2008 and 2009 due to a broad macroeconomic slowdown, overall visitation continued to increase from 2009 through 2013. By 2013, total visitation to Las Vegas returned to all-time highs of approximately 40 million people. The average Las Vegas hotel ADR per room has also showed signs of improvement, but still remains significantly below its peak in 2007. Las Vegas Strip gaming revenues for the year ended December 31, 2013 were almost 5% higher than in 2012, but still remain approximately $324 million, or 4.8%, below peak levels in 2007. We believe we are well positioned to benefit if the recovery in Las Vegas continues, as our Las Vegas properties provided approximately 70% of our Adjusted EBITDA for 2014. See “Summary—Summary Historical Financial Information and Other Financial Data” for a definition of Adjusted EBITDA and a reconciliation to net income.

Access to leading casino brands, a global network of casinos, a leading innovator in the gaming industry and the Total Rewards® loyalty program. Caesars Entertainment is the world’s most diversified casino entertainment provider and the most geographically diverse U.S. casino entertainment company. As of December 31, 2014, Caesars Entertainment owned, operated or managed 49 casinos (including the Properties) that bear many of the most recognized brand names in the gaming industry. Pursuant to the Property Management Agreements (as defined herein), we have access to and utilize Caesars Entertainment’s scale and market leading position, in combination with its proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. The close proximity of our properties in Las Vegas to other casino properties owned and operated by Caesars Entertainment and its subsidiaries allows us to leverage the Caesars brands to attract customers to our casinos and resorts. Caesars Entertainment, also has a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of the Total Rewards® loyalty program in 1997, which is currently accepted at 38 casinos in North America.

We also have access to the Total Rewards® loyalty program, which is considered to be one of the leading loyalty rewards programs in the casino entertainment industry. For example, for the year ended December 31, 2014, Caesars Entertainment had an estimated 110% and 123% fair share premium in its destination and regional markets, respectively versus competitors. The Total Rewards® loyalty program rewards customers for their brand loyalty and incentivizes them to seek out Caesars Entertainment’s brands. Total Rewards® has also been successful in improving win per position. To support the Total Rewards® loyalty program, Caesars Entertainment created the Winner’s Information Network, or WINet, the industry’s first sophisticated nationwide customer database. In combination, these systems supported the first technology-based customer relationship management strategy implemented in the gaming industry and have enabled Caesars Entertainment’s management teams to enhance overall operating results at our properties. We also benefit from the Total Rewards® loyalty program through its marketing and technological capabilities in combination with Caesars Entertainment’s nationwide casino network. We believe that the Total Rewards® loyalty program, along with other marketing tools, provides us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base.

Our Business Strategy

Continue to invest in new non-gaming offerings in Las Vegas to drive visitation and profitability. Trends in Las Vegas have shown that non-gaming offerings are becoming increasingly important to visitors and that Las Vegas is attracting a younger demographic. We expect this trend to continue and have been investing in new food and beverage offerings as well as other non gaming amenities to drive increased visitation and profitability. New restaurants recently opened at the Properties include Giada de Laurentiis’ first restaurant, located at The Cromwell, and BLT Steak at Bally’s Las Vegas. New entertainment offerings include The Cromwell’s 65,000 square foot nightclub/poolclub located on the roof of the property and managed by Victor Drai, which opened in May 2014. We derived approximately 52% of our gross revenues from gaming sources and approximately 48% from non-gaming sources, such as sales of lodging, food, beverages and entertainment, for the year ended December 31, 2014.

Revitalize the east side of the Las Vegas Strip. We are focused on strategically investing in our casino properties located on the east side of the Las Vegas Strip. These projects include our renovations to The LINQ Hotel in conjunction with the Linq development and our redevelopment of Bill’s as The Cromwell. These investments are focused on improving both gaming and non-gaming offerings, including upgrading our hotel rooms, casinos, public areas and general amenities. We plan to invest approximately $223 million to renovate The LINQ Hotel in conjunction with the investment by Caesars Entertainment in the Linq, a new open-air dining, entertainment and retail development that will be located adjacent to The LINQ Hotel. We expect that renovations of The LINQ Hotel, which are scheduled to be completed during the first half of 2015, will enhance the resort and casino’s current offerings and capitalize on increased visitation at the Linq and the High Roller. Caesars Entertainment has also invested approximately $235 million to renovate Bill’s and transform it into The Cromwell, a luxury boutique hotel with new entertainment and dining options.

Capitalize on our prime location in New Orleans, a popular destination market. Harrah’s New Orleans is located in the heart of New Orleans, a popular tourist destination that hosts large-scale conventions and annual festivals. Our property is only blocks from large, popular tourist and entertainment venues, including the French Quarter, the Mississippi Riverfront, the Superdome and the New Orleans Convention Center. This ideal location allows us to capitalize on the increasing visitation to New Orleans, which reached a second highest of approximately 9.3 million in 2013. We also plan to capitalize on the many large city-wide festivals and sporting events in New Orleans to drive additional customers to Harrah’s New Orleans. Festivals in New Orleans include the Jazz & Heritage Festival, the Voodoo Festival, The French Quarter Festival, The New Orleans Film Festival and Mardi Gras. Large sporting events have historically included the NCAA Final Four Championship, the Super Bowl and the Sugar Bowl.

Maximize our core business profitability in Las Vegas. While Las Vegas has shown signs of recovery, ADR at December 31, 2014 was 4.8%, or $6.29, below the peak in 2007 at Las Vegas Strip properties. This is in part due to an overall general decline in the gaming market and in part due to increased capacity from new casinos. The gaming business has inherently low variable costs such that positive change in revenues should drive relatively large improvements in EBITDA. An increase in ADR would drive nearly a dollar for dollar improvement in EBITDA. For example, based on two million cash room nights in our Las Vegas Strip properties in 2013, we estimate that a $20 increase in ADR on an annual basis would equate to an average improvement to annual EBITDA at our Las Vegas Strip properties of approximately $40 million. Additionally, resort fees were introduced in March 2013 at Planet Hollywood, Bally’s Las Vegas and The LINQ Hotel, and are already driving incremental EBITDA. Resort fees range from $18 to $20 per night and provide hotel customers with access to select property amenities, including fitness centers and internet access. Since the inception of the program, we believe that we have generated approximately $7.4 million in incremental EBITDA with little impact to occupancy at our Las Vegas Properties. We believe this favorable impact will increase as the program ramps to full effect and more hotel guests fall into the guidelines of the program.

Leverage Caesars Entertainment’s unique scale and proprietary loyalty programs to drive outperformance versus our competitors. We plan to continue to aggressively leverage Caesars Entertainment’s distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. Our access to the industry-leading Total Rewards® loyalty program, which included over 45 million members as of December 31, 2014, improves the ability of our businesses to cross-market and cross-promote with Caesars Entertainment’s database and many of its casinos. Through this system, Caesars Entertainment promotes cross-market play and targets our efforts and marketing expenditures on areas and customer segments that generate the highest return. This relationship allows us to utilize Caesars Entertainment’s sophisticated customer database and technology systems to efficiently and effectively manage our existing customer relationships. As part of the Total Rewards®, we offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they receive especially attentive and customized services when they visit our properties in Las Vegas and Louisiana. This distribution strategy is unique to Caesars Entertainment and an important source of our competitive advantage. Caesars Entertainment’s extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given Caesars Entertainment’s historical investments in information technology and broad geographic footprint, we believe we have a competitive advantage in stimulating customer demand.

Pursue opportunistic investment in high-return projects. We plan to pursue opportunistic investments to improve our portfolio of Properties. Utilizing our strategic and market expertise and our relationship with Caesars Entertainment, we will identify key projects that generate a high return and improve our offerings and competitive position as compared to our peers. A recent example of this includes Caesars’ $90 million renovation of The LINQ Hotel, as well as the ongoing $223 million renovation of The LINQ Hotel. In addition, in December 2013, we completed the renovation to the Bally’s Las Vegas south hotel tower, known as the Jubilee Tower, which has increased the ADR per room at Bally’s Las Vegas by approximately $40. We also recently completed the renovation of the PH Live theater into The AXIS, a 7,000-seat theater at Planet Hollywood that is home to Britney Spears’ new show through December 2015.

Continued focus on differentiated customer service as a competitive advantage. Caesars Entertainment concentrates intensely on measuring and continuously improving customer service. Customer service surveys are collected weekly from guests, allowing us to pinpoint customer feedback on over 35 attributes/functional areas. Each customer service department is required to develop and implement plans to improve its individual service scores. Management bonuses, as well as individual performance evaluations, are partially dependent on achieving measured improvement on year over year customer service scores.

Leverage Caesars Entertainment’s scale to optimize our cost structure. Caesars Entertainment’s global scale provides us with significant purchasing power and provides a larger fixed cost base with which to optimize our cost structure. Caesars Entertainment’s approximate $2.1 billion of annual enterprise-wide supplier spend provides us with unsurpassed scale and the associated negotiating power with our suppliers, allowing us to achieve optimal terms and providing us with significant cost savings. The use of Caesars Entertainment’s corporate services enables us to eliminate unnecessary expenses and improve efficiencies. Caesars Entertainment provides us with functional expertise in areas such as labor efficiency, food and beverage procurement and retailing to ensure that best practices are utilized throughout our business. We also benefit from shared work groups in the areas of procurement, internal audit, planning and analysis, advertising and collections. Local competitors without Caesars Entertainment’s scale would require property-specific teams for these types of necessary functions. We also benefit from Caesars Entertainment’s national marketing initiatives for certain of our brand names. We believe that without the benefit of our affiliation with Caesars Entertainment’s brands, our marketing and branding costs would be substantially higher.

Material Agreements

See “Certain Relationships and Related Party Transactions” for a description of our material agreements with related parties.

Grand Bazaar

On December 23, 2011, Parball Corporation (“Parball”), a wholly owned subsidiary of CEOC that owns Bally’s Las Vegas, and JGB Vegas Retail Lessee, LLC (“JGB Lessee”) entered into a ground lease whereby Parball leased land directly adjacent to Bally’s Las Vegas to JGB Lessee for JGB Lessee to construct and develop the Grand Bazaar. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. The initial term of the lease is for ten years, with two options to renew for additional terms of five years. The lease specifies that the premises JGB Lessee may construct and develop on the land may be used solely for (i) a selective, first-class open-air retail shopping complex, consistent with The Miracle Mile at Planet Hollywood, (ii) a food and beverage center and (iii) occasional entertainment and live music events (excluding gaming activity). In exchange for the lease of the land, JGB Lessee has agreed to pay Parball an annual rent of $3.0 million for the first year, $4.0 million for the second year and $5.0 million for years three to five (which is subject to increases based on the CPI beginning in year six). Rental payments began in February 2015. The lease contains customary indemnities, limitations on transfer and defaults. Simultaneously with the execution of the lease, Parball and JGB Lessee also entered into a purchase option agreement, pursuant to which JGB Lessee granted to Parball an option to purchase up to 50% of the equity securities in JGB Lessee.

Planet Hollywood Licensing Agreement

PHW Las Vegas, LLC is party to a licensing agreement with Planet Hollywood Resorts International, LLC and Planet Hollywood Memorabilia, Inc. (together, the “PH Licensors”), which are affiliates of Robert Earl, the original founder of the Planet Hollywood brand. The licensing agreement grants to PHW Las Vegas, LLC rights to use certain trademarks, domain names and intellectual property and to display and exhibit certain memorabilia owned by the PH Licensors. The initial term of the agreement is 35 years and the parties may by mutual agreement extend the term for two successive terms of ten years each. On October 21, 2013, in connection with the formation of Growth Partners, the license agreement was assigned to PHWLV, LLC, a wholly owned subsidiary of PHW Las Vegas, LLC.

Harrah’s New Orleans Operating Contract

Harrah’s New Orleans is licensed and regulated, in part, by means of an Amended and Renegotiated Casino Contract (the “Operating Contract”) entered into by Harrah’s Jazz Company and Jazz Casino Company L.L.C., on the one hand, and the State of Louisiana on the other hand. The Operating Contract was entered into on October 3, 1998 and expires on July 15, 2024. There is no provision to extend the term beyond that date. The Operating Contract has been amended five times since its inception. The Operating Contract governs the construction, furnishing, equipping and operating of Harrah’s New Orleans and also governs the exclusivity of land-based gaming operations in Orleans Parish.

Harrah’s New Orleans Lease

The site for Harrah’s New Orleans Casino is leased under an Amended and Restated Lease Agreement (the “HNO Lease”) among Rivergate Development Corporation as landlord (“Landlord”), Jazz Casino Company, L.L.C. as tenant (“Tenant”), and the City of New Orleans as prime landlord and intervenor. The HNO Lease became effective as of October 29, 1998. The initial term of the HNO Lease is for thirty (30) years, and the Tenant has the option to extend the HNO Lease for three consecutive ten-year renewal terms. The HNO Lease has been amended four times since its inception. The HNO Lease, among other things, (i) restricts the use of the leased premises, (ii) governs the construction, maintenance, and alteration of the leased premises, (iii) requires a certain level and type of local employment, and (iv) places certain limitations on the operations of Harrah’s New Orleans. The HNO Lease also requires, in addition to rent, various direct and contingent payments to both the Landlord and third parties in certain situations, and includes restrictions on transfers of the ownership of Tenant and the assets of Harrah’s New Orleans.

Competition

The Las Vegas and Louisiana hotel/casino industries are highly competitive. Hotels on the Las Vegas Strip compete with other hotels on and off the Las Vegas Strip, including hotels in downtown Las Vegas, and hotels in Louisiana compete with other hotels in Louisiana and on the Gulf Coast. In addition, several large projects in Las Vegas are currently expected to open in the near future or have recently opened. For example, SLS Las Vegas, opened in August 2014, and the Genting Group has announced plans to develop a casino and hotel called Resorts World Las Vegas, which is expected to open in 2017. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dining development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park and the arena is expected to be complete in 2016. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers, however, there are no details as to when or if these projects will be completed.

Our Las Vegas Strip hotels and casinos also compete, in part, with each other. Our Nevada properties also compete with casinos located on Native American tribal lands. The proliferation of gaming in California and other areas located in the same region as our Nevada properties could have an adverse effect on our Nevada properties’ financial condition and results of operations.

The Properties also compete with other hotel/casino facilities in Nevada and Louisiana, hotel/casino and other resort facilities elsewhere in the country and other forms of gaming on both a local and national level, including state lotteries, on-and off-track wagering and card parlors. In addition, certain states recently have legalized, and others may legalize, casino gaming in specific areas. The continued proliferation of gaming venues could have a significant and adverse effect on our business. In particular, the legalization of casino gaming in or near the major metropolitan areas from which we traditionally attracts customers could have a material adverse effect on our business.

In addition to competition with other hotel/casino and other resort facilities, we compete with non-gaming destination travel locations outside of the markets in which we operate. Our non-gaming offerings also compete with other retail facilities, amusement attractions and food and beverage offerings in Las Vegas and Louisiana.

The expansion of legalized gaming into new jurisdictions throughout the United States will also increase competition.

Seasonality

We believe that business at the Properties is subject to seasonality based on the weather in Las Vegas and the travel habits of visitors. For instance, visitation is lowest during the winter months; however, volume of business generated by our Las Vegas properties is generally lower during the summer months. Business in the Properties can also fluctuate from time to time due to specific events, such as Chinese New Year, the World Series of Poker tournament (with respect to our Las Vegas Properties), city-wide conventions, Mardi Gras (with respect to Harrah’s New Orleans), a sporting event (including, with respect to Harrah’s New Orleans, a Super

Bowl or a NCAA Final Four Championship) or a concert, or visits by our premium players. Seasonality may cause the our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately.

Employees

As of December 31, 2014, we did not have any employees. The employees that work at the Properties are employees of the respective property where they work.

As of December 31, 2014, the Properties had approximately 10,190 employees, approximately 4,780 of which are covered by a collectively bargaining agreement. For Harrah’s New Orleans, the employee number does not include certain employees, such as part-time or on-call employees, that are included in the minimum number of people that we must employ at Harrah’s New Orleans pursuant to state and local laws and regulations. All employees were located in the United States.

Properties

We use space in the corporate offices of Caesars Entertainment for our corporate headquarters pursuant to a management services agreement with CEOC. See “Certain Relationships and Related Party Transactions—CGP Management Services Agreement.” For greater detail on the Properties, see “—Our Business and Properties.”

We believe the space available for our business is adequate for our current needs. We will add new facilities and expand our existing facilities as we add employees or expand our markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

CEC-CAC Merger Litigation

On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleges, all others similarly situated, filed a lawsuit (the “Nevada Lawsuit”) in the Clark County District Court in the State of Nevada against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur (the individual defendants collectively, the “CAC Directors”). The Nevada Lawsuit alleges claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. It seeks (1) a declaration that the claim for breach of fiduciary duty is a proper class action claim; (2) to order the CAC Directors to fulfill their fiduciary duties to CAC in connection with the proposed merger between CAC and CEC announced on December 22, 2014 (the “Proposed Merger”), specifically by announcing their intention to (a) cooperate with bona fide interested parties proposing alternative transactions, (b) ensure that no conflicts exist between the CAC Directors’ personal interests and their fiduciary duties to maximize shareholder value in the Proposed Merger, or resolve all such conflicts in favor of the latter, and (c) act independently to protect the interests of the shareholders; (3) to order the CAC Directors to account for all damages suffered or to be suffered by the plaintiff and the putative class as a result of the Proposed Merger; and (4) to award the plaintiff for his costs and attorneys’ fees. It is unclear whether the Nevada Lawsuit also seeks to enjoin the Proposed Merger. CAC and the CAC Directors believe this lawsuit is without merit and will defend themselves vigorously. The deadline to respond to the Nevada Lawsuit has been indefinitely extended by agreement of the parties.

CEOC Bondholder Litigation

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the 10% Second-Priority Senior Secured Notes due 2018 (the “Notes”), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the “Second Lien Lawsuit”) in the Court of Chancery in

the State of Delaware against CEC, CEOC, Growth Partners, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to the plaintiffs for their attorneys’ fees and costs. The only claims against CAC and Growth Partners are for intentional and constructive fraudulent transfer. CAC and Growth Partners believe this lawsuit is without merit and will defend themselves vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. No decision on that motion has yet been issued. The parties agreed to stay discovery until a decision on the motion to dismiss is entered. During the Chapter 11 process, the action has been automatically stayed with respect to CEOC. On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants, including CAC and Growth Partners.

On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC. Defendants filed motions to dismiss this action in October 2014. The issue has now been fully briefed, and oral argument has been adjourned by agreement of the parties pending a decision by the Delaware Chancery Court on the motion to dismiss filed in the First Lien Lawsuit (described below). The parties have agreed to stay discovery until a decision on the motion to dismiss is issued in this action. CAC and Growth Partners are not parties to this lawsuit.

On September 3, 2014, holders of approximately $21 million of CEOC Senior Notes due 2016 and 2017 filed suit in federal district court in Manhattan against Caesars Entertainment and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between Caesars Entertainment and CEOC (on the one hand) and certain other holders of the CEOC Senior Notes (on the other hand) impaired their own rights under the Senior Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, other holders of CEOC Senior Notes due 2016 purporting to represent a class of all holders of these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the “Unsecured Note Lawsuits”) have been assigned to the same judge. Caesars Entertainment and CEOC’s motion to dismiss both complaints was denied in substantial part by the court. Although the claims against CEOC have been automatically stayed during the Chapter 11 process, discovery has begun with respect to the plaintiff’s claims against Caesars Entertainment.

On September 3, 2014, holders of approximately $21 million of CEOC Senior Notes due 2016 and 2017 filed suit in federal district court in United States District Court for the Southern District of New York against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the CEOC Senior Notes (on the other hand) impaired their own rights under the Senior Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, other holders of CEOC Senior Notes due 2016 purporting to represent a class of all holders of these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the “Unsecured Note Lawsuits”) have been assigned to the same judge. CEC and CEOC’s motion to dismiss both complaints was denied in substantial part by the court. Although the claims against CEOC have been automatically stayed during the Chapter 11 process, discovery has begun with respect to the plaintiffs’ claims against CEC. CAC and Growth Partners are not party to these lawsuits.

On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants.

On November 25, 2014, UMB Bank, as successor indenture trustee for CEOC’s 8.5% senior secured notes due 2020, filed a verified complaint (the “First Lien Lawsuit”) in Delaware Chancery Court against CEC, CEOC, CERP, CAC, Growth Partners, CES, and against individual, past and present members of the CEC and CEOC Boards of Directors, Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Eric Press, Marc Rowan, David Sambur, Eric Hession, Donald Colvin, Fred Kleisner, Lynn Swann, Chris Williams, Jeffrey Housenbold, Michael Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants have improperly stripped CEOC of prized assets, have wrongfully affected a release of a CEC parental guarantee of CEOC debt and have committed other wrongs. Among other things, UMB Bank has asked the court to appoint a receiver over CEOC and seeks accelerated discovery and an expedited trial on that receivership cause of action. In addition to seeking appointment of a receiver over CEOC, the First Lien Lawsuit pleads claims for alleged fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary and equitable as well as declaratory relief. CAC and Growth Partners believe this lawsuit is without merit and will defend themselves vigorously. All of the defendants have moved to dismiss the lawsuit, and that motion has been fully briefed. In addition, this lawsuit has been automatically stayed with respect to CEOC during the Chapter 11 process and, pursuant to the Third Amended and Restated Restructuring Support and Forbearance Agreement, dated as of January 14, 2015 (the “RSA”), has been subject to a consensual stay for all parties since CEOC’s filing for Chapter 11. The consensual stay will expire upon the termination of the RSA.

On March 3, 2015, BOKF, N.A. filed a lawsuit (the “BOKF Lawsuit”) against CEC in the United States District Court for the Southern District of New York in its capacity as successor indenture trustee for CEOC’s 12.75% Second-Priority Notes. The plaintiff alleges that CEOC’s filing of a voluntary Chapter 11 bankruptcy petition on January 15, 2015 constituted an event of default under the relevant indenture that caused all principal and interest owed on the 12.75% Second-Priority Notes to become immediately due and payable; that a provision in the indenture pursuant to which CEC guaranteed CEOC’s obligations on the 12.75% Second-Priority Notes is valid, binding, and enforceable; and that CEC is indebted to BOKF, N.A. for all principal, interest, and other amounts due and owing on the 12.75% Second-Priority Notes. Based on these allegations, the plaintiff brings claims for the violation of the Trust Indenture Act of 1939, breach of contract, intentional interference with contractual relations, breach of the duty of good faith and fair dealing, and declaratory relief. CEC has not yet been served with process in this case. CAC and Growth Partners are not parties to this lawsuit. On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants.

We believe that the claims and demands described above against CAC and Growth Partners in the First Lien Lawsuit and Second Lien Lawsuit are without merit, and both CAC and Growth Partners intend to defend themselves vigorously. For the First Lien Lawsuit and Second Lien Lawsuit, at the present time, we believe it is not probable that a material loss will result from the outcome of these matters. However, given the uncertainty of litigation, combined with the fact that the matters are each in their very preliminary stages and discovery has not yet progressed in any of them, we cannot provide assurance as to the outcome of these matters or of the range of potential losses should the matters ultimately be resolved against us. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC, which we believe these matters would likely be long and protracted, and were a court to find in favor of the claimants in the First Lien Lawsuit or the Second Lien Lawsuit, such determination could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

National Retirement Fund

In January 2015, the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel Caesars Entertainment and its participating subsidiaries (“CEC Group”) from the plan. NRF claims that CEOC’s bankruptcy presents an “actuarial risk” to the plan because, depending on the outcome of the bankruptcy proceeding, Caesars Entertainment might no longer be liable to the plan for any partial or complete withdrawal liability. NRF has advised the CEC Group that its expulsion has triggered withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. Caesars Entertainment vigorously disputes NRF’s legal and contractual authority to take such action and will challenge NRF’s actions in the appropriate legal forums. Certain employees at a laundry facility in Las Vegas owned by us are participants in this pension plan.

Other Matters

In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. As an example, a major gaming company recently settled a U.S. Attorney investigation into its AML practices. On October 11, 2013, a subsidiary of CEC received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN is investigating Desert Palace, Inc. (the owner of Caesars Palace), for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. CEC responded to FinCEN’s letter on January 13, 2014. Additionally, CEC has been informed that a federal grand jury investigation regarding CEC’s anti-money laundering practices and procedures is ongoing. CEC is fully cooperating with both the FinCEN and grand jury investigations. Casino properties owned by our subsidiaries are managed by subsidiaries of CEC.

We are party to ordinary and routine litigation incidental to our business. We are not a named party in any of the above mentioned litigation. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

THE TRANSACTIONS

Pursuant to a Transaction Agreement, dated as of March 1, 2014 and as amended on May 5, 2014 (the “Transaction Agreement”) among CAC, Caesars Entertainment, CEOC, Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC) (“CLC”), Harrah’s New Orleans Management Company, Corner Investment, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC and Growth Partners, CGPH, which was formed on February 21, 2014 as an indirect, wholly owned subsidiary of Growth Partners, acquired from CEOC or one or more of its affiliates, (i) The Cromwell, The LINQ Hotel, Bally’s Las Vegas and Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a Property Manager and the owners of each of the Purchased Properties; and (iii) certain intellectual property that is specific to each of the Purchased Properties (together with the transactions described in (i) and (ii) above, the “Acquisition”) for an aggregate purchase price of approximately $2.0 billion (the “Purchase Price”), which includes $185 million of assumed debt related to The Cromwell, subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement. The Transaction Agreement was fully negotiated by and between a Special Committee of Caesars Entertainment’s Board of Directors (the “CEC Special Committee”) and a Special Committee of CAC’s Board of Directors (the “CAC Special Committee”), each comprised solely of independent directors, and was recommended by both committees and approved by the Boards of Directors of Caesars Entertainment and CAC. The CEC Special Committee, the CAC Special Committee and the Boards of Directors of Caesars Entertainment and CAC each received fairness opinions from firms with experience in valuation matters, which stated that, based upon and subject to (and in reliance on) the assumptions made, matters considered and limits of such review, in each case as set forth in the opinions, the Purchase Price was fair from a financial point of view to Caesars Entertainment and Growth Partners, respectively.

Indemnification obligations of Caesars Entertainment and the sellers under the Transaction Agreement include amounts expended for new construction and renovation at The LINQ Hotel in excess of the $223 million budgeted for renovation expenses (up to a maximum amount equal to 15% of such budgeted amount and subject to certain exceptions) and certain liabilities arising under employee benefit plans.

The closing of the Acquisition was bifurcated into two closings. On May 5, 2014, Growth Partners (or one or more of its designated direct or indirect subsidiaries) acquired from CEOC (or one of more of its affiliates) (i) The Cromwell, The LINQ Hotel and Bally’s (each, a “Nevada Property” and collectively, the “Nevada Properties”), (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements between a Property Manager and the owners of each of the Nevada Properties (the “Nevada Property Management Agreements”) and (iii) certain intellectual property that is specific to each of the Nevada Properties (together with the transactions described in (i) and (ii) above, the “First Closing”) for an aggregate purchase price of $1,340.0 million less assumed debt of the Nevada Properties, including the $185.0 million related to The Cromwell, and subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement. The purchase price of the First Closing was funded by Growth Partners with cash on hand and the proceeds of $700.0 million of term loans (the “First Closing Term Loan”). The Company closed on the First Closing Term Loan on May 5, 2014 pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC (“Parent”), the Company, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent. At the First Closing, the owner of each Nevada Property entered into a Property Management Agreement with the applicable Property Manager, pursuant to which, among other things, the Property Managers will provide management services to the applicable Property and CLC will license enterprise-wide intellectual property used in the operation of the Nevada Properties. See “Certain Relationships and Related Party Transactions— Property Management Agreements for Purchased Properties.”

On May 8, 2014, the Company closed into escrow a seven-year $1.175 billion senior secured term loan facility (the “Term Loan Facility”) and a $150.0 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”). The Revolving Credit Facility was undrawn at the closing of the Term Loan. See “Description of Other Indebtedness—Senior Secured Credit Facilities.”

On May 20, 2014, Growth Partners (or one or more of its designated direct or indirect subsidiaries) acquired from CEOC (or one of more of its affiliates) (x) Harrah’s New Orleans (the “Louisiana Property”), (y) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreement to be entered between a property manager and the owner of the Louisiana Property (the “Louisiana Property Management Agreement” and, together with the Nevada Property Management Agreements, the “Property Management Agreements”); and (z) certain intellectual property that is specific to the Louisiana Property (together with the transactions described in (x) and (y) above, the “Second Closing”) for an aggregate purchase price of $660.0 million, less outstanding debt to be assumed in the Second Closing, and also subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement. At the Second Closing, the owner of the Louisiana Property entered into a Property Management Agreement with the Property Manager of such property, pursuant to which, among other things, the Property Manager will provide management services to the Louisiana Property and CLC will license enterprise-wide intellectual property used in the operation of the Louisiana Property. See “Certain Relationships and Related Party Transactions—Property Management Agreements for Purchased Properties.”

In connection with the Second Closing, the Company repaid in full the $700 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV, LLC, a subsidiary of Growth Partners. The purchase price of the Second Closing, the repayment of the debt noted in the prior sentence and the related repayments were funded by the Company with the proceeds of the Initial Notes and the Term Loan Facility, which proceeds were held in separate, segregated escrow accounts until the Second Closing, and cash contributed by Growth Partners. In connection with the Second Closing, Growth Partners contributed PHWLV, LLC and its assets, including the Planet Hollywood Resort & Casino, to the Company (the “Contribution”). Upon the release of the proceeds of the Initial Notes and the Term Loan Facility from escrow, certain applicable terms of the indenture governing the Notes and the Senior Secured Credit Facilities (including the applicable subsidiary guarantees) became operative.

Also on May 20, 2014, the Company, the Subsidiary Guarantors and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity, the “First Lien Collateral Agent”) entered into the collateral agreement (first lien) and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents. Additionally, the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee under the Initial Notes (in such capacity, the “Trustee”) entered into the collateral agreement (second lien) and other security documents defining the terms of the security interests that secure the Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the Subsidiary Guarantors under the Notes, the related guarantees, the indenture governing the Notes and the security documents. The Trustee and the First Lien Collateral Agent also entered into a second lien intercreditor agreement on May 20, 2014 that establishes the subordination of the liens securing the Notes to the liens securing first priority lien obligations, including the Senior Secured Credit Facilities, and certain other matters relating to the administration of security interests.

In connection with the Second Closing, on May 20, 2014, the Company announced the definitive terms of its previously announced services joint venture, CES, with CEOC and CERP. CES manage certain Enterprise Assets (as defined herein) and the other assets it owns, licenses or controls and employs certain of the corresponding employees and other employees who previously provided services to the Company, CEOC, CERP, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6%, and 5.4%, respectively), subject to annual review. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. On October 1, 2014, CES began operations in Nevada, Louisiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees.

On May 20, 2014, CEOC, CERP and the Company also entered into an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), which granted licenses to CEOC, CERP and the Company and certain of their affiliates in connection with CES commencing operations. In October 2014, initial contributions by CEOC, CERP and the Company included cash contributions by CERP and the Company of $42.5 million and $22.5 million, respectively. CEOC and CERP will transition certain executives and employees to CES and the services of such employees will be available as part of CES’s provision of services to CEOC, CERP and the Company and certain of their affiliates that own properties that require CES services under the Omnibus Agreement. See “Certain Relationships and Related Party Transactions—Formation of Services Joint Venture.”

Throughout this prospectus, we collectively refer to the Acquisition, the Contribution, the entry into the Senior Secured Credit Facilities, the entry into the First Closing Term Loan, the offering of the Notes and establishment of CES as the “Transactions.”

GAMING REGULATORY OVERVIEW

General

The ownership and operation of casino entertainment facilities are subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which we operate. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.

Typically, regulatory environments in the jurisdictions in which we operate are established by statute and regulations and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	adopt rules and regulations under the implementing statutes;

•	make appropriate investigations to determine if there has been any violation of laws or regulations;

•	enforce gaming laws and impose disciplinary sanctions for violations, including fines, suspensions, revocations and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•	review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and/or taxes.

Licensing and Suitability Determinations

Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our stockholders and holders of our debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•	the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	the quality of the applicant’s casino facilities;

•	the amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	the applicant’s practices with respect to minority hiring and training; and

•	the effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.

Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. Most jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed.

In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove of a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the “Commission”), such as Caesars Acquisition Company, may be required to be found suitable if the Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Commission. Any person required by the Commission to be found suitable shall apply for a finding of suitability within 30 days after the Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada State Gaming Control Board (the “Board”) a sum of money which, in the sole discretion of the Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as Caesars Acquisition Company, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5% or more, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns 5% or more of the institutional investor’s voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision. Institutional investor status may be revoked at any time.

Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in our company may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally do not require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Violations of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.

Reporting and Recordkeeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos and Suspicious Activity Reports (“SARs”) if the facts presented so warrant. Some jurisdictions require us to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. We may also be required to disclose to gaming authorities upon request the identities of the holders of our debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of our securities at any time.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of the registered corporation.

Because licenses under gaming laws are generally not transferable, our ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities. We are subject to extensive prior approval requirements relating to certain borrowings and security interests with respect to our Louisiana casino. If the holder of a security interest wishes operation of the casino to continue during and after the filing of a suit to enforce the security interest, it may request the appointment of a receiver approved by Louisiana gaming authorities, and under Louisiana gaming laws, the receiver is considered to have all our rights and obligations under our contract with Louisiana gaming authorities.

Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.

Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at our casinos.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received; and

•	the number of gaming devices and table games operated.

For example, in Louisiana, we pay an annual license fee based on such factors that shall not be less than $50 million per year. In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In many jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many jurisdictions, we are required to give preference to local suppliers and include minority-owned and women-owned businesses in construction projects to the maximum extent practicable.

Some jurisdictions also require us to give preferences to minority-owned and women-owned businesses in the procurement of goods and services. Some of our operations are subject to restrictions on the number of gaming positions we may have, the minimum or maximum wagers allowed by our customers, and the maximum loss a customer may incur within specified time periods.

MANAGEMENT

Set forth below are the names, ages and positions of the individuals who serve as the directors, executive officers and other senior officers of CAC as of March 30, 2015.

CAC’s Directors, Executive Officers and Other Senior Officers

Name	Age	Position
Mitch Garber	50	President and Chief Executive Officer
Craig Abrahams	37	Chief Financial Officer
Michael Cohen	44	Senior Vice President, Corporate Development, General Counsel and Corporate Secretary
Troy Vanke	43	Chief Accounting Officer
Karl Peterson	44	Director
Marc Rowan	52	Director
David Sambur	34	Director
Marc Beilinson	56	Director
Philip Erlanger	59	Director
Dhiren Fonseca	50	Director
Don Kornstein	63	Director

Mitch Garber is the President and Chief Executive Officer of CAC. Mr. Garber joined Caesars Entertainment as a consultant in late 2008 and helped create Caesars Interactive Entertainment, Inc. (“CIE”) in May 2009, as its first employee. He was selected by the Board of CEC to lead CIE’s efforts to enter the interactive space. Since 2009, Mr. Garber has served as CIE’s Chief Executive Officer, leading all company initiatives. From April 2006 to May 2008, Mr. Garber served as the CEO of PartyGaming plc (now bwin.party), a London Stock Exchange listed and regulated online real money gaming company. For the last decade Mr. Garber has served as CEO for private as well as public companies on NASDAQ, and the London and Toronto stock exchanges in the Internet and e-commerce sectors. In addition to his most recent role at PartyGaming, he served as CEO of Optional Payments Inc., and its predecessor, Terra Payments Inc. Mr. Garber holds an undergraduate degree from McGill University and a law degree from the University of Ottawa. Additionally, he spent close to a decade practicing law, including working with many leading U.S. land-based casinos and gaming equipment manufacturers.

Craig Abrahams is the Chief Financial Officer of CAC. Mr. Abrahams has served as CIE’s Chief Financial Officer since January 2011 and as its President since February 2015. He previously served as CIE’s Senior Vice President from May 2012 until February 2015. He also served as a Vice President of CIE from May 2009 through January 2011. Mr. Abrahams also served as Director of Broadcasting and New Media for Caesars Entertainment from May 2006 through May 2009. Previous experience includes strategic planning and investment banking roles at The Walt Disney Company and Bear, Stearns & Co. Inc., respectively. Mr. Abrahams holds a bachelor’s degree in Finance from Indiana University and an M.B.A from Harvard University.

Michael Cohen is the Senior Vice President, Corporate Development, General Counsel and Corporate Secretary of CAC, and has served in his current role since April 2014. Mr. Cohen joined CEC in February 2006 as Vice President and Corporate Secretary until November 2011. He served as Senior Vice President, Deputy General Counsel and Corporate Secretary from November 2011 until April 2014. Mr. Cohen also serves as Senior Vice President, General Counsel and Corporate Secretary of CIE. Mr. Cohen previously worked at Latham & Watkins LLP in Costa Mesa, California and holds a bachelor of business administration degree from the University of Wisconsin-Madison and J.D. from Northwestern University School of Law.

Troy Vanke is the Chief Accounting Officer of CAC. Mr. Vanke has served as CAC’s Chief Accounting Officer since January 2014, as CIE’s Chief Accounting Officer since August 2012, and as Vice President, Assistant Corporate Controller for Caesars Entertainment from August 2009 through January 2014. Prior to joining Caesars Entertainment, Mr. Vanke served as the Assistant Corporate Controller for Federal-Mogul Corporation in Southfield, Michigan, and as Senior Manager, External Audit with Ernst & Young LLP. Mr. Vanke holds an undergraduate degree from Miami University in Oxford, Ohio, and an M.B.A. from Case Western Reserve University.

Karl Peterson became a member of CAC’s Board in July 2013. Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Capital LLP, the firm’s European operations. Since joining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com, the internet travel portal. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of Sabre Corporation, Victoria Plumb, TES Global, Saxo Bank and Norwegian Cruise Lines, as well as Caesars Acquisition Company. Mr. Peterson graduated with high honors from the University of Notre Dame, where he earned a B.B.A. in finance and business administration. Mr. Peterson is a member of the Company’s Executive Committee and Human Resources Committee. Due to the foregoing experience and qualifications, including his experience as a president and chief executive officer, management experience in private equity and experience serving on several boards of directors, Mr. Peterson was elected as a member of our Board.

Marc Rowan became a member of CAC’s Board in July 2013. Mr. Rowan is co-founder and Senior Managing Director of Apollo Global Management, LLC, a leading alternative asset manager focused on contrarian and value oriented investments across private equity, credit-oriented capital markets and real estate. Mr. Rowan currently serves on the boards of directors of Athene Holding Ltd., Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation. He has previously served on the boards of directors of AMC Entertainment, Inc., Beats Music (until its acquisition by Apple Inc.), CableCom, Countrywide , Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Norwegian Cruise Lines, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc. Mr. Rowan is a founding member and Chairman of Youth Renewal Fund and a member of the Board of Overseers of The Wharton School. He serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance. Mr. Rowan is a member of CAC’s Executive Committee and Human Resources Committee. Due to the foregoing experience and qualifications, including his experience in private equity and extensive serving on boards of directors, Mr. Rowan was elected as a member of CAC’s Board.

David B. Sambur became a member of CAC’s board of directors in July 2013. Mr. Sambur is a Partner of Apollo Global Management, having joined in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the board of directors of Verso Corporation, MPM Holdings, Hexion Holdings, LLC, Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc. and AP Gaming Holdco, Inc. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in Economics. He is a member of CAC’s Nominating and Corporate Governance Committee. Due to the foregoing experience and qualifications, including his financial expertise, management experience in private equity and experience advising and serving on various public and private boards of directors, Mr. Sambur was elected as a member of CAC’s Board.

Marc Beilinson became a member of CAC’s board of directors in October 2013 and is an independent director. Since August 2011, Mr. Beilinson has been the Managing Partner of Beilinson Advisory Group, a financial restructuring and hospitality advisory group that specializes in assisting distressed companies. Mr. Beilinson has served as Chief Restructuring Officer and Chief Executive Officer of Eagle Hospitality Properties Trust, Inc. since May 2011, and previously served as the Chief Restructuring Officer and Chief Executive Officer of Innkeepers USA Trust through March 2012. In 2007, Mr. Beilinson retired from Pachulski, Stang, Ziehl & Jones, a nationally recognized boutique law firm specializing in corporate reorganization, where he had practiced since 1992. Mr. Beilinson currently serves on the Board of Directors and Audit Committees of Athene Holding Ltd. and MFG Assurance Company Limited. Mr. Beilinson has previously served on the Board of Directors and Audit Committees of a number of public and privately held companies including Wyndham International, Inc., Apollo Commercial Real Estate Finance Inc., Innkeepers USA Trust and JER/Jameson Properties LLC. Mr. Beilinson graduated from the University of California, Los Angeles, magna cum laude, where he served as student body president, and from the University of California Davis Law School. Mr. Beilinson is a member of CAC’s Audit Committee and Nominating and Corporate Governance Committee. Due to the foregoing experience and qualifications, including his expertise in restructuring, experience as executive in our industry and experience serving on several boards of directors, Mr. Beilinson was elected as a member of CAC’s Board.

Philip Erlanger became a member of CAC’s board of directors in December 2013 and is an independent director. Mr. Erlanger, formerly with Barclays Capital and its predecessor, Lehman Brothers, led the firm’s West Coast Financial Services banking practice and subsequently, its Financial Sponsor coverage effort. He was Chairman of Lehman’s Los Angeles office, a member of its Business Development Committee and a charter member of its Senior Client Council. He is currently the Managing Partner of PREv2 Holdings, which he founded in 2010, and also the co-founder and managing partner of Pontifax Global Food and Agriculture Technology Fund, a private equity fund which specializes in food and agriculture technology. Mr. Erlanger also serves on the Board of Directors of Bonk Breaker, LLC, and the Board of Governors of Cedars-Sinai Medical Center. He previously served as a board member of Ares Dynamic Credit Allocation Fund, Ares Multi-Strategy Credit Fund, and the Los Angeles Philharmonic. Mr. Erlanger holds a Doctorate in Economics from the University of Pennsylvania and an M.B.A. from the Wharton School. Mr. Erlanger is a member of CAC’s Audit Committee and Nominating and Corporate Governance Committee. Due to the foregoing experience and qualifications, including his financial expertise and experience serving on several boards of directors, Mr. Erlanger was elected as a member of CAC’s Board.

Dhiren Fonseca became a member of CAC’s board of directors in December 2013 and is an independent director. Mr. Fonseca served as Chief Commercial Officer for Expedia, Inc. until April 2014. Prior to his role as Chief Commercial Officer, he served as Expedia’s Co-President, Partner Services Group, as Senior Vice President, Corporate Development and Strategy, and as Vice President, Corporate Development Strategy. Prior to Expedia, Mr. Fonseca was a longtime Microsoft Corporation employee, and a member of the management team responsible for creating Expedia.com in 1996, while still part of the Microsoft Corporation. Mr. Fonseca serves on the Board of Directors for eLong.com (NASDAQ: Long), Alaska Air Group (NYSE: ALK) and Rentpath, Inc. Due to the foregoing experience and qualifications, including his experience as a president and chief executive officer and experience serving on several boards of directors, Mr. Fonseca was elected as a member of CAC’s Board.

Don Kornstein became a member of CAC’s board of directors in January 2014 and is an independent director. Mr. Kornstein founded and has served as the managing member of the strategic, management and financial consulting firm Alpine Advisors LLC and currently serves as a non-executive director on the board of Gala Coral Group, a diversified gaming company based in the United Kingdom. He has previously served on the board of directors of Affinity Gaming, Inc., Bally Total Fitness Corporation, Circuit City Stores, Inc., Cash Systems, Inc. , Shuffle Master, Inc. and Varsity Brands, Inc. Mr. Kornstein previously served as Chief Executive Officer, President and Director of Jackpot Enterprises, Inc., and was an investment banker and Senior Managing Director of Bear, Stearns & Co. Inc. Mr. Kornstein earned his B.A. , magna cum laude, from the University of

Pennsylvania and his M.B.A. from Columbia University Graduate School of Business. Mr. Kornstein is the Chairman of CAC’s Audit Committee and a member of the Human Resources Committee. Due to the foregoing experience and qualifications, Mr. Kornstein was elected as a member of CAC’s Board.

Board Structure of CAC

The board consists of seven members (each such member of the board, a “Director”). The board has four standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee and the Executive Committee.

Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors, beneficially owns, as of December 31, 2014, approximately 66.0% of CAC’s Class A common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of CAC’s directors. As a result, CAC is a “controlled company” under NASDAQ corporate governance standards, and has elected not to comply with the NASDAQ corporate governance requirement that a majority of CAC’s board and Human Resources (i.e., compensation) and Nominating and Corporate Governance Committees consist of independent directors. CAC’s board affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable rules of listing standards of NASDAQ. Based upon the listing standards of the NASDAQ, we do not believe that Messrs. Rowan, Sambur, or Peterson would be considered independent because of their relationships with certain affiliates of the Sponsors and other relationships with us. Our Board of Directors has affirmatively determined that Messrs. Fonseca, Beilinson, Erlanger and Kornstein are independent from our management under the NASDAQ listing standards. The Board has also affirmatively determined that Messrs. Beilinson, Erlanger and Kornstein, members of our Audit Committee, each meet the independence requirements of Rule 10A-3 of the Exchange Act. The board has determined that all three of the members of the Audit Committee, one of the members of the Human Resources Committee and two of the members of the Nominating and Corporate Governance Committee are independent as defined in the NASDAQ listing standards and in CAC’s Corporate Governance Guidelines. The board has adopted a written charter for each of these committees. CAC’s Executive Committee consists of Messrs. Peterson and Rowan. The Executive Committee has substantial powers delegated to it by CAC’s board related to the management of CAC’s business and affairs. The Executive Committee serves at the pleasure of CAC’s board and may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the Executive Committee. This committee and any requirements or voting mechanics or participants may continue or be changed if Apollo and TPG no longer own a controlling interest in CAC.

EXECUTIVE COMPENSATION

The following discussion describes CAC’s process of determining the compensation and benefits provided to its “named executive officers” in fiscal year 2014. Our directors, employees, officers, consultants and advisors generally render services to CAC or its subsidiaries. In connection with those services, they receive cash compensation and, in some cases, equity compensation from CAC. We are allocated a portion of the related compensation expense pursuant to the Omnibus Agreement. See “Certain Relationships and Related Party Transactions.” This discussion and the compensation tables which follow concentrate solely on those compensation and benefits provided by CAC. Unless the context otherwise requires, solely for purposes of this section, the term “Company” refers to CAC and the “we,” “us” and “our” refer to the CAC and its consolidated subsidiaries on a combined basis.

As an “emerging growth company” under SEC rules, CAC is not required to include a Compensation Discussion and Analysis section in the proxy statements and annual reports it files with the SEC, and has elected to comply with the scaled executive compensation disclosure requirements applicable to emerging growth companies.

Summary Compensation Table

The table below sets forth the compensation for each of our named executive officers during 2014 and as to 2013, for Messrs. Abrahams and Garber, since the consummation of the Rights Offering on November 19, 2013. Mr. Cohen was not a named executive officer in 2013:

Name and Principal Position	Year	Salary ($)(7)		Bonus ($)		Stock Award ($)(8)	Option Award ($)(9)	All Other Compensation ($)		Total ($)
Mitch Garber	2014	496,430	(1)	1,025,000	(1)(2)	3,906,252	1,805,252	0		7,232,934
President and Chief Executive Officer	2013	44,577	(1)	550,000	(1)(3)	—	—	13,172	(4)	607,749

Craig Abrahams	2014	395,124		600,000	(5)	2,343,762	802,334	600	(10)	4,141,820
Chief Financial Officer	2013	31,761		350,000	(3)	—	—	600	(10)	382,361

Michael Cohen	2014	383,608		281,200	(6)	1,932,494	434,400	600	(10)	3,032,302
Senior Vice President, Corporate Development, General Counsel and Corporate Secretary

(1)	Amount is represented in US dollars, or USD. To calculate the conversion of CAD to USD, in accordance with SEC rules, we used an exchange rate of $1.159 CAD to $1, the CAD to USD exchange rate in effect on December 31, 2014. We believe this is an appropriate way of illustrating the value in USD that Mr. Garber received in CAD in the years indicated.
(2)	Reflects a $950,000 discretionary bonus awarded from CIE and a $75,000 discretionary bonus awarded from CAC.
(3)	Reflects a discretionary bonus awarded for 2013 performance and paid for by CIE. Such amounts were not prorated for the period between the consummation of the Rights Offering on November 19, 2013 and December 31, 2013.
(4)	Amount in this column consists of legal fees paid in U.S. dollars by CIE on behalf of Mr. Garber.
(5)	Reflects a $525,000 discretionary bonus awarded from CIE and a $75,000 discretionary bonus awarded from CAC.
(6)	Reflects a $220,000 discretionary bonus awarded from CIE, a $31,200 discretionary bonus from CAC, and a $30,000 discretionary bonus from CEC.

(7)	Salary represents amounts paid by CAC and CIE, in the case of Messrs. Garber and Mr. Abrahams. Mr. Garber received USD $110,096 from CAC and USD $386,334 from CIE (paid in Canadian dollars, or CAD), and Mr. Abrahams received $123,476 from CAC and $271,648 from CIE for 2014 services. For 2014, Mr. Cohen received $103,742 from CEC and $279,865 from CIE.
(8)	For all NEOs, the amounts shown represent grant date fair value of restricted stock unit (“RSU”) awards of CAC granted in 2014, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value shown is based on a per share value of $13.50, representing the closing price of our common stock on the May 8, 2014 grant date, multiplied by the number of RSUs granted. For Mr. Cohen, the amount shown also includes the grant date fair value per RSU ($9,950) of 100 RSU awards of CIE granted on April 9, 2014.
(9)	For Messrs. Garber and Abrahams, represents the grant date fair value of options granted on October 7, 2014, as computed in accordance with FASB ASC Topic 718 and based on a Black-Scholes value per option of $4.01, expected term of 5.53 years and volatility of 44.95% in the expected term region. For Mr. Cohen, represents the grant date fair value of an option to purchase 100 shares of CIE common stock granted on April 9, 2014, based on a Black-Scholes value per option of $4,344.
(10)	Represents matching contributions made by CIE to a 401(k) plan maintained by CEC, as described under “—Retirement Plans” below.

Employment and Consulting Agreements

CIE

Each of our named executive officers has an employment agreement with CIE, entered into on August 31, 2012, June 15, 2012 and April 4, 2014 for Messrs. Garber, Abrahams and Cohen, respectively. The agreements automatically renew on January 26, 2016, June 15, 2016 and April 4, 2016 for Messrs. Garber, Abrahams and Cohen, respectively, and each anniversary thereof unless either CIE or the named executive officer provides at least six months’ prior written notice not to extend. The employment agreements established baseline base salaries of $447,800 CAD, $275,000 and $385,000 for Messrs. Garber, Abrahams and Cohen, respectively, subject to increases from time to time in the discretion of CIE. As to Mr. Cohen, his base salary consists of $333,000 and $52,000 to be paid per year by each of CIE and CAC, respectively. Because Mr. Garber lives and primarily works in Canada, we pay his salary in CAD.

In February 2014, the CAC HRC approved base salaries for Messrs. Garber and Abrahams of $125,000 each, with the balance of these executive officers’ salaries paid by CIE. For 2014, Mr. Garber’s and Mr. Abraham’s aggregate base salaries were $447,800 CAD and $400,000 (effective February 10, 2014), respectively.

Each named executive officer’s employment agreement provides for health insurance, long-term disability benefits, life insurance, financial counseling, vacation, reimbursement of expenses and director’s and officer’s indemnification insurance. None of the named executive officers received financial counseling benefits in 2014.

Each named executive officer’s employment agreement further provides for severance upon certain terminations of employment as described below under “Termination Arrangements” and “Change in Control Arrangements.”

Cohen Consulting Agreement

On April 4, 2014, Caesars Entertainment Operating Company, Inc. (“CEOC”) and Mr. Cohen entered into a separation and consulting agreement to document the terms of Mr. Cohen’s continued provision of services to CEOC and CEC in a consultant capacity (the “Cohen Consulting Agreement”). Previously, Mr. Cohen and CEOC had entered into an employment agreement on February 9, 2012 pursuant to which Mr. Cohen provided services to CEOC as Senior Vice President, Deputy General Counsel and Corporate Secretary. Under the terms of the Consulting Agreement, certain equity awards held by Mr. Cohen and granted by CEC are eligible for continued vesting and exercisability for as long as Mr. Cohen provides services to CIE. On January 12, 2015, CEOC assigned the Consulting Agreement to Caesars Enterprise Services, LLC (“CES”), an entity in which CEOC is a member.

Equity Award Plans and Arrangements

2014 Performance Incentive Plan

The Caesars Acquisition Company 2014 Performance Incentive Plan (the “2014 Incentive Plan”) was approved by the CAC Board on April 9, 2014 and approved by CAC stockholders on May 8, 2014. The 2014 Incentive Plan provides officers, employees, directors, individual consultants and advisors who render or have rendered bona fide service to CAC or its subsidiaries the opportunity to receive cash and equity-based incentive awards. Awards under the 2014 Incentive Plan may be in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares, or similar securities with a value related to our common stock. As previously disclosed, the 2014 Incentive Plan establishes certain annual individual limits on the number of shares underlying awards.

Vested and unvested options and other awards will terminate immediately upon a termination for cause. Otherwise, vested options will expire on the earliest of (1) one year from the date of death; (2) 180 days following termination of the participant’s employment due to disability or retirement; (3) 120 days after the date participant is terminated for a reason other than for cause, death or disability or by the participant for good reason; (4) 60 days following termination of participant’s employment without good reason; or (5) the 10th anniversary of the grant date.

Generally, and subject to limited exceptions set forth in the 2014 Incentive Plan, if CAC dissolves or undergoes certain corporate transactions such as a merger, combination, consolidation or other reorganization; an exchange of CAC’s common stock or other securities; a sale of all or substantially all of CAC’s assets; or any other event in which CAC is not the surviving entity, all awards then-outstanding under the 2014 Incentive Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award.

For a complete description of the 2014 Incentive Plan, please see the CAC Definitive Proxy Statement for the 2014 annual meeting of stockholders filed with the SEC on April 14, 2014.

Management Equity Incentive Plan

CIE’s Board of Directors and stockholders previously adopted the Management Equity Incentive Plan, or MEIP, as amended and restated as of September 28, 2013. Key employees, directors, service providers and consultants who render services to CAC or CIE may be selected to receive options, restricted stock units or restricted stock under the MEIP. Currently, the Human Resources Committee of the board of directors of CAC administers the MEIP.

Vested and unvested options will terminate immediately upon a termination for cause, on the date of commencement with a competitor, if the participant terminates employment without good reason, and on the date the participant joins a competitor, if the participant is subject to a non-compete. On all other terminations, vested options will expire on the earliest of (1) one year from the date of death; (2) 180 days following termination of the participant’s employment due to disability or retirement; (3) 120 days after the date participant is terminated for a reason other than for cause, death or disability or by the participant for good reason; (4) 60 days following termination of participant’s employment without good reason; or (5) the 10th anniversary of the grant date.

All shares of restricted stock will be subject to the terms and vesting requirements as the plan administrator sets forth in the award agreement. The plan administrator may, in its sole discretion, provide that upon certain events, such as a change in control, the restricted stock will vest and CIE will not have a right of repurchase.

All restricted stock units will be subject to the terms and vesting requirements as the plan administrator sets forth in the award agreement.

See “—Termination Arrangements” below for a description of the treatment of awards made under the MEIP upon termination due to death or disability, termination by CIE without cause or by the executive for good reason, each as defined in the MEIP.

Subject to any required action by our stockholders, if CIE is the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of CIE common stock receive securities of another corporation), the options and restricted stock units outstanding on the date of such merger or consolidation will pertain to and apply to the securities that a holder of the number of shares of CIE common stock subject to any such option and restricted stock unit would have received in such merger or consolidation (it being understood that if, in connection with such transaction, CIE’s stockholders retain their shares of CIE common stock and are not entitled to any additional or other consideration, and all awards granted pursuant to the CIE Equity Plan shall not be affected by such transaction).

Except as otherwise provided in a participant’s award agreement, in the event of (a) a dissolution or liquidation of CIE, (b) a sale of all or substantially all of CIE’s assets, (c) a merger or consolidation involving CIE in which CIE is not the surviving corporation, or (d) a merger or consolidation involving CIE in which CIE is not the surviving corporation but the holders of shares of CIE common stock receive securities of another corporation and/or other property, including cash, the plan administrator will, in its good faith discretion, (i) have the power to provide for the exchange of each award outstanding immediately prior to such event (whether or not then exercisable) for a share of restricted stock and/or an option and/or a restricted stock unit on some or all of the property for which the shares of restricted stock and/or shares of CIE common stock underlying such options and restricted stock units are exchanged and, incident thereto, make an equitable adjustment, as determined by the plan administrator, in the exercise price of the options, or the number or kind of securities or amount of property subject to the options or restricted stock units and/or received for shares of restricted stock and/or, (ii) if appropriate, cancel, effective immediately prior to such event, any award (whether or not exercisable or vested) and in full consideration of such cancellation pay to the participant an amount in cash, with respect to each share of restricted stock and each such canceled restricted stock unit equal to the value, as determined by the plan administrator in its sole discretion, of securities and/or property (including cash) received by such holders of shares as a result of such event and with respect to each share underlying such canceled option of CIE common stock, equal to the excess, if any, of (A) the value, as determined by the plan administrator in its sole discretion, of securities and/or property (including cash) received by such holders of shares of CIE common stock as a result of such event over (B) the exercise price, as the plan administrator may consider appropriate to prevent dilution or enlargement of rights.

For purposes of the MEIP, neither the consummation of the Transactions nor any future acquisition of ownership interests or shares of Growth Partners, CAC or any of their affiliates constituted or constitutes a change of control.

Caesars Acquisition Company Equity-Based Compensation Plan

On April 9, 2014, the Board of CAC approved the Caesars Acquisition Company Equity-Based Compensation Plan (the “CEC Plan”), which provides officers, employees, consultants advisors, contractors and other service providers of CEC the opportunity to receive compensation from CEC and its affiliates, settled in the form of shares of CAC’s Class A Common Stock. The CEC Plan does not provide compensation to any employees of CAC, Growth Partners or the subsidiaries of Growth Partners.

Awards under the CEC Plan are dollar-denominated and settled in shares of CAC Class A Common Stock and vest in three equal annual installments, on October 21 of each of 2014, 2015 and 2016 unless otherwise provided in an award agreement. The plan authorizes the grant of awards up to a maximum aggregate value of $25,000,000.

Upon a vesting date or event, CAC has and will contribute to Growth Partners a number of shares of Class A Common Stock with an aggregate value equal to the value of award installments that vest on such date or event. Growth Partners will issue to CAC a number of interests equal to the number of shares of Class A Common Stock contributed by CAC on such date. After the contribution by CAC of the shares of Class A Common Stock to Growth Partners, Growth Partners will deliver such shares to CEOC, a subsidiary of CEC. CEOC will then deliver the shares to the participants in settlement of vested awards.

As a service provider to CEOC, a subsidiary of CEC, in April 2014, Mr. Cohen received an award under the CEC Plan, which is included in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying the equity awards of CAC and CIE held by each of our named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mitch Garber(1)	0	0		—	—	217,014	(2)	2,237,414
	0	450,000	(3)	9.25	10/7/2024	—		—
	3,165.1849	0		1,586.50	5/1/2019	—		—
	288.5714	1,731.4286	(4)	5,500.00	9/30/2023	—		—
	0	0		—	—	313.1250	(5)	3,954,769
	0	0		—	—	334	(6)	4,218,420
	0	0		—	—	347.9166	(7)	4,394,187
	0	0		—	—	357.8571	(8)	4,519,735
Craig Abrahams(9)	0	0		—	—	130,209	(10)	1,342,455
	0	200,000	(11)	9.25	10/7/2024	—		—
	135.2911	0		1,586.50	5/1/2019	—		—
	125	0		1,586.50	4/29/2020	—		—
	138	92	(12)	1,586.50	7/28/2021	—		—
	71.4286	428.5714	(13)	5,500.00	9/30/2023	—		—
	0	0		—	—	93.75	(14)	1,184,063
	0	0		—	—	100	(15)	1,263,000
	0	0		—	—	104.1666	(16)	1,315,624
	0	0		—	—	107.1428	(17)	1,353,214
Michael Cohen(18)	0	0		—	—	69,444	(19)	715,968
	0	0		—	—	22,631	(20)	233,333
	173.7601	0		1,586.50	8/4/2019	—		—
	24	16	(21)	1,586.50	7/28/2021	—		—
	20	80	(22)	5,500.00	9/30/2023	80	(23)	1,010,400
	0	100	(24)	9,950.00	4/4/2024	100	(25)	1,263,000

(1)	Options and Restricted Stock Units under our Caesars Acquisition Company 2014 Performance Incentive Plan were granted to Mr. Garber on May 8 and October 7, 2014, respectively. Mr. Garber also received options and Restricted Stock Units under the Caesars Interactive Entertainment, Inc. Management Equity Incentive Plan prior to 2014 on May 1, 2009 and September 30, 2013. Their vesting schedule and other material terms are described below.
(2)	One third of the CAC Restricted Stock Units vest on October 21, 2015, 2016, and 2017, respectively.

(3)	100% of the CAC options vest on October 7, 2016.
(4)	One six of the CIE options vest on September 30, 2015, 2016, 2017, 2018, 2019, and 2020, respectively.
(5)	One third of the CIE Restricted Stock Units vest on September 30, 2015, 2016, and 2017, respectively.
(6)	One fourth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, and 2018, respectively.
(7)	One fifth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, 2018, and 2019, respectively.
(8)	One sixth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, 2018, 2019, and 2020 respectively.
(9)	Options and Restricted Stock Units under our Caesars Acquisition Company 2014 Performance Incentive Plan were granted to Mr. Abrahams on May 8 and October 7, 2014, respectively. Mr. Abrahams also received options and Restricted Stock Units under the Caesars Interactive Entertainment, Inc. Management Equity Incentive Plan prior to 2014 on May 1, 2009, April 29, 2010, July 28, 2011, and September 30, 2013. Their vesting schedule and other material terms are described below.
(10)	One third of the CAC Restricted Stock Units vest on October 21, 2015, 2016, and 2017, respectively.
(11)	100% of the CAC options vest on October 7, 2016.
(12)	One half of the CIE options vest on July 28, 2015 and 2016, respectively.
(13)	One sixth of the CIE options vest on September 30, 2015, 2016, 2017, 2018, 2019, and 2020, respectively.
(14)	One third of the CIE Restricted Stock Units vest on September 30, 2015, 2016, and 2017, respectively.
(15)	One fourth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, and 2018, respectively.
(16)	One fifth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, 2018, and 2019, respectively.
(17)	One sixth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, 2018, 2019, and 2020 respectively.
(18)	Mr. Cohen holds the following types of awards: (a) options and restricted stock units under the CAC 2014 Performance Incentive Plan, granted on May 8 and June 18, 2014; (b) options and restricted stock units under the CIE Management Equity Incentive Plan on April 4, 2014, September 30, 2013, July 28, 2011 and August 4, 2009; (c) options and restricted stock units under the CEC 2012 Performance Incentive Plan on August 21, 2012 and June 28, 2013. Awards made under the CEC 2012 Performance Incentive Plan are not shown in the table above but are set forth below:

Option Awards					Stock Awards
Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
781	2,344	(a)	13.70	6/28/2023	10,548	(b)	165,498
0	2,711	(c)	8.22	8/21/2022	—		—
20,094	13,394	(d)	8.22	8/21/2022	—		—
1,355	1,356	(e)	8.22	8/21/2022	—		—

(a)	One third of the CEC options vest on January 2, 2015, 2016, and 2017, respectively.
(b)	One third of the CEC Restricted Stock Units vest on January 2, 2015, 2016, and 2017, respectively.
(c)	100% of the CEC performance-based shares will vest on the date that the 30-day trailing average of the CZR stock price equals or exceeds $35.00 per share.
(d)	One half of the CEC options vest on August 22, 2015 and 2016, respectively.
(e)	The CEC shares vest when the trailing 30-day average of CEC’s stock price is equal to or greater than $57.41 or on 3/15/2015, whichever occurs first.
(19)	One fourth of the CAC Restricted Stock Units vest on April 9, 2015, 2016, 2017, and 2018, respectively.

(20)	Represents a restricted stock unit award made under the CEC Plan which was denominated in dollar value ($350,000) and will be settled in shares of CAC Class A Common Stock. One third of the award vested on October 21, 2014, pursuant to which 12,613 shares of CAC Class A Common Stock (7,395 shares net after taxes) were delivered on such date, with the remaining award vesting in equal installments (based on dollar value) on October 21, 2015 and 2016. The number of shares of CAC Class A Common Stock to be delivered to Mr. Cohen will be determined based on the closing price of CAC Class A Common Stock on the applicable vesting date. Values and amounts shown in the table are based on the closing price of $10.31 of a share of CAC Class A Common Stock on December 31, 2014.
(21)	One half of the CIE options vest July 28, 2015 and 2016, respectively.
(22)	One fourth of the CIE options vest on September 30, 2015, 2016, 2017, and 2018, respectively.
(23)	One fourth of the CIE Restricted Stock Units vest on September 30, 2015, 2016, 2017, and 2018, respectively.
(24)	One fourth of the CIE options vest on April 4, 2015, 2016, 2017, and 2018, respectively.
(25)	One fourth of the CIE Restricted Stock Units vest on April 4, 2015, 2016, 2017, and 2018, respectively.

Retirement Plans

Our CIE employees in the United States are eligible to participate in the CEC savings and retirement plan maintained by CEC, which, among other things, allows pre-tax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. CIE matched 50% of the first 6% of employees’ contributions, up to a maximum of $600 per year. Amounts contributed to the plan are invested, at the participant’s direction, in up to 19 separate funds. Participants become vested in the matching contribution over five years of credited service.

Termination Arrangements

Garber. Under Mr. Garber’s employment agreement, upon a termination by CIE without “cause” (as defined below), non-renewal by CIE or his voluntary termination with “good reason” (as defined below), Mr. Garber would be entitled to a severance payment equal to his then current base salary, payable over the 12-month period following termination, as well as, if applicable, medical, life/accident insurance, accrued benefits under a retirement plan, director’s and officer’s insurance, and financial counseling during this period. Equity awards will be treated in accordance with the terms of the applicable plans, as described below. The severance payment is subject to his execution of a release of claims. Upon a termination without cause, resignation for good reason, or non-renewal by CIE, or upon a termination by Mr. Garber without good reason, Mr. Garber is subject to a one-year non-compete. Upon a termination for cause, the non-compete period is six months.

Abrahams. Under Mr. Abrahams’ employment agreement, upon a termination by CIE without “cause” (as defined below), non-renewal by CIE or his voluntary termination with “good reason” (as defined below), Mr. Abrahams would be entitled to a severance payment equal to his then current base salary, payable over the 12-month period following termination, as well as, if applicable, medical, life accident insurance, director’s and officer’s insurance, and financial counseling during this period. Equity awards will be treated in accordance with the terms of the applicable plans, as described below. Upon a termination due to disability, Mr. Abrahams would be entitled to 12 months of base salary continuation, offset by any long-term disability benefits he is entitled to, and benefits during such one-year period. The severance payment is subject to his execution of a release of claims against CIE and its affiliates, employees, directors and other related parties. Upon a termination without cause, resignation for good reason, disability, or non-renewal by Mr. Abrahams, Mr. Abrahams is subject to a one-year non-compete. Upon a termination for cause, the non-compete period is six months.

Cohen. Under Mr. Cohen’s employment agreement, upon a termination by CIE without “cause” (as defined below), non-renewal by CIE or his voluntary termination with “good reason” (as defined below), Mr. Cohen would be entitled to a severance payment equal to his then current base salary, payable over the 12-month period following termination, as well as, if applicable, medical, life accident insurance, director’s and officer’s insurance, and financial counseling during this period. Equity awards will be treated in accordance with the terms of the applicable plans, as described below. Upon a termination due to disability, Mr. Cohen would be entitled to 12 months of base salary continuation, offset by any long-term disability benefits he is entitled to, and benefits during such one-year period. The severance payment is subject to his execution of a release of claims against CIE and its affiliates, employees, directors and other related parties. Upon a termination without cause, resignation for good reason, disability, or non-renewal by Mr. Cohen, Mr. Cohen is subject to a one-year non-compete. Upon a termination for cause, the non-compete period is six months.

Treatment of Equity Awards—All NEOs

Management Equity Incentive Plan.

Except as described below in the context of change in control, death or disability, upon a termination from employment, all unvested awards are forfeited and vested options may be exercisable for limited periods, which vary based on the reason for termination. Upon a termination due to death or disability, the portion of the award that would have vested on the anniversary of the grant date following such termination will vest and, if applicable, become exercisable, on such termination of employment. If within the one year period following a change in control an employee is terminated without “cause” (as defined below) or quits for “good reason” (as defined below) or terminates due to death or disability, unvested awards fully vest.

For each of the NEOs, upon a termination for any reason, options received under the Management Equity Incentive Plan and shares of CIE common stock held by an NEO may be repurchased by CIE in accordance with the terms and conditions of the Amended and Restated Caesars Interactive Entertainment, Inc. Management Investor Rights Agreement, dated as of November 22, 2010, as amended (the “MIRA”).

CAC 2014 Performance Incentive Plan.

Equity awards made under the 2014 Performance Incentive Plan are subject to accelerated vesting upon the occurrence of a qualifying termination following a change of control of CAC, as described under “—Change in Control Arrangements” below.

Certain Definitions

Cause

For purposes of Mr. Garber’s employment agreement, “cause” means (1) the failure of executive to substantially perform his duties, to comply with the policies and procedures of CIE, or to follow a lawful, reasonable directive from executive’s direct or indirect supervisors or such other executive officer to whom executive reports; (2) any willful act of fraud, embezzlement, theft or dishonesty, by Mr. Garber, in each case, in connection with his duties or in the course of his employment or any violation of any provision of CIE’s employee handbook or other CIE policies and procedures; (3) Mr. Garber being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which CIE or CEC conducts gaming operations or any of their respective subsidiaries conducts gaming operations; (4)(A) Mr. Garber’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CEC, or (B) a final judicial order or determination prohibiting Mr. Garber from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange or NASDAQ; or (5) willful breach by Mr. Garber of his non-competition or confidentiality restrictions.

For purposes of Messrs. Abrahams’ and Cohen’s employment agreements, “cause” means (1) the failure of executive to substantially perform his duties, or to comply with the policies and procedures of CIE (as determined by CIE in its sole discretion) or to follow a lawful, reasonable directive from designated executives (or the Board of Directors in the case of Mr. Cohen); (2)(A) any willful act of fraud, or embezzlement or theft, by the executive, in each case, in connection with his duties or in the course of his employment or (B) the executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony; (3) the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which CEC or CIE, or any of their respective subsidiaries or affiliates conducts gaming operations; (4)(A) the executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CIE, or (B) a final judicial order or determination prohibiting the executive from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange or NASDAQ, as applicable; or (5) willful breach by the executive of his non-competition or confidentiality restrictions.

Good Reason

For purposes of Mr. Garber’s employment agreement, “good reason” means the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Garber notifying us of his intention to terminate employment for good reason: (1) a reduction in Mr. Garber’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of employees of CEC or its affiliates; (2) failure by CIE to pay or provide to Mr. Garber any material portion of his then current base salary or then current benefits (except pursuant to a compensation deferral elected by Mr. Garber) other than such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers; (3) failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mr. Garber’s employment agreement; or (4) if Mr. Garber is reassigned to a position in which he no longer reports directly to the CIE Board of Directors.

For purposes of Messrs. Abrahams’ and Cohen’s employment agreements, “good reason” means, without the executive’s express written consent, the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by the executive notifying CIE of his intention to terminate employment for good reason: (1) a reduction in the executive’s annual base salary, as the same may be increased from time to time in accordance with the terms of the employment agreement other than a reduction in base salary that applies to a similarly situated class of employees of CIE or its affiliates; (2)(A) failure by CIE to pay or provide to the executive any material portion of his then current base salary or then current benefits (except pursuant to a compensation deferral elected by the executive) or (B) failure to pay the executive any material portion of deferred compensation under any deferred compensation program within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers; or (3) failure to obtain a satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement.

Change in Control Arrangements

Upon a change in control of CIE, if provisions are not made by the successor company for a named executive officer’s employment as is reasonably satisfactory to such named executive officer, he will have the right to resign for good reason as described above under “—Termination Arrangements.”

MIRA

Under the terms of the MIRA, upon certain change in control transactions within the meaning of the MIRA, CIE may require Messrs. Garber, Abrahams and Cohen to sell their management shares to the buyer on the same terms that CIE’s owners have negotiated with the buyer. If CIE does not exercise this right, then under certain circumstances Messrs. Garber, Abrahams or Cohen may require us to allow them to sell to the buyers on such terms.

Management Equity Incentive Plan

Under the Management Equity Incentive Plan, as described above under “—Termination Arrangements,” upon a termination due to death or disability of a named executive officer, the portion of the CIE award that would have vested on the anniversary of the grant date following such termination will vest and, if applicable, become exercisable, on such termination of employment. Upon a termination without cause or by the executive for good reason, 100% of all unvested awards shall immediately vest.

Under the Management Equity Incentive Plan, “change in control” means the occurrence of one of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of CIE’s assets on a consolidated basis to any person or group of related persons for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof other than to the majority stockholder or any ultimate parent entity of CIE or CIE’s majority stockholder; (ii) the approval by the holders of the outstanding voting securities of CIE of any plan or proposal for the liquidation or dissolution of CIE; (iii) any person or group (other than the majority stockholder or any ultimate parent entity of CIE or CIE’s majority stockholder) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of common stock representing more than 50% of the combined voting power of CIE entitled to vote generally in the election of directors; (iv) the replacement of a majority of CIE’s board of directors over a two-year period of the directors who constituted CIE’s board of directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of CIE’s board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved or who were nominated by, or designees of, the majority stockholder or any ultimate parent entity of CIE or CIE’s majority stockholder; or (v) consummation of a merger, consolidation or other transaction involving CIE following which CIE’s majority stockholder or any ultimate parent entity of CIE or CIE’s majority stockholder does not hold capital stock or other securities of the surviving corporation (A) with voting power to elect a majority of the surviving entity’s board of directors or (B) representing at least 50% of the equity securities of the surviving entity.

CAC 2014 Performance Incentive Plan

Under the terms of the Merger Agreement, equity awards made under the CAC 2014 Performance Incentive Plan will be treated as follows:

•	CAC Options. In connection with the Merger, each outstanding option to purchase CAC common stock (“CAC Option”) will be cancelled and converted automatically into an option to purchase a number of shares of CEC common stock equal to the product of (i) the number of shares of CAC Common Stock subject to such CAC Option and (ii) the exchange ratio (as adjusted), at an exercise price per share equal to (x) the exercise price of such CAC Option divided by (y) the exchange ratio. Each unvested CAC Option granted pursuant to the CAC 2014 Performance Incentive Plan will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the optionee’s employment is terminated by CEC or any of its subsidiaries without cause (as defined in the CAC 2014 Performance Incentive Plan) or for good reason (as defined in the Merger Agreement), in either case, within six (6) months following the effective time of the Merger.

•

Other CAC Awards. For awards (other than CAC Options) granted under the CAC 2014 Performance Incentive Plan or the CAC Equity-Based Compensation Plan for CEC employees, at the effective time, such awards will be cancelled and converted automatically into a right to receive shares of CEC common stock. For CAC awards denominated in shares, the conversion rate will be equal to the product of (i) the number of shares of CAC common stock subject to such CAC award and (ii) the exchange ratio. For CAC awards denominated in cash, the number of shares of CEC common stock, or other securities, property or cash that may be delivered in settlement thereof, will be determined pursuant to the terms of the particular CAC plan on the relevant settlement date for such CAC award.

In either case, each unvested CAC award granted pursuant to the CAC 2014 Performance Incentive Plan will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the awardee’s employment is terminated by CEC or any of its subsidiaries without cause (as defined in the CAC 2014 Performance Incentive Plan) or for good reason (as defined in the Merger Agreement), in either case, within six (6) months following the effective time of the Merger.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Marc Rowan	—	—	—
David Sambur	—	—	—
Karl Peterson	—	—	—
Philip Erlanger(2)(3)	316,935	78,138	395,073
Marc Beilinson(2)(3)	366,935	78,138	445,073
Don Kornstein(2)(3)(4)	325,746	78,138	403,884
Dhiren Fonseca	75,000	78,138	153,138

(1)	Represents the grant date fair value of RSU awards CAC granted in 2014, as computed in accordance with FASB ASC Topic 718. The grant date fair value shown is based on a per share value of $13.50, representing the closing price of our common stock on the May 8, 2014 grant date, multiplied by 5,788, the number of RSUs granted.
(2)	Messrs. Erlanger and Kornstein each received $225,000 in compensation for their service on the Special Committee and Mr. Beilinson received $275,000 in compensation for his service on the Special Committee as described under “Corporate Governance—Board Committees” above.
(3)	On July 30, 2014, the Board approved revised compensation guidelines for directors. The Board approved $25,000 in compensation for participation on the Audit Committee; $15,000 for participation on the Human Resources Committee and $10,000 for Committee chairmanship. Messrs. Beilinson, Erlanger, and Kornstein received their base compensation of $75,000 annually for their service on the Board plus $25,000 each (prorated from July 30, 2014) for their service on the Audit Committee. Mr. Kornstein received an additional $10,000 (prorated from July 30, 2014) for his Audit Committee chairmanship and an additional $15,000 (prorated from July 30, 2014) for his service on the Human Resources Committee.
(4)	Mr. Kornstein was elected to serve on the Board on January 7, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of the Company’s issued and outstanding voting equity interests are held directly or indirectly by CAC. The following table and accompanying footnotes sets forth information regarding the beneficial ownership of CAC’s Class A common stock as of the date of this prospectus by:

•	each person known to beneficially own 5% or more of CAC’s issued and outstanding voting equity interests;

•	each of the Company’s executive officers;

•	each of the Company’s directors; and

•	all executive officers and directors of the Company as a group.

All directors affiliated with the Sponsors may be deemed to beneficially own equity interests owned by such entities and its affiliates. Each such individual disclaims beneficial ownership of any such equity interests in which such individual does not have a pecuniary interest.

The amounts and percentages of equity interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all equity interests shown as beneficially owned by them. Unless otherwise indicated, the address of each person or entity named in the table below is c/o Caesars Acquisition Company, One Caesars Palace Drive, Las Vegas, Nevada 89109. The following table is based on 136,386,894 shares of common stock outstanding as of March 30, 2015.

Name	Shares of Class A Common Stock Beneficially Owned	Rights to Acquire Shares of Class A Common Stock (Options)	Rights to Acquire Shares of Class A Common Stock (Restricted Stock Units)	Percentage of Class (%)
>5% Stockholders
Apollo Funds(1)(2)	—	—	—	—
TPG Funds(1)(3)(4)	—	—	—	—
Hamlet Holdings LLC(1)(4)	90,063,316	—	—	66.04%
Paulson & Co(5)	12,270,455	—	—	9.00%
Non-Employee Directors
Marc Rowan	—	—	—	—
David Sambur	—	—	—	—
Karl Peterson	—	—	—	—
Philip Erlanger	5,788	—	—	*
Marc Beilinson	5,788	—	—	*
Don Kornstein(6)	5,788	—	—	*
Dhiren Fonseca	5,788	—	—	*
Executive Officers
Mitch Garber	45,446	—	—	*
Craig Abrahams	25,196	—	—	*
Michael Cohen	7,395	—	17,361	*
All CAC directors and executive officers as a group	101,189	—	17,361	*

*	Represents less than 1% of outstanding shares of Class A Common Stock.

(1)	Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with Co-Invest B, the “Co-Invest Funds”) (collectively, the Apollo Funds, the TPG Funds and the Co-Invest Funds are the “Sponsors”), granted an irrevocable proxy (the “Irrevocable Proxy”) in respect of all of the shares of Class A common stock held by such entity to Hamlet Holdings LLC (“Hamlet”), irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the Class A common stock held by such entity at any meeting (and any adjournment or postponement thereof) of CAC’s stockholders, and in connection with any written consent of CAC’s stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of Class A common stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings. The Sponsors directly hold an aggregate of 90,063,316 shares of Class A common stock, all of which are subject to the Irrevocable Proxy. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of the shares of Class A common stock held of record by the Sponsors are beneficially owned by Hamlet Holdings pursuant to the Irrevocable Proxy that grants Hamlet Holdings sole voting and sole dispositive power with respect to such shares.
(2)	Each of Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. Apollo Management VI, L.P., an affiliate of Apollo, is one of two managing members of each of the Co-Invest Funds. Messrs. Black, Harris and Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and also serve as the executive officers and managers of Apollo and its affiliated investment managers and advisors. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The Apollo Funds, the Co-Invest Funds, Apollo and each of its affiliates, and Messrs. Black, Harris and Rowan, each disclaim beneficial ownership of any shares of Class A common stock beneficially owned by Hamlet Holdings pursuant to the Irrevocable Proxy, or directly held by Apollo Hamlet, Apollo Hamlet B or the Co-Invest Funds, in which such person does not have a pecuniary interest. The address of the Apollo Funds, Apollo and Apollo’s investment management affiliates, and Messrs. Black, Harris and Rowan is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	David Bonderman and James Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Each of Messrs. Bonderman and Coulter and the TPG Funds disclaim beneficial ownership of the Class A common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo and holds approximately 17% of the limited liability company interests of Hamlet Holdings, and David Bonderman and James Coulter, each of whom is affiliated with the TPG Funds and holds approximately 25% of the limited liability company interests of Hamlet Holdings.
(5)	Pursuant to a Schedule 13G filed with the SEC on February 17, 2015, includes all of the common stock held by funds and accounts managed by Paulson & Co. Inc., which include Paulson Credit Opportunities Master Ltd., Paulson Recovery Master Fund Ltd., Paulson Advantage Master Ltd. and Paulson Advantage Plus Master Ltd. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.
(6)	Mr. Kornstein was elected to the Board on January 7, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

CAC’s board of directors has a written related party transaction policy and procedures which gives its audit committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. CAC’s audit committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	compensation to an executive officer or director that is reported in CAC’s public filings and has been approved by CAC’s human resources committee or its board of directors;

•	transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party or (c) the person’s position as a partner with the related party with less than 5% interest and not the general partner of the partnership; and

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

“Related party transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CAC or its subsidiaries, including us, were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

CGP Management Services Agreement

On October 21, 2013, CAC and Growth Partners entered into a management services agreement with CEOC, pursuant to which CEOC and its subsidiaries provide certain services to CAC, Growth Partners and their subsidiaries, including us (the “CGP Management Services Agreement”), allowing CAC, Growth Partners and their subsidiaries, which include the Company, to leverage Caesars Entertainment’s infrastructure. The agreement, among other things:

•	provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate, and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of the performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee by CAC and/or Growth Partners in exchange for the provision of services.

The majority of the services provided by CEOC pursuant to the CGP Management Services Agreement have been subsumed by the Omnibus Agreement described below, and are provided by CES.

Property Management Agreements for Purchased Properties

On May 5, 2014, in conjunction with the First Closing and pursuant to the terms of the Transaction Agreement, Growth Partners (or one or more of its designated direct or indirect subsidiaries) acquired from CEOC (or one or more of its affiliates): (i) the Nevada Properties, (ii) 50% of the ongoing management fees and any termination fees payable under the Nevada Property Management Agreements and (iii) certain intellectual property that is specific to each of the Nevada Properties, for an aggregate purchase price of $1,340.0 million less assumed debt of the Nevada Properties, including the $185.0 million related to The Cromwell, and subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement. Pursuant to the terms of the Transaction Agreement, on May 20, 2014, in connection with the Second Closing, Growth Partners (or one or more of its designated direct or indirect subsidiaries) also agreed to acquire from CEOC (or one or more of its affiliates) (x) the Louisiana Property, subject to obtaining the approval from the Louisiana Gaming Control Board to purchase such property (which was subsequently obtained on May 19, 2014), (y) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement; and (z) certain intellectual property that is specific to the Louisiana Property, for an aggregate purchase price of $660.0 million, less outstanding debt to be assumed in the Second Closing, and also subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement.

Pursuant to the Nevada Property Management Agreements, the ongoing management fees payable to each of the Property Managers consist of (i) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Property Managers under each of the Nevada Property Management Agreements. Pursuant to the Nevada Property Management Agreements, among other things, the Property Managers will provide management services to the applicable Property and CLC will license enterprise-wide intellectual property used in the operation of the Properties. On October 1, 2014, the Nevada Property Management Agreements were assigned to CES.

Pursuant to the Louisiana Property Management Agreement, the ongoing management fees payable to the Property Manager consist of (i) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Property Manager under the Louisiana Property Management Agreement. Pursuant to the Louisiana Property Management Agreement, among other things, the Property Manager will provide management services to the Louisiana Property and CLC will license enterprise-wide intellectual property used in the operation of the Louisiana Property. On October 1, 2014, the Louisiana Property Management Agreement was assigned to CES.

Planet Hollywood Management Agreement

PHW Las Vegas, LLC and PHW Manager, LLC (“PHW Manager”), each a subsidiary of CEOC, entered into a hotel and casino management agreement dated as of February 19, 2010 that engaged PHW Manager to manage and operate Planet Hollywood. The initial term of the agreement is 35 full calendar years, and may be extended by PHW Manager for two additional terms of ten years each. PHW Manager was entitled to a base management fee calculated at 3.0% of adjusted gross operating revenue of PHW Las Vegas LLC plus net casino wins, and an incentive fee calculated at 4.5% of EBITDAM of PHW Las Vegas, LLC for each operating year, less the base management fee. In connection with the Transactions, PHW Las Vegas, LLC assigned the management agreement to a newly formed subsidiary, PHWLV, LLC, a subsidiary of Growth Partners, which holds Planet Hollywood and related assets. The management services were subsequently assigned to CES on October 1, 2014. For the years ended December 31, 2014 and 2013, the fees were $18.4 million and $17.8 million, respectively.

Formation of Services Joint Venture

On May 20, 2014, the Members entered into a services joint venture, CES. CES manages certain Enterprise Assets (as defined below) and the other assets it owns, licenses or controls, and employs certain of the corresponding employees and other employees who previously provided services to CEOC, CERP and the Company, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and the Company according to their allocation percentages (initially 70.0%,

24.6% and 5.4%, respectively), subject to annual review. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. On October 1, 2014, CES began operations in Nevada, Louisiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees.

Omnibus License and Enterprise Services Agreement

On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), which granted licenses to CEOC, CERP and the Company (collectively, the “Members” and each, a “Member”) and their affiliates in connection with CES commencing operations. In October 2014, initial contributions by the Members included cash contributions by CERP and the Company of $42.5 million and $22.5 million, respectively. CEOC and CERP will transition certain executives and employees to CES and the services of such employees will be available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.

Under the Omnibus Agreement, CEOC, CLC, Caesars World, Inc. (“CWI”) and subsidiaries of CEOC that are the owners of the CEOC properties granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards® program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”). CEOC, CLC and CWI also granted CES licenses to certain other intellectual property, including intellectual property that is specific to properties controlled by CEOC or its subsidiaries.

CES in turn granted to the properties owned or controlled by the Members and their respective affiliates non-exclusive licenses to the Enterprise Assets, and with respect to the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, an exclusive (subject to geographic restrictions) license in and to the “Harrah’s” and “Bally’s” names. CES also granted to CEOC, CLC, CWI and the properties owned or controlled by the Members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC and CWI a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement. CES also provides certain corporate services such as payroll, human resources, information technology, marketing, accounting and legal services pursuant to the Omnibus Agreement.

The LINQ Hotel Strip-Front Lease

On April 25, 2011, Caesars Linq, LLC, a wholly owned subsidiary of Caesars Entertainment, entered into a long-term operating lease with 3535 LV Corp. (“3535 LV”), a wholly owned subsidiary of CEOC, pursuant to which 3535 LV has the right to operate the Las Vegas Strip parcels on which The LINQ Hotel is located until 2026. 3535 LV pays Caesars Linq, LLC a fixed annual payment of $15.0 million pursuant to the terms of the lease, which is paid monthly. 3535 LV operates The LINQ Hotel pursuant to its own licenses (including gaming licenses).

World Series of Poker Circuit Event Agreements

Caesars Interactive entered into a Circuit Event Agreement with Caesars Entertainment pursuant to which Caesars Entertainment’s affiliates and non-affiliates may operate a certain number of World Series of Poker circuit events each year. The agreement is in effect until September 1, 2016, unless earlier terminated or extended upon the mutual agreement of the parties, and provides for the circuit event locations to be licensed by Caesars Interactive. Pursuant to the Circuit Event Agreement, Harrah’s New Orleans and Planet Hollywood hosted World Series of Poker circuit events in 2014, and Harrah’s New Orleans is scheduled to host events in 2015.

DESCRIPTION OF OTHER INDEBTEDNESS

Our outstanding indebtedness is comprised of our Senior Secured Credit Facilities and outstanding indebtedness at The Cromwell. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Credit Facilities

Overview. In connection with the Transactions, on May 8, 2014, the Issuers entered into the Senior Secured Credit Facilities. The Senior Secured Credit Facilities, which provide for senior secured financing of up to $1,325 million, consisting of (i) senior secured term loans in an aggregate principal amount of $1,175 million, which mature in 2021 (the “Term Loan Facility”), and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $150 million, which matures in 2019 and includes a letter of credit sub-facility (the “Revolving Credit Facility”). The Senior Secured Credit Facilities allow us to request one or more incremental term loan facilities and/or increase commitments under our Revolving Credit Facility in an aggregate amount of up to the sum of (x) up to $300.0 million plus (y) such additional amount so long as, (i) in the case of loans under additional credit facilities that rank pari passu with the liens on the collateral securing the Senior Secured Credit Facilities, our senior secured leverage ratio on a pro forma basis would not exceed 4.25 to 1.00, (ii) in the case of loans under additional credit facilities that rank junior to the liens on the collateral securing the Senior Secured Credit Facilities, our total secured leverage ratio on a pro forma basis would not exceed 6.25 to 1.00 and (iii) in the case of loans under additional credit facilities that are unsecured or is indebtedness of subsidiaries that are not loan parties under the Senior Secured Credit Facilities, our interest coverage ratio on a pro forma basis would not be less than 2.00 to 1.00, in each case, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the Senior Secured Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Interest and Fees. Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to, at our option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the administrative agent under the Senior Secured Credit Facilities and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. The applicable margin for borrowings under the Revolving Credit Facility is subject to one step-down based on our senior secured leverage ratio. In addition, on a quarterly basis, we are required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which may be subject to one or more step-down based on a leverage ratio to be agreed. We will also be required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

Mandatory and Voluntary Prepayments. The Senior Secured Credit Facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our senior secured leverage ratio is greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00 and to 0% if our senior secured leverage ratio is less than or equal to 3.00 to 1.00) of our annual excess cash flow to the extent such amount exceeds $5.0 million, as defined under the Senior Secured Credit Facilities;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, in each case subject to certain exceptions and provided that we may (a) reinvest within

15 months or (b) contractually commit to reinvest those proceeds within 15 months and so reinvest such proceeds prior to the termination of such contract in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Secured Credit Facilities.

Collateral and Guarantors. The Senior Secured Credit Facilities have been borrowed by the Company and guaranteed by Caesars Growth Properties Parent, LLC (“Parent”) and the material, domestic wholly owned subsidiaries of the Company (subject to exceptions), and are secured by a pledge of the equity interest of the Company directly held by Parent and substantially all of the existing and future property and assets of the Company and the guarantors, including a pledge of the capital stock of the wholly owned domestic subsidiaries held by the Company and the guarantors and 65% of the capital stock of the first-tier foreign subsidiaries held by the Company and the guarantors, in each case subject to exceptions. Each of Planet Hollywood, Bally’s Las Vegas, The LINQ Hotel and Harrah’s New Orleans are expected to be mortgaged under the Senior Secured Credit Facilities. The Cromwell has not been mortgaged, but the Senior Secured Credit Facilities will be secured by an indirect pledge of the equity interests of the subsidiary of the Company that holds The Cromwell.

Restrictive Covenants and Other Matters. Except during a covenant suspension period as defined under the Senior Secured Credit Facilities, the Senior Secured Credit Facilities require compliance on a quarterly basis with a maximum first-priority net senior secured leverage ratio test. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, we may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Company or any of its direct or indirect parent that will, upon the receipt by the Company of such cash, be included in the calculation of EBITDA pro forma. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters or more than six fiscal quarters during any period of eight consecutive fiscal quarters. Under the Senior Secured Credit Facilities, we may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. In addition, the Senior Secured Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) make non-ordinary course dispositions of assets; (ii) make certain mergers and acquisitions; (iii) make dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; (iv) incur indebtedness; (v) make certain loans and investments; (vi) create liens; (vii) transact with affiliates; (viii) change the business of the Borrower and its restricted subsidiaries; (ix) enter into sale/leaseback transactions; (x) in the case of its restrictions of subsidiaries, pay dividends or make distributions and limitations on negative pledges; (xi) change the fiscal year; (xii) modify subordinated debt documents and (xiii) with respect to Holdings, limitation on certain activities.

Cromwell Credit Facility

In November 2012, Cromwell LLC entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the “Cromwell Credit Facility”) to fund the renovation of the former Bill’s Gamblin’ Hall and Saloon into a boutique lifestyle hotel, rebranded as The Cromwell. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and were included as Restricted cash on our Combined and Consolidated Balance Sheets until drawn to pay for costs incurred in the renovation.

As of December 31, 2014, the book value of the Cromwell Credit Facility was presented net of the unamortized discount of $4.6 million and the effective interest rate was 11.90%.

The Cromwell Credit Facility also contains certain affirmative and negative covenants and requires Cromwell LLC to maintain, for each of the second and third full fiscal quarters following the renovated Project’s opening date, at least $7.5 million in consolidated EBITDA from The Cromwell, including the third-party leased nightclub/poolclub operations (the “Consolidated Cromwell EBITDA”). In addition, beginning in the fourth full fiscal quarter after the renovated Project’s opening date and for the three full fiscal quarters thereafter, the Cromwell Credit Facility also requires Cromwell LLC to maintain a senior secured leverage ratio (“SSLR”) of no more than 5.25 to 1.00, which is the ratio of Cromwell LLC’s first lien senior secured net debt to Consolidated Cromwell EBITDA. Upon the second anniversary date of the Project’s opening, the SSLR for the following four fiscal quarters may not exceed 5.00 to 1.00, until the third anniversary of the Project’s opening and for each fiscal quarter thereafter in which the SSLR may not exceed 4.75 to 1.00.

During the quarter ended December 31, 2014, Cromwell LLC failed to meet the covenant of achieving Consolidated Cromwell EBITDA of at least $7.5 million. The Cromwell Credit Facility allows us to cure this covenant by making a cash cure payment, which we intend to make in April 2015 during the permitted cure period.

THE EXCHANGE OFFER

Terms of the Exchange Offer

The Issuers are offering to exchange their Exchange Notes for a like aggregate principal amount of their Initial Notes.

The Exchange Notes that the Issuers propose to issue in this exchange offer will be substantially identical to the forms and terms of their Initial Notes except that, unlike their Initial Notes, the Exchange Notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being a broker-dealer and (ii) are not entitled to the registration rights applicable to the Initial Notes under the Registration Rights Agreement. You should read the description of the Exchange Notes in the section in this prospectus entitled “Description of Notes.”

Initial Notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

The Issuers reserve the right in their sole discretion to purchase or make offers for any Initial Notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase Initial Notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2015, unless the Issuers extend it in their reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Issuers expressly reserve the right to delay acceptance of any Initial Notes (only due to an extension of this exchange offer) in accordance with Rule 14e-1(c), extend or terminate this exchange offer and not accept any Initial Notes that they have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by them. The Issuers will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. The Issuers will also notify the holders of the Initial Notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require them to do otherwise.

The Issuers also expressly reserve the right to amend the terms of this exchange offer in any manner. If the Issuers make any material change, they will promptly disclose this change in a manner reasonably calculated to inform the holders of their Initial Notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If the Issuers make any material change to this exchange offer, they will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Initial Notes. In addition, the Issuers will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. The Issuers will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your Initial Notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the Initial Notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your Initial Notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the Initial Notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, the Issuers recommend that you use an overnight or hand-delivery service. If you choose the mail, the Issuers recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or Initial Notes to the Issuers. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your Initial Notes on your behalf.

Only a holder of Initial Notes may tender Initial Notes in this exchange offer. A holder is any person in whose name Initial Notes are registered on the Issuers’ books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your Initial Notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”),

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Initial Notes are tendered:

(1)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the Exchange Notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(2)	for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the registered holder(s) of the Initial Notes tendered: the signature must correspond with the name(s) written on the face of the Initial Notes without alteration, enlargement or any change whatsoever.

(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the Initial Notes.

(3)	a person other than the registered holder of any Initial Notes: these Initial Notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the Initial Notes on behalf of the registered holder, in satisfactory form to the Issuers as determined in their sole discretion, in each case, as the name of the registered holder or holders appears on the Initial Notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by the Issuers, evidence satisfactory to them of their authority to so act must also be submitted with the letter of transmittal.

To tender your Initial Notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the Initial Notes tendered and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that the Issuers will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by them,

(2)	any Exchange Notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives Exchange Notes, whether or not such person is the holder of the Exchange Notes, has no arrangement or understanding with any person to participate in a distribution of such Exchange Notes (within the meaning of the Securities Act) and is not participating in, and does not intend to participate in, the distribution of such Exchange Notes within the meaning of the Securities Act,

(4)	you or such other person who receives Exchange Notes, whether or not such person is the holder of the Exchange Notes, is not an “affiliate,” (as defined in Rule 405 of the Securities Act), of the Issuers, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of Exchange Notes, and

(6)	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Initial Notes, you represent that the Initial Notes to be exchanged for the Exchange Notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes.

You must also warrant that the acceptance of any tendered Initial Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuers of their obligations under the Registration Rights Agreement relating to the Initial Notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Issuers may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of Initial Notes by causing DTC to transfer these Initial Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender the Initial Notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the Initial Notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Issuers may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the Initial Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of Initial Notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of Initial Notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by the Issuers, with your name and address as holder of the Initial Notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the Initial Notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered Initial Notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of Initial Notes will constitute an agreement between you and the Issuers governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

The Issuers will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your Initial Notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by the Issuers in their sole discretion. The Issuers’ determination will be final and binding.

The Issuers reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in their opinion or their counsel’s opinion, be unlawful. The Issuers also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which the Issuers will not waive. If the Issuers waive a condition to this exchange offer, the waiver will be applied equally to all note holders. The Issuers’ interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as the Issuers shall determine. The Issuers, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of Initial Notes. The Issuers and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any Initial Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, the Issuers will accept all Initial Notes properly tendered and will issue the Exchange Notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, Initial Notes will be deemed to have been accepted as validly tendered for exchange when, as and if the Issuers give oral or written notice of acceptance to the exchange agent.

The Issuers will issue the Exchange Notes in exchange for the Initial Notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered Initial Notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of Initial Notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to the Issuers and the exchange agent.

If any tendered Initial Notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder, or, in the case of Initial Notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint the Issuers’ designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the Initial Notes tendered. This proxy will be considered coupled with an interest in the initial tendered notes. This appointment will be effective only when, and to the extent that the Issuers accept your notes in this exchange offer. All prior proxies on these Initial Notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. The Issuers’ designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The Initial Notes will be validly tendered only if the Issuers are able to exercise full voting rights on the Initial Notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by the Issuers.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the Initial Notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the Initial Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Initial Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these Initial Notes are to be registered, if this name is different from that of the person having tendered the Initial Notes to be withdrawn, and

(5)	if applicable because the Initial Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the Initial Notes to be withdrawn.

The Issuers will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and the Issuers’ determination will be final and binding on all parties. Initial Notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to the applicable holders all Initial Notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn Initial Notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

The Issuers will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair the Issuers’ ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the Exchange Notes,

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the Issuers’ Exchange Notes under the TIA and there are no proceedings initiated or, to the Issuers’ knowledge, threatened for that purpose,

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair the Issuers’ ability to proceed with this exchange offer, and

(5)	the Issuers’ obtain all governmental approvals that they deem in their sole discretion necessary to complete this exchange offer.

These conditions are for the Issuers’ sole benefit. The Issuers may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time at or before the expiration of the exchange offer, if the Issuers determine in their reasonable judgment that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If the Issuers waive a condition to this exchange offer, the waiver will be applied equally to all note holders. The Issuers will not be deemed to have waived their rights to assert or waive these conditions if they fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which the Issuers may assert at any time and from time to time.

If the Issuers determine that they may terminate this exchange offer because any of these conditions is not satisfied, they may:

(1)	refuse to accept and return to their holders any Initial Notes that have been tendered,

(2)	extend the exchange offer and retain all Initial Notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered Initial Notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

The Issuers will record the Exchange Notes at the same carrying value as the Initial Notes as reflected in the Issuers’ accounting records on the date of the exchange. Accordingly, the Issuers will not recognize any gain or loss for accounting purposes. The Issuers will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the Exchange Notes over the term of the Exchange Notes.

Exchange Agent

The Issuers have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail:

U.S. Bank National Association,

Corporate Trust Services

P.O. Box 64111

St. Paul, Minnesota 55164-0111

By hand or overnight mail:

U.S. Bank National Association

Corporate Trust Services

111 Fillmore Avenue E

St. Paul, Minnesota 55107-6802

Noteholder inquiry phone number: 1-800-934-6802

Fees and Expenses

The Issuers will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

The Issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, the Issuers will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Initial Notes and for handling or forwarding tenders for exchange to their customers.

The Issuers will pay all transfer taxes, if any, applicable to the exchange of Initial Notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the Initial Notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, the Issuers will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The Initial Notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Initial Notes for Exchange Notes in accordance with this exchange offer, or if you do not properly tender your Initial Notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the Initial Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate the Issuers to register the Initial Notes under the Securities Act. You will not be able to require the Issuers to register your Initial Notes under the Securities Act unless:

(1)	the initial purchasers request the Issuers to register Initial Notes that are not eligible to be exchanged for Exchange Notes in the exchange offer; or

(2)	you are not eligible to participate in the exchange offer; or

(3)	you may not resell the Exchange Notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4)	you are a broker-dealer and hold Initial Notes that are part of an unsold allotment from the original sale of the Initial Notes,

in which case the Registration Rights Agreement requires the Issuers to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the Initial Notes described in this sentence. The Issuers do not currently anticipate that they will register under the Securities Act any Initial Notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

General

Caesars Growth Properties Holdings, LLC, a Delaware limited liability company (the “Company”) and Caesars Growth Properties Finance, Inc., a Delaware corporation (together with the Company, the “Issuers”), issued, collectively, $675.0 million aggregate principal amount of 9.375% Second-Priority Senior Secured Notes due 2022 (the “Notes”) under an indenture, dated April 17, 2014, among the Issuers and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), as supplemented by that first supplemental indenture, dated May 20, 2014, among the Issuers, the Subsidiary Guarantors (as defined below) party thereto, the Trustee and the Collateral Agent (as defined below) and that second supplemental indenture, dated March 30, 2015, among the Issuers, the Subsidiary Guarantors party thereto, the Trustee and the Collateral Agent (the “Indenture”). For the purposes of this “Description of Notes,” the term “Notes” shall refer to both the Initial Notes and the Exchange Notes.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuers will issue Exchange Notes in exchange for Initial Notes, in an initial aggregate principal amount of up to $675 million. Following the Issue Date, the Issuers may issue additional Notes from time to time. Any offering of additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The Notes and any additional Notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP number, if applicable. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Exchange Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Exchange Notes

The Notes will be senior obligations of the Issuers, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on May 1, 2022. Each Note will bear interest at a rate of 9.375% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 2014.

Additional interest is payable with respect to the Notes in certain circumstances if the Issuers do not consummate the exchange offer (or shelf registration, if applicable) as provided in the Registration Rights Agreement and as further described under “The Exchange Offer.”

Optional Redemption

On or after May 1, 2017, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice delivered to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Period	Redemption price
2017	107.031%
2018	104.688%
2019	102.344%
2020 and thereafter	100.000%

In addition, prior to May 1, 2017, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to May 1, 2017, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of principal amount thereof) of 109.375%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any such redemption described above or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of DTC, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” In addition, in the event any holder is found unsuitable by a Gaming Authority to hold the Notes, the Notes may be redeemed by the Issuers pursuant to the procedures described under the caption “Mandatory Disposition Pursuant to Gaming Laws.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes and the Guarantees will be senior Indebtedness of the Issuers and the Subsidiary Guarantors, respectively, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, will have the benefit of the security interest in the Collateral as described under “—Security” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers.

Pursuant to the Security Documents and the Intercreditor Agreement, the Notes will have the benefit of a security interest in the Collateral that will be second in priority behind the Senior Secured Credit Facilities and all other existing and future First-Priority Lien Obligations, and pari passu in priority to any future Other Second-Lien Obligations, with respect to all Collateral, subject to Permitted Liens and exceptions described under “—Security for the Notes.” All of the Issuers’ Domestic Wholly Owned Restricted Subsidiaries that guarantee the Senior Secured Credit Facilities are Subsidiary Guarantors with respect to the Notes, and their assets and property secure the Notes to the extent described below under “—Security for the Notes.”

At December 31, 2014, the Company and its Subsidiaries had:

(1)	$1,169.1 million face value of outstanding indebtedness constituting First-Priority Lien Obligations under the Term Loan Facility;

(2)	$675.0 million aggregate principal amount of Notes;

(3)	no senior unsecured indebtedness; and

(4)	$184.5 million face value of outstanding indebtedness of subsidiaries of the Company that are not Subsidiary Guarantors.

In addition, as of December 31, 2014, the Issuers had $150.0 million of unutilized capacity under the Revolving Credit Facility that would constitute First-Priority Lien Obligations.

Although the Indenture will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Company and its Restricted Subsidiaries, and the issuance of Preferred Stock by the Restricted Subsidiaries that are not an Issuer or Subsidiary Guarantors, such limitation is subject to a number of significant qualifications and exceptions. The Company and its Restricted Subsidiaries are able to Incur additional amounts of Indebtedness. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation or Other Second-Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A portion of the operations of the Company are conducted through its subsidiaries. Unless a Subsidiary is a Subsidiary Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary, generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuers, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not an Issuer or Subsidiary Guarantors. As of the date of this prospectus, our only Subsidiaries that will not be Subsidiary Guarantors are Corner Investment Company, LLC and its subsidiaries. See “Risk Factors—Risks Related to the Notes and this Offering—The notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”

Security for the Notes

The Notes are secured by second-priority security interests (subject to Permitted Liens) in the Collateral. The Collateral consists of substantially all of the property and assets, in each case, that are held by any Issuer or any Subsidiary Guarantor, to the extent that such assets secure the First-Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions, (i) any real property (owned or leased), other than those securing First-Priority Lien Obligations, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a customary financing statement) and commercial tort claims with a value of less than the amount specified in the Security Documents, (iii) cash, deposit accounts and securities accounts (to the extent that a Lien thereon must be perfected by any action other than the filing of customary financing statements), (iv) those assets over which the pledging or granting of security interests in such assets would not be effective under, or be prohibited by, applicable law, rule or regulation (including any Gaming Law, rule or regulation) or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Issue Date or (B) acquired after the Issue Date with Indebtedness of the type permitted pursuant to clauses (d) or (w) of the second paragraph under “ Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that is secured by a Permitted Lien) (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Issuers, (vi) margin stock, (vii) equity interests in any Person other than Wholly Owned Subsidiaries to the extent a pledge thereof is prohibited by, or would give any other party (other than any Issuer or any Subsidiary Guarantor) the right to terminate its obligations under, the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement or any other contractual obligation with an unaffiliated third party (other than non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable law), (viii) voting equity interests in foreign subsidiaries and certain related holding companies in excess of 65% thereof, (ix) any equity interests of any immaterial subsidiary, any unrestricted subsidiary and any Qualified Non-Recourse Subsidiary, (x) any lease, license, or other agreement to which an Issuer is a party to the extent that a grant of a security interest therein would violate applicable law (including Gaming Laws) or violate or invalidate such lease, license or agreement, or create a right of termination in favor of any other party thereto (other than any Issuer or any Subsidiary Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (xi) any equipment or other asset owned by any Issuer or any Subsidiary Guarantor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuers or Subsidiary Guarantors as a condition to the creation of any other security interest on such equipment or asset and, in each case, the prohibition or requirement is permitted under the Indenture, (xii) any governmental licenses (including gaming licenses) or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (xiii) pending “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with or accepted by the United States Trademark Office, (xiv) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in the Security Documents, (xv) assets subject to

Liens securing any Qualified Non-Recourse Debt or Qualified Receivables Financings, (xvi) any asset at any time the Credit Agreement is outstanding that is not then subject to a Lien securing First-Priority Lien Obligations under the Credit Agreement at such time and (xvii) certain other exceptions described in the Security Documents, including the limitation on stock collateral described below (all such excluded assets referred to as “Excluded Assets”). Except for securities or other equity interests deemed not to be part of the Collateral as a result of the following paragraph, which will secure the obligations outstanding under the Senior Secured Credit Facilities, the foregoing excluded property and assets do not secure the First-Priority Lien Obligations. The security interests securing the Notes are second in priority to any and all security interests at any time granted to secure the First-Priority Lien Obligations and are also subject to all other Permitted Liens. The First-Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. Secured Bank Indebtedness includes the Senior Secured Credit Facilities. The Person holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First-Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

In addition, with respect to any pledges of Capital Stock by any Issuer or any Subsidiary Guarantor, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Issuer or any Subsidiary of an Issuer due to the fact that such Issuer’s or such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Issuer or such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby, but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of the Trustee, the Collateral Agent or any holder of such Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the Notes. In the event that Rule 3-10 or 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Issuer’s or such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of that Issuer or such Subsidiary, then the Capital Stock of such Issuer or such Subsidiary will automatically be deemed to be a part of the Collateral for the Notes.

The Issuers and the Subsidiary Guarantors are able to Incur additional Indebtedness in the future that could share in the Collateral, including additional First-Priority Lien Obligations and Other Second-Lien Obligations that would be secured on a second-priority basis with the Notes and the Guarantees, as applicable. The amount of such First-Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First-Priority Lien Obligations and Other Second-Lien Obligations could be significant.

After-Acquired Collateral

Subject to certain limitations and exceptions, if any Issuer or any Subsidiary Guarantor creates any additional security interest upon any property or asset (other than Excluded Assets) to secure any First-Priority Lien Obligations (which include Obligations in respect of Secured Bank Indebtedness), it must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority lien that secures obligations in respect of the First-Priority Lien Obligations) upon such property as security for the Notes. Also, if granting a security interest in such property requires the consent of a third party, the applicable Issuer or Subsidiary Guarantor will use commercially reasonable efforts to obtain such consent with respect to the second-

priority security interest for the benefit of the Collateral Agent on behalf of the Trustee and the holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Issuers, the Subsidiary Guarantors and the Collateral Agent have entered into the Security Documents defining the terms of the security interests that secure the Notes, the Guarantees and Other Second-Lien Obligations. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Subsidiary Guarantors under the Notes, the Guarantees, the Indenture and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, the Issuers and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the collateral agent under the Credit Agreement in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The Collateral Agent, the collateral agent under the Credit Agreement, the Issuers and the Subsidiary Guarantors have entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First-Priority Lien Obligations permitted to be Incurred under the Indenture. The First-Lien Agent is initially the agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First-Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated, except, among other things, (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes, which may not be sufficient to satisfy our obligations under the Notes.” After the Discharge of Senior Lender Claims, the Collateral Agent in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee and/or Collateral Agent) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second-Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Notes and this Offering—The rights of holders of Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) the holders of First-Priority Lien Obligations and the First-Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without any consultation with or the consent of the holders of the Notes, (2) the Intercreditor Agreement may be amended, without the consent of the Collateral Agent, the Trustee and the holders of the Notes, to add additional secured creditors holding Other Second-Lien Obligations so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreement or the Indenture and (3) in the event the holders of the First-Priority Lien Obligations change, waive, modify or vary the security documents securing First-Priority Lien Obligations, such modification will automatically apply to the comparable provisions of the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of officers that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Issuers have complied with their undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if any Issuer or Subsidiary Guarantor is subject to any insolvency or liquidation proceeding, the Collateral Agent and the holders will agree that:

(1)	if the First-Lien Agent shall desire to permit the use of cash collateral or to permit such Issuer or any Subsidiary Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Collateral Agent and the holders agree not to object or otherwise consent to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 5 below) and, to the extent the Liens securing the First-Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to, among other things, (i) such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First-Priority Lien Obligations, (ii) all adequate protection Liens granted to the holders of the First- Priority Lien Obligations and (iii) any such “carve-out” for professional and United States Trustee fees agreed to by the First-Lien Agent;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First-Priority Lien Obligations made by the First-Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of such Issuer or Subsidiary Guarantor for which the First-Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First-Lien Agent and the required lenders under the Credit Agreement (which includes the Senior Secured Credit Facilities);

(5)

none of them shall contest (or support any other Person contesting) (a) any request by the First-Lien Agent or the holders of First-Priority Lien Obligations for adequate protection, (b) any objection by the First-Lien Agent or the holders of First-Priority Lien Obligations to any motion, relief, action or proceeding based on the First-Lien Agent’s or the holders of First-Priority Lien Obligations’ claiming a lack of adequate protection or (c) the allowance and/or payment of pre- or post-petition interest, fees, expenses or other amounts of any First-Lien Agent or the holders of First-Priority Lien Obligations under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision in any Bankruptcy Law (as adequate protection or otherwise). Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First-Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim (as applicable) in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Collateral Agent (A) may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), (i) which Lien is subordinated to the Liens securing the First-Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) and Liens granted as adequate protection for the Liens securing the First-Priority Lien Obligations on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First-Priority Lien Obligations under the Intercreditor Agreement and (ii) which superpriority claim is subordinated to the Liens securing the First-Priority Lien Obligations and such DIP Financing, and (B) agrees that it will not seek or request adequate protection in any other form, and (ii) in the event the Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral and/or a superpriority claim, then the Collateral Agent and the Noteholders agree that the holders of the First-Priority Lien Obligations shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the applicable First-Priority Lien Obligations and any such DIP Financing and/or (as applicable) a senior superpriority claim, and that any Lien on such additional or replacement collateral securing or granted as adequate protection for the Notes shall be subordinated to the Liens on such collateral securing the First-Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First-Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First-Priority Lien Obligations under the Intercreditor Agreement, and any superpriority claim granted as adequate protection for the Liens securing the Notes shall be subordinated to the Liens securing the First-Priority Lien Obligations; and

(6)	until the Discharge of Senior Lender Claims has occurred, the Collateral Agent, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provisions of any other Bankruptcy Law senior to or on a parity with the Liens securing the First-Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First-Priority Lien Obligations of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provisions of any other Bankruptcy Law.

Without limiting the generality of the forgoing, to the extent that the holders of the First-Priority Lien Obligations are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Collateral Agent, on behalf of itself and each noteholder, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable).

To the extent the Company and its Restricted Subsidiaries are permitted to Incur Other Second-Lien Obligations under the covenants described below under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the holders of such Other Second-Lien Obligations will share the second priority Lien granted to the Collateral Agent on an equal and ratable basis with the holders of the Notes. Subject to the provisions of the Intercreditor Agreement, the proceeds of the second priority Lien in the Collateral will be distributed first, to the Trustee, the Collateral Agent and any representative for Other Second-Lien Obligations for the payment of all fees and reasonable out-of-pocket costs and expenses Incurred in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture and any documents relating to the Other Second-Lien Obligations, the Security Documents and the Intercreditor Agreement (including all existing claims for indemnification under the Indenture or any other document evidencing Other Second-Lien Obligations), including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Trustee or Collateral Agent or representative of Other Second-Lien Obligations on behalf of the Issuers or any Guarantor and any other reasonable costs and expenses Incurred in connection with the exercise of any right or remedy of the holders of the Notes or the holders of the Other Second-Lien Obligations, and second, to the holders of the Notes and the holders of any Other Second-Lien Obligations to pay the principal and any accrued and unpaid interest thereon on a pro rata basis on the respective amounts of the Notes and the Other Second-Lien Obligations then outstanding. The Collateral Agent will only be permitted, subject to applicable law and the next sentence, to exercise remedies and sell the Collateral at the written direction of the holders of a majority in the aggregate principal amount of the Notes and such Other Second-Lien Obligations. The Collateral Agent shall be authorized to take, but shall not be required to take, and shall in no event have any liability for the taking, any delay in taking or the failure to take, such actions with regard to a default or an event of default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the holders of the Notes and the holders of Other Second-Lien Obligations and to preserve the value of the Collateral. Any action taken or not taken without the vote of any holder or holder of Other Second-Lien Obligations to the remedies section of the Security Documents shall nevertheless be binding on such party.

Release of Collateral

The Issuers and the Subsidiary Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First-Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if any Issuer or Subsidiary Guarantor subsequently Incurs First-Priority Lien Obligations that are secured by Liens on property or assets of any Issuer of the type constituting the Collateral and the related Liens are Incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuers will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First-Priority Lien Obligations, will be second priority Liens on the Collateral securing such First-Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First-Priority Lien Obligations or by a collateral agent or other representative designated by the Issuers to hold the second priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to a Person that is not an Issuer or a Subsidiary Guarantor to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3)	in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	in respect of the property or assets of an Issuer, upon the release or discharge of such Issuer’s Notes Obligations in accordance with the Indenture;

(5)	in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the Guarantee of such Subsidiary Guarantor in accordance with the Indenture;

(6)	in respect of any property and assets securing the First-Priority Lien Obligations, upon the release of the security interests securing such assets or property securing any First-Priority Lien Obligations, other than in connection with a Discharge of Senior Lender Claims; and

(7)	as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Notes will not be released pursuant to clause (1) of the foregoing paragraph, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

To the extent necessary and for so long as required for such Issuer or such Subsidiary not to be subject to any requirement pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of an Issuer or any Subsidiary of the Issuers shall not be included in the Collateral with respect to the respective Notes so affected (as described under “—Security for the Notes”) and shall not be subject to the Liens securing such Notes and the Notes Obligations.

Guarantees

Each of the Company’s direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and that are borrowers or guarantors under the First-Priority Lien Obligations (other than Caesars Growth Properties Finance, Inc.) jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Subsidiary Guarantors are secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by such Subsidiary Guarantor. The Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes and this Offering—Federal and state statutes allow courts, under specific circumstances, to void the issuance of debt securities. In such circumstances, the Notes, the subsidiary guarantees and the pledges securing the Notes could be voided and holders could be required to return payments received.” After the Issue Date, the Issuers will cause each Wholly Owned Restricted Subsidiary that Incurs or guarantees certain Indebtedness of an Issuer or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same senior secured basis. See “—Certain Covenants—Future Subsidiary Guarantors.”

Each Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations of such Subsidiary Guarantor;

(2)	subject to the next succeeding paragraph, be binding upon each such Subsidiary Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Each Guarantee will be automatically released upon:

(1)	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the Indenture;

(2)	the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3)	the release or discharge of the guarantee by such Subsidiary Guarantor of the Indebtedness which resulted in the obligation to guarantee the Notes;

(4)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(5)	such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of the First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security—Release of Collateral.”

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuers shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to the Notes and this Offering—The Issuers may not be able to repurchase the Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement (including the Senior Secured Credit Facilities). Future Bank Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and this Offering—The Issuers may not be able to repurchase the Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuers and their Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Notes” section of this Prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”;

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Asset”; and

(7)	“—Future Subsidiary Guarantors.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” The Company shall promptly upon its occurrence deliver to the Trustee an Officer’s Certificate notifying the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date, and the date thereof. The Trustee shall not have any obligation to monitor the occurrence or dates of any Covenant Suspension Event or Reversion Date and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Covenant Suspension Event or Reversion Date.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default is deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Company must comply with the terms of covenant described under “—Future Subsidiary Guarantors.”

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of the Restricted Subsidiaries (other than an Issuer or a Subsidiary Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer or Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (including any Indebtedness Incurred and represented by any First-Priority Lien Obligations of the Company or any Restricted Subsidiaries, the proceeds of which First-Priority Lien Obligations are used to repay Indebtedness under such Credit Agreement) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed (x) $1,625.0 million plus (y) an additional aggregate principal amount of Indebtedness constituting First-Priority Lien Obligations outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 4.25 to 1.00;

(b)	the Incurrence of up to $675.0 million of Indebtedness at any time outstanding under the Notes (and any Exchange Notes);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) or (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by an Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(e)	Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Company to any Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuers under the Notes or Subsidiary Guarantors under the Guarantees, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of the Company or a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Guarantor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	(x) Hedging Obligations entered into in connection with the Transactions and (y) Hedging Obligations that are not Incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in connection with a Project or in the ordinary course of business or consistent with past practice or industry practice;

(l)	other Indebtedness or Disqualified Stock of the Company or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference not greater than 100% of the net cash proceeds received by the Company and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company or a Restricted Subsidiary) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any Subsidiary) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash do not constitute Management Fee Contributions or have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)	any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of the Company or a Subsidiary Guarantor in respect of the Notes, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Guarantor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with, or not in contravention of, the covenant described under “—Future Subsidiary Guarantors” solely to the extent such covenant is applicable;

(o)

the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p), (w) and (x) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such

Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor that refinances Indebtedness of an Issuer or a Subsidiary Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First-Priority Lien Obligations;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or, subject to the third paragraph of this covenant, any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of the Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Company or any of the Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Company would be equal to or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t)	[reserved];

(u)	Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness constituting Qualified Non-Recourse Debt in an aggregate outstanding principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (w), does not exceed $250.0 million;

(x)	Indebtedness Incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Company or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of $100.0 million and 4.0% of Total Assets;

(y)	to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with a Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided, that no such agreements shall give rise to Indebtedness for borrowed money); and

(z)	Indebtedness of Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (z), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (z), does not exceed the greater of $100.0 million and 4.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness incurred pursuant to this clause (z) shall cease to be deemed incurred or outstanding for purposes of this clause (z) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (z)).

Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clauses (l) or (p)(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor incurred or issued pursuant to the first paragraph of this covenant and clauses (l) and (p)(x) of the second paragraph of this covenant, collectively, would exceed the greater of $100.0 million and 4.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (z) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided, however, Indebtedness Incurred under the Credit Agreement on the Issue Date will be deemed to have been Incurred pursuant to clause (a) of the second paragraph of this covenant and may not later be reclassified; and

(2)	at the time of Incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to another clause of the first or second paragraph above (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of any of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and

(B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Management Fee Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Company or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary after the Issue Date from:

(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and the Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary after the Issue Date, the Fair Market Value (as determined in good faith by the Company) of the Investment of the Company in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $50.0 million, shall be determined by the Board of Directors) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the consummation of any irrevocable redemption, as applicable, such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”);

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or such Subsidiary Guarantor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the Cumulative Credit), plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Issue Date, plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company in connection with Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company, any of the Restricted Subsidiaries or their direct or indirect parents in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the common stock of the Company (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with or in an amount equal to any Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)

the payment of dividends or other distributions to any direct or indirect parent of the Company that files a consolidated tax return that includes the Company and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Company and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Company and its Restricted Subsidiaries paid such taxes as a standalone taxpayer (or standalone group);

(13)	the payment of Restricted Payments, if applicable:

(a)	in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company and general corporate operating and overhead expenses of any direct or indirect parent of the Company in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Transactions and the payment of fees and expenses Incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company or Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	any Restricted Payment made under an Operations Management Agreement;

(16)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(17)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(19)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(20)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided , however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Company) of such property.

As of the Issue Date, all of the Subsidiaries of the Company will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of the Restricted Subsidiaries to, make or pay any dividend or make any distribution (whether in cash or otherwise) on, or in respect of, the Capital Stock of the Company or purchase or otherwise acquire any Capital Stock of the Company or any direct or indirect parent of the Company for the purpose of paying any dividend or making any distribution to, or acquiring Capital Stock of any direct or indirect parent of the Company from, the Sponsors, or guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Sponsors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (9), (10), (15) or (20) of the definition of “Permitted Investments,” if (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be greater than 6.00 to 1.00 or (y) such payment is not otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b)	make loans or advances to the Company or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture, the Notes (and any Exchange Notes) and the Guarantees;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to the Company or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of the Company or such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Company or any Restricted Subsidiary that is an Issuer, a Subsidiary Guarantor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not an Issuer, a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company) or (c) of any Restricted Subsidiary Incurred in connection with any Qualified Non-Recourse Debt, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(14)	any encumbrance or restriction in any agreement related to the development or financing of a Project; or

(15)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(c)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any direct obligation in respect of, or any guarantee of payment of, such Indebtedness in connection with the Asset Sale,

(d)	consideration consisting of Indebtedness of the Company or a Subsidiary Guarantor (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary, and

(e)	any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of $150.0 million and 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (a) Indebtedness constituting First-Priority Lien Obligations and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (c) Notes Obligations or (d) other Pari Passu Indebtedness (provided that if an Issuer or any Subsidiary Guarantor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First-Priority Lien Obligations under this clause (d), the Issuers will equally and ratably reduce Notes Obligations as provided under “—Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Company; or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing, or delivered electronically if held by DTC, the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the

Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent of the Company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	[reserved];

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any direct or indirect parent of the Company;

(5)	payments by the Company or any Restricted Subsidiary to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this Prospectus or (y) approved by a majority of the Board of Directors in good faith;

(6)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Company;

(9)	the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of any transaction, agreement or arrangement described in this Prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement, taken as a whole, are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date (as determined in good faith by the Company);

(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to CEOC and its Affiliates or the Sponsors, if any, which are described in this Prospectus or contemplated by the Transactions;

(11)	any transactions made pursuant to an Operations Management Agreement; provided that the payment of any portion of the management fees under the applicable Management Agreement in respect of the Purchased Properties that are payable to Growth Partners shall be (i) subordinated to all payments of principal and interest in respect of the Note Obligations and (ii) subject to (A) there not having occurred and being continuing any Event of Default and (B) the substantially simultaneous contribution by Growth Partners of such management fee to the Company (such contribution a “Management Fee Contribution”);

(12)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(13)	any transaction effected as part of a Qualified Receivables Financing;

(14)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary, as appropriate, in good faith;

(16)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(17)	any contribution to the capital of the Company;

(18)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(19)	transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	pledges of Equity Interests of Unrestricted Subsidiaries;

(21)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(22)	any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(23)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Notwithstanding the foregoing, Caesars Entertainment, CAC, Growth Partners and their respective Affiliates (other than the Company and its Subsidiaries) shall not be considered Affiliates of the Company or its Subsidiaries with respect to any transaction, so long as the transaction is in the ordinary course of business, pursuant to agreements existing on the Issue Date or pursuant to any management agreement or shared services agreement entered into with any of the Company and/or its Subsidiaries or, in each case, amendments, modifications or supplements thereto, or replacements thereof, that are not materially adverse to the Company or its Subsidiaries, taken as a whole (as determined by the Company in good faith).

Liens

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist (i) any Lien on any asset or property of the Company or any Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First-Priority Lien Obligation of any Issuer or Subsidiary Guarantor without effectively providing that the Notes or the obligations of such Subsidiary Guarantor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations, except as set forth under “—Security for the Notes.”

Clause (i) of the preceding paragraph will not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Guarantor in respect of the Notes under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Guarantor obligations under such clause (i).

For purposes of determining compliance with this covenant, (a) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (b) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of

Indebtedness secured by such Lien (or any portion thereof) in one of the clauses of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant and in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and Other Information

The Indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(4)	any other information, documents and other reports which the Issuers would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that (i) at any time prior to the filing of an exchange offer registration statement or a shelf registration statement by the Company, the Issuers shall not be required to provide financial statements or other financial information regarding any individual Issuer and may instead provide financial statements and other financial information on a combined basis consistent with the presentation in this Prospectus and (ii) the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 20 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this Prospectus.

Notwithstanding the foregoing, the Company will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, or

(b)	any direct or indirect parent of the Company is or becomes a Guarantor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant, and the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offers registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Company’s website (or that of any of its parent companies).

Future Subsidiary Guarantors

The Indenture provides that the Company will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary, a Qualified Non-Recourse Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuers and their Subsidiaries) that guarantees any Indebtedness of the Issuers or any other guarantor of the Notes (other than Caesars Growth Properties Finance, Inc.) to execute and deliver to the Trustee (i) a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes and (ii) joinders to or new Security Documents and take all actions required by the Security Documents to perfect the Liens created thereunder.

After-Acquired Property

The Indenture provides that, upon the acquisition by any Issuer or Subsidiary Guarantor of any First-Priority After-Acquired Property, such Issuer or Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected second-priority security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After- Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be approved, licensed, qualified or found suitable under applicable gaming laws. Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any such Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuers shall have the right, at their election, (1) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such Notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

•	such person’s cost, or

•	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date such person became a Disqualified Holder.

The Company will notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. The Company will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or finding of suitability.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than in connection with the Transactions described in this Prospectus) unless:

(1)	the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, at least one other Issuer is a corporation;

(2)	the Successor Issuer (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)

immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries is not less than such ratio for such prior Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Company is not the Successor Issuer, the Company and each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Company or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to another Issuer or to another Restricted Subsidiary and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary that is an Issuer or a Subsidiary Guarantor, neither such Issuer or Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Issuer or such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in any case in connection with the Transactions described in this Prospectus) unless:

(1)

either (a) such Issuer or Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Issuer or Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Issuer or Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Entity”) and the Successor Entity (if other than such Issuer or Subsidiary Guarantor) expressly assumes all the obligations of such Issuer or Subsidiary Guarantor under the Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Entity (if other than such Issuer or Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Entity (if other than such Issuer or Subsidiary Guarantor) will succeed to, and be substituted for, such Issuer or Subsidiary Guarantor under the Indenture and such Issuer’s or Subsidiary Guarantor’s obligations in respect of the Notes, and such Issuer or Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Issuer’s or Subsidiary Guarantor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) an Issuer (other than the Company) or a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer or Subsidiary Guarantor is not increased thereby and (2) an Issuer (other than the Company) or a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Issuer (other than the Company) or Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to an Issuer or any Subsidiary Guarantor.

Defaults

An “Event of Default” is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(4)	the failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(5)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”);

(6)	failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(7)	the Note Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof);

(8)	unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents, the second priority Liens on any material Collateral cease to be valid or enforceable and such Default continues for 30 days, or an Issuer shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

(9)	the failure by any Issuer or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuers and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuers are required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, Security Documents and Intercreditor Agreement may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in such Note;

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuers or any Subsidiary Guarantor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the pro rata application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes except, in each case, as provided in the Indenture, the Security Documents or the Intercreditor Agreement.

Without the consent of any holder, the Issuers and Trustee may amend the Indenture, the Security Documents or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer (with respect to an Issuer) of the obligations of the Issuers under the Indenture and the Notes, to provide for the assumption by a Successor Entity of the obligations of an Issuer or a Subsidiary Guarantor under the Indenture, the Notes or its Guarantee, as applicable, and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Guarantor or collateral with respect to the Notes, to secure the Notes, to release or subordinate Collateral as permitted by the Indenture, the Security Documents or the Intercreditor Agreement, to add additional secured creditors holding First-Priority Lien Obligations, Other Second-Lien Obligations or other Junior Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement, to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement, and the Issuers will confirm their good faith intention of any such textual change intended to be a verbatim recitation in an Officer’s Certificate delivered to the Trustee, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuers or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(2)	the Issuers have paid all other sums payable under the Indenture; and

(3)	the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all of their obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuers exercise their legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuers to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise their defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law); provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and appointed by the Issuers as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at May 1, 2017 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through May 1, 2017 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date, or in the case of a Satisfaction and Discharge or Defeasance the Treasury Rate as of two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee under the Indenture, plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to an Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Company) of less than $25.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary or the Company to another Restricted Subsidiary or the Company;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(g)	foreclosure or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, license, easement, assignment, sublease or sublicense of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any sales, licenses, sublicenses, grants or other dispositions or abandonment of intellectual property in the ordinary course of business;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with or constituting Permitted Liens;

(p)	any disposition of Capital Stock of the Company or a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any disposition made pursuant to an Operations Management Agreement;

(r)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(t)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(u)	[reserved];

(v)	any leases, subleases, easements or licenses with respect to any Real Property entered into by the Company or a Restricted Subsidiary so long as such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impact or detract from, the operation of a Project;

(w)	the (i) lease, sublease or license of any portion of a Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation, spa, pool, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within a Project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such lease and subleases generally and/or entered into connection with a Project (collectively, the “Venue Easements”); provided that (A) the Company or a Restricted Subsidiary shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (B) no Venue Easements or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of a Project;

(x)	the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of a Project; provided, that in each case such dedication or other disposition is in furtherance of, and does not materially impair or interfere with the use or operations (or intended use or operations) of, a Project; and

(y)	the granting of easements, rights of way, rights of access and/or similar rights to any governmental authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to a Project, the Real Property held by the Company, a Restricted Subsidiary or the public at large that would not reasonably be expected to interfere in any material respect with the construction, development or operation of a Project.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means the board of directors or managers, as applicable, of the Company or any direct or indirect parent of the Company (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“CAC” means Caesars Acquisition Company.

“Caesars Entertainment” means Caesars Entertainment Corporation.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(10)	time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Company and the Subsidiaries, on a combined or consolidated basis, as of the end of the Company’s most recently completed fiscal year; and

(11)	instruments equivalent to those referred to in clauses (1) through (10) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“CEOC” means Caesars Entertainment Operating Company, Inc.

“CERP” means Caesars Entertainment Resort Properties, LLC.

“CES” means Caesars Enterprise Services, LLC.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)

the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities

(within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of (prior to a Holdco Qualified Public Offering) the Company or (upon or after a Holdco Qualified Public Offering) the Holdco Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral “ means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means U.S. Bank National Association in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Company for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Company and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum, without duplication, of:

(1)	consolidated interest expense of the Company and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of the Company and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and the Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to the Company, at any date the ratio of (i) Consolidated Total Indebtedness (other than Qualified Non-Recourse Debt) of the Company and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by the Company and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of the Company for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated

Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight-line basis during such period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Estimated Range of Projected Run-Rate Adjusted EBITDA (incl. development project)—Pro Forma” as set forth in footnote (4) to the “Summary Historical and Pro Forma Financial Information and Other Financial Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to the Company for any period, the aggregate of the consolidated Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or income, expenses or charges, including any severance expenses, relocation expenses or other restructuring expenses, expenses or charges related to curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests or debt securities, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, transition-related expenses, and expenses related to the Transactions incurred before, on or after the Issue Date), in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Company and such Restricted Subsidiaries) in amounts required or permitted by GAAP, including those resulting from the application of purchase accounting, including those in relation to the Transactions or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of the Company, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of the Company) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than the Company or a Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by the Company or such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—

Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles adjustments arising pursuant to GAAP shall be excluded;

(11)	any non-cash charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of the Company or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of the Company and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)	(a) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period); and

(18)	non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to the Company for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of the Company and its Restricted

Subsidiaries reducing Consolidated Net Income of the Company for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to the Company for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries (excluding any undrawn letters of credit or bank guarantees) consisting of Capitalized Lease Obligations and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement to be entered into in connection with the consummation of the Transactions, among the Company, the financial institutions named therein, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent and the other parties named therein, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default “ means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First-Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First-Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First-Priority Lien Obligations. In the event the First-Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, the First-Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in the manner provided for in the applicable plan of reorganization, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to the Company for any period, the Consolidated Net Income of the Company for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, New Project, disposition, recapitalization or the Incurrence, modification or repayment of Indebtedness permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and, in each case, expected to be achieved, completed or realized within 24 months, in the good faith determination of the Company; plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or a Subsidiary Guarantor or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Opening Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

Notwithstanding anything to the contrary in the Indenture and subject to adjustments permitted in the Indenture with respect to acquisitions, dispositions and other transactions occurring following the Issue Date and/

or on a “pro forma” basis, for purposes of determining EBITDA under the Indenture, EBITDA of The LINQ Hotel in respect of each fiscal quarter until (and including) the fiscal quarter ending March 31, 2015will be deemed to be equal to the greater of (i) $17.0 million for such fiscal quarter and (ii) actual EBITDA of The LINQ Hotel for such fiscal quarter.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to the Company or its Subsidiaries; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors) received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Company.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First-Priority After-Acquired Property” means any property of any Issuer or Subsidiary Guarantor that secures any First-Priority Lien Obligations that is not already subject to the Lien under the Security Documents, other than any Excluded Assets.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Company or any Restricted Subsidiary in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to the Company for any period, the ratio of EBITDA of the Company for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of the Company for such period. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Estimated Range of Projected Run-Rate Adjusted EBITDA (incl. development project)—Pro Forma” as set forth in footnote (4) to the “Summary Historical and Pro Forma Financial Information and Other Financial Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such

Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of the Company for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Company and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP”means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Gaming Authorities” means, in any jurisdiction in which the Company or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Company or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rules, agreements, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino or gaming businesses or activities of the Company or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Growth Partners” means Caesars Growth Partners, LLC.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Issuer” means the issuer in any Holdco Qualified Public Offering.

“Holdco Qualified Public Offering” means any Qualified Public Offering in which a direct or indirect parent of the Company is the issuer.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided , however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (3) deferred or prepaid revenues; (4) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (5) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means (i) the intercreditor agreement among Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent under the Credit Agreement Documents, the Collateral Agent, the Issuers and each Subsidiary Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture and (ii) any other intercreditor agreement that is not materially less favorable to the holders of the Notes than the intercreditor agreement referred to in clause (i).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means April 17, 2014.

“Junior Lien Obligations” means Obligations with respect to other Indebtedness permitted to be Incurred under the Indenture, which is by its terms intended to be secured on a basis junior to the Liens securing the Notes; provided such Lien is permitted to be Incurred under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company, any direct or indirect parent of the Company or Caesars Entertainment, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company, any direct or indirect parent of the Company or Caesars Entertainment, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Property owned or leased by the Company or any Subsidiary Guarantor encumbered by a Mortgage to secure the Notes Obligations. For the avoidance of doubt, the Mortgaged Properties securing the Notes Obligations shall be the same as the Mortgaged Properties securing the First-Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Company or a Restricted Subsidiary which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture and the Security Documents, including, for the avoidance of doubt, Obligations in respect of Exchange Notes and guarantees thereof (including all interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and other amounts accruing during the pendency of any bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in such proceeding); provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Offering Memorandum” means the confidential offering memorandum, dated April 14, 2014, relating to the issuance of the Initial Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, which meets the requirements set forth in the Indenture.

“Operations Management Agreement” means (i) each of the real estate management agreements, shared services agreements and any other operating management agreement entered into by the Company or any of the Restricted Subsidiaries with Caesars Entertainment or with any other direct or indirect Subsidiary or Affiliate of Caesars Entertainment, (ii) the limited liability company agreement of CES, (iii) the Omnibus Agreement, (iv) the management agreements entered into by each Restricted Subsidiary and CEOC and/or its subsidiaries or CES and (v), in each case, any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Company and the Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date, as determined by the Company in good faith.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Company as an Other Second-Lien Obligation; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Documents.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuers, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Guarantor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s obligations in respect of the Notes.

“Permitted Encumbrances” means those exceptions specified in the title policies delivered in respect of the Mortgaged Properties.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) Caesars Entertainment, (iv) CAC, (v) Growth Partners, (vi) any Person that has no material assets other than the Capital Stock of the Company or other Permitted Holders and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof and (vii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) through (vi) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) through (vi) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $10.0 million at any one time outstanding;

(7)

any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Company or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company;

(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11), (12)(b) and (19) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Guarantors,” including, without limitation, any guarantee or other obligation issued or Incurred under the Credit Agreement in connection with any letter of credit issued for the account of Caesars Entertainment or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $100.0 million and 5.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22)	any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(23)	Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within a Project not to exceed at any one time in the aggregate outstanding under this clause (23) the greater of $50.0 million and 1.0% of Total Assets, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under clause (w) of the definition of “Asset Sale” or received in consideration for dispositions under clause (w) of the definition of “Asset Sale.”

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (B) Liens securing First-Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date on a pro forma basis, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 4.25 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l), (p) or (w) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (1) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, (2) in the case of clause (w) such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof and (3) in the case of clause (p), such Liens securing Indebtedness Incurred pursuant to clause (p) shall only be permitted under this clause (C) if, on a pro forma basis after giving effect to the Incurrence of such Indebtedness and Liens, the Secured Indebtedness Leverage Ratio of the Company would be no greater than immediately prior to such Incurrence);

(7)	Liens existing on the Issue Date after giving effect to the Transactions (other than Liens in favor of the lenders under the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary (including any after acquired property to the extent it would have been subject to the original Lien); provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(9)

Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition or property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not Incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Subsidiary Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security Documents and Intercreditor Agreement—Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations, the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens Incurred under this clause (25) that are at that time outstanding, exceed the greater of $50.0 million and 2.0% of Total Assets;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29)	Permitted Encumbrances, provided that the same do not (i) materially interfere with the development, construction or operation of a Project or (ii) materially adversely affect or result in a judgment of foreclosure on any part of the Mortgaged Properties;

(30)	the Venue Easements and any other easements, covenants, rights of way or similar instruments granted in connection with the leases contemplated under clause (v) of the definition of “Asset Sale” or otherwise entered into in connection with the Transactions, which in each case do not materially impact a Project in an adverse manner;

(31)	the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Company or a Restricted Subsidiary designed (A) to merge one or more of the separate parcels thereof together so long as the entirety of each such parcel shall be owned by the Company or a Restricted Subsidiary, (B) to separate one or more of the parcels thereof together so long as the entirety of each resulting parcel shall be owned by the Company or a Restricted Subsidiary;

(32)	from and after the lease or sublease of any interest pursuant to clause (v) or (w) of the definition of “Asset Sale” or otherwise entered into in connection with the Transactions, any reciprocal easement agreement entered into between the Company or a Restricted Subsidiary and the holder of such interest; and

(33)	Liens that rank junior to the Liens securing the Notes and secure Junior Lien Obligations.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) Incurred with respect to capital projects that are classified as “pre-opening expenses” or

“project opening costs” (or similar classification) on the applicable financial statements of the Company and the Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project “ means each project of the Company or a Restricted Subsidiary which is either a new project or a new feature of an existing project.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) Incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuers and any Subsidiary Guarantor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary. In addition, the Indebtedness of Corner Investment Company LLC and its subsidiaries outstanding on the Issue Date shall constitute Qualified Non-Recourse Debt.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor and that is formed or created after the Issue Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary. In addition, Corner Investment Company LLC and its subsidiaries shall constitute Qualified Non-Recourse Subsidiaries as of the Issue Date.

“Qualified Public Offering” means any underwritten public Equity Offering.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Subsidiary of the Company had any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)	to which none of the Company or any of its Subsidiaries have any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company and, for the avoidance of doubt, shall include any Issuer that is a Subsidiary of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P “ means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC “ means the Securities and Exchange Commission.

“Second Priority Lien Obligations” means all Obligations in respect of the Notes and any Other Second-Lien Obligations.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien Incurred or deemed Incurred pursuant to clause (6) of the definition of Permitted Lien, as designated by the Company to be included in this definition.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to the Company, at any date the ratio of (i) Consolidated Total Indebtedness (excluding Qualified Non-Recourse Debt) constituting First-Priority Lien Obligations of the Company and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by the Company and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of the Company for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the

Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Estimated Range of Projected Run-Rate Adjusted EBITDA (incl. development project)—Pro Forma” as set forth in footnote (4) to the “Summary Historical and Pro Forma Financial Information and Other Financial Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, Mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes as contemplated by the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company, taken as a whole, within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the business or activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a natural outgrowth or reasonable extension, development or expansion thereof or incidental or ancillary thereto.

“Sponsors”means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”), (ii) Texas Pacific Group and any of its respective Affiliates other than any portfolio companies (collectively, the “Texas Pacific Sponsors”), (iii) any individual who is a partner or employee of an Apollo Sponsor or a Texas Pacific Sponsor that is licensed by a relevant gaming authority on the Issue Date or thereafter replaces such licensee and (iv) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors and/or Texas Pacific Sponsors; provided that the Apollo Sponsors and/or the Texas Pacific Sponsors (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company, which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Subsidiary of the Company that guarantees the Notes, as provided in the Indenture or a supplemental indenture; provided that upon the release or discharge of such Subsidiary from its obligations to guarantee the Notes in accordance with the Indenture or supplemental indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“The LINQ Hotel” means 3535 LV NewCo, LLC.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, without giving effect to any amortization of the amount of intangible assets since the Issue Date, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transactions “means the transactions described in the Offering Memorandum under “Summary—Recent Developments.”

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2017; provided, however, that if the period from such redemption date to May 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of

Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The Initial Notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders of Notes may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the applicable indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the applicable indenture with respect to the Notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the applicable indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to such Notes under the applicable indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the applicable indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer and the ownership and disposition of Exchange Notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offer. Subject to the limitations and qualifications set forth herein (including Exhibit 8.1 hereto), this discussion, insofar as it expresses conclusions as to the application of U.S. federal income tax law, is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Code, U.S. Treasury regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Initial Notes or Exchange Notes (collectively referred to as “Notes”) as part of a “straddle,” “hedge,” or conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer and ownership or disposition of the Exchange Notes acquired by Holders pursuant to the exchange offer or that any such position would not be sustained.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity exchanging Initial Notes for Exchange Notes and of holding and disposing of Exchange Notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

This section applies to “United States Holders.” A United States Holder is a beneficial owner of notes that is:

•	an individual who is a citizen or resident alien of the United States as determined for U.S. federal income tax purposes,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

Exchanging an Initial Note for an Exchange Note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an Exchange Note. The holding period for an Exchange Note will include the holding period for the Initial Note and the initial basis in an Exchange Note will be the same as the adjusted basis in the Initial Note.

Payments upon Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the Exchange Notes, or to pay the full principal amount of some or all of the Exchange Notes before their stated maturity date. These features of the Exchange Notes may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” A debt instrument is not subject to these provisions, however, if, at the date of its issuance, there is only a “remote” chance that contingencies affecting the instrument’s yield to maturity will occur. We believe that the likelihood that we will be obligated to make such payments in amounts or at times that affect the Exchange Notes’ yield to maturity is remote, and we do not intend to treat the Exchange Notes as contingent payment debt instruments. Our determination that the contingencies giving rise to such payments are remote is binding on a United States Holder unless such United States Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its Exchange Notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an Exchange Note before the resolution of the contingencies. The remainder of this summary assumes that the Exchange Notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

Interest

Interest on the Exchange Notes will be taxable to a United States Holder as ordinary income at the time it is received or accrued, in accordance with such United States Holder’s method of tax accounting.

Market Discount and Bond Premium

Market Discount. If a United States Holder purchased an Initial Note (which will be exchanged for an Exchange Note pursuant to the exchange offer) for an amount that is less than its stated redemption price at maturity, the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an Initial Note should carry over to the Exchange Note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the Initial Note, multiplied by the number of complete years to maturity. The rules described below do not apply to a United States Holder if such holder purchased an Initial Note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an Exchange Note as ordinary income to the extent of any accrued market discount (on the Initial Note or the Exchange Note) that has not previously been included in income. If a United States Holder disposes of an Exchange Note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the Exchange Note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Initial Note or the Exchange Note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the Initial Note through the maturity date of the Exchange Note (for which the Initial Note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an Exchange Note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a United States Holder purchased an Initial Note (which will be exchanged for an Exchange Note pursuant to the exchange offer) for an amount in excess of the sum of all amounts payable on the Initial Note (other than QSI), the excess will be treated as bond premium. Any bond premium applicable to an Initial Note should carry over to the Exchange Note received in exchange therefor. A United States Holder may elect to reduce the amount required to be included in income each year with respect to interest on its note by the amount of amortizable bond premium allocable to that year, based on the Exchange Note’s yield to maturity. However, because the Exchange Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an Exchange Note. United States Holders should consult their tax advisors about these special rules. If a United States Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the United States Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the Exchange Note at the time of disposition. A United States Holder’s adjusted tax basis in an Exchange Note will be the price such holder paid therefor, increased by any market discount previously included in gross income and reduced (but not below zero) by amortized bond premium. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the Exchange Note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

Certain United States Holders that are individuals, estates and trusts will be subject to a 3.8% Medicare tax on the lesser of (A) the United States Holder’s “net investment income” for the relevant taxable year and (B) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income is expected to include interest income and the net gains from the disposition of the Exchange Notes, unless such interest or net gains are derived from the conduct of a nonpassive trade or business.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders that are not exempt recipients, such as corporations, with respect to certain payments of interest on the Exchange Notes and the proceeds of disposition (including a retirement or redemption of an Exchange Note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the Exchange Notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of notes that is not a United States Holder and that is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust.

Exchange Offer

Non-United States Holders will not recognize gain or loss upon receipt of an Exchange Note in exchange for an Initial Note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an Exchange Note will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets each of the following requirements:

•	such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through equity ownership.

•	such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and

•	such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (i) such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under an applicable tax treaty, or (ii) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an Exchange Note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•	such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an Exchange Note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the Exchange Notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. The interest or gain in respect of the Exchange Notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we or another withholding agent must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an Exchange Note to a non-United States Holder, if such holder provides us with a properly completed IRS Form W-8BEN or W-8BEN-E, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of Exchange Notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the Exchange Note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the Exchange Note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the Exchange Notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

FATCA

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”) will impose a 30% withholding tax on certain payments to certain foreign entities (including intermediaries) made after June 30, 2014, unless such foreign entities satisfy various U.S. information reporting requirements. FATCA would not apply to notes that are outstanding prior to July 1, 2014 or that have not been materially modified after June 30, 2014. The exchange offer should not constitute a material modification, nevertheless, payments on the notes, and the gross proceeds from sales or dispositions, may become subject to withholding under these rules if the notes are materially modified in the future.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, exchange and/or holding of the Notes and exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each such plans, accounts, arrangements and entities referred to in this paragraph, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee to, or receives other compensation from, such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange and/or holding of Notes or exchange notes by an ERISA Plan with respect to which we, a Subsidiary Guarantor or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition, exchange and/or holding of the Notes or exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate who has or exercises any discretionary authority or control with respect to the investment of the ERISA Plan’s assets involved in the transaction or renders investment advice with respect to those assets) solely by reason of providing services to the ERISA Plan or solely by reason of a relationship to such a service provider or both, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of Notes for exchange notes and holding of exchange notes) will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note or an exchange note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes or exchange notes constitutes assets of any Plan or (ii) the acquisition, exchange and/or holding of the Notes or exchange notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the Notes (and exchanging and/or holding the Notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments and whether an exemption would be applicable to the purchase, exchange and/or holding of the Notes or exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Initial Notes acquired as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the Exchange Notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. In addition, until                     , 2015 (90 days after the date of this prospectus) all dealers effecting transactions in the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 180 days after the expiration date, the Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuers have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP will pass on the validity of the Exchange Notes and the guarantees offered hereby. Brownstein Hyatt Farber Schreck, LLP will pass on matters of Nevada law. Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation, will pass on matters of Louisiana law.

EXPERTS

The combined and consolidated financial statements of Caesars Growth Properties Holdings, LLC and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in the prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the combined and consolidated financial statements and includes explanatory paragraphs referring to (1) CGPH completing acquisitions in May 2014 that were accounted for as transactions among entities under common control and recasting their financial results for these acquisitions as if those businesses were combined into CGPH for all periods presented and (2) litigation matters. Such combined and consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the Exchange Notes to be issued in exchange for the Initial Notes. Upon the effectiveness of this registration statement on Form S-4, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the SEC. As allowed by the SEC’s rules, this prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

For further information about us and the Exchange Notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and other information that we file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public through CAC’s internet website at http://www.caesarsacquisitioncompany.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the exchange offer. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Caesars Growth Properties Holdings, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Caesars Growth Properties Holdings, LLC

We have audited the accompanying combined and consolidated balance sheets of Caesars Growth Properties Holdings, LLC and subsidiaries (“CGPH”) as of December 31, 2014 and 2013, and the related combined and consolidated statements of operations and comprehensive income/(loss), stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2014. These combined and consolidated financial statements are the responsibility of CGPH’s management. Our responsibility is to express an opinion on the combined and consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. CGPH is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CGPH’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of Caesars Growth Properties Holdings, LLC and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined and consolidated financial statements, CGPH completed acquisitions in May 2014 that were accounted for as transactions among entities under common control. The financial statements of CGPH have been recasted to include the financial results for these acquisitions as if those businesses were combined into CGPH for all periods presented.

As discussed in Note 13 to the combined and consolidated financial statements, the parent company of CGPH is a defendant in litigation and other Noteholder Disputes relating to certain transactions with related parties.

Las Vegas, Nevada

March 30, 2015

Financial Statements and Supplementary Data

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$103.1	$168.1
Receivables, net of allowance for doubtful accounts of $8.3 and $8.4, respectively	40.4	36.4
Restricted cash	2.6	23.3
Deferred tax assets	—	2.6
Prepayments and other current assets	20.7	23.2

Total current assets	166.8	253.6
Land, property and equipment, net	2,220.3	2,006.7
Investment in CES	22.6	—
Goodwill	214.1	361.6
Intangible assets other than goodwill, net	109.3	124.3
Restricted cash	5.1	117.1
Prepaid management fees to related party	199.5	69.6
Deferred charges and other	50.2	39.8

Total assets	$2,987.9	$2,972.7

Liabilities and Equity
Current liabilities
Accounts payable	$34.5	$45.3
Payables to related party	43.4	11.5
Accrued expenses	96.9	89.9
Accrued interest payable	31.0	4.5
Current portion of long-term debt	19.0	4.0

Total current liabilities	224.8	155.2
Long-term debt	1,982.4	661.9
Long-term debt to related party	—	139.2
Deferred tax liabilities	—	161.2
Deferred credits and other	10.7	12.3

Total liabilities	2,217.9	1,129.8

Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	1,335.4	2,186.9
Accumulated deficit	(565.4)	(344.0)

Total equity	770.0	1,842.9

Total liabilities and equity	$2,987.9	$2,972.7

See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In millions)

	Year Ended December 31,
	2014	2013	2012
Revenues
Casino	$703.1	$663.5	$709.7
Food and beverage	236.7	200.6	198.9
Rooms	258.4	241.0	240.3
Other	152.8	94.0	92.7
Less: casino promotional allowances	(177.9)	(160.3)	(160.4)

Net revenues	1,173.1	1,038.8	1,081.2

Operating expenses
Direct
Casino	373.8	341.0	368.3
Food and beverage	111.4	89.7	92.0
Rooms	72.0	66.9	72.1
Property, general, administrative and other	346.0	275.9	272.4
Management fees to related parties	24.4	16.4	16.1
Write-downs, reserves, and project opening costs	22.6	16.9	2.5
Depreciation and amortization	102.4	84.3	84.9
Impairment of goodwill	147.5	—	—

Total operating expenses	1,200.1	891.1	908.3

(Loss)/income from operations	(27.0)	147.7	172.9
Interest expense, net of interest capitalized	(158.0)	(65.0)	(51.7)
Loss on extinguishment of debt	(23.8)	(1.6)	—
Other income, net	—	0.4	—

(Loss)/income before provision for income taxes	(208.8)	81.5	121.2
Provision for income taxes	(12.6)	(29.0)	(44.2)

Net (loss)/income	(221.4)	52.5	77.0
Other comprehensive income, net of income taxes	—	—	—

Total comprehensive (loss)/income	$(221.4)	$52.5	$77.0

See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In millions)

	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance at January 1, 2012	$2,267.4	$(481.5)	$1,785.9
Net income	—	77.0	77.0
Transactions with parent and affiliates, net	(120.5)	—	(120.5)

Balance at December 31, 2012, as previously reported	2,146.9	(404.5)	1,742.4
Prior-period adjustment (see Note 1)	6.2	—	6.2

Balance at December 31, 2012, as restated	2,153.1	(404.5)	1,748.6
Net income	—	52.5	52.5
Transactions with related parties	70.0	8.0	78.0
Transactions with parent and affiliates, net	(36.2)	—	(36.2)

Balance at December 31, 2013	2,186.9	(344.0)	1,842.9
Balance at December 31, 2013, as previously reported	2,180.8	(344.0)	1,836.8
Prior-period adjustment (see Note 1)	6.1	—	6.1

Balance at December 31, 2013, as restated	2,186.9	(344.0)	1,842.9
Net loss	—	(221.4)	(221.4)
Impact of acquisitions	(1,499.0)	—	(1,499.0)
Transactions with parent and affiliates, net	506.9	—	506.9
Conversion of affiliate debt to equity	139.9	—	139.9
Stock-based compensation	0.7	—	0.7

Balance at December 31, 2014	$1,335.4	$(565.4)	$770.0

See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net (loss)/income	$(221.4)	$52.5	$77.0
Adjustments to reconcile net (loss)/income to cash flows provided by operating activities
Depreciation and amortization	102.4	84.3	84.9
Amortization of debt discount and deferred finance charges	14.6	23.9	21.5
Loss on early extinguishments of debt	23.8	1.6	—
Impairment of goodwill	147.5	—	—
Stock-based compensation expense	1.0	—	—
Impact of acquisition	—	8.0	—
Net change in deferred income taxes	12.6	(1.0)	12.5
Net change in long-term accounts	4.4	(13.7)	(4.6)
Debt issuance costs and fees write-off	26.1	—	—
Net transfers to parent and affiliates	(13.2)	(36.2)	(120.5)
Net change in working capital accounts	59.5	(5.3)	13.8
Other non-cash items	—	—	(0.2)

Cash flows provided by operating activities	157.3	114.1	84.4

Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(301.7)	(153.8)	(47.9)
Payments to acquire businesses related to the Acquired Properties Transaction and Harrah’s Transaction	(1,808.2)	—	—
Increase in restricted cash	(1,969.7)	(44.1)	(187.8)
Decrease in restricted cash	2,102.4	110.1	10.3
Proceeds received from sale of assets	—	0.1	0.1

Cash flows used in investing activities	(1,977.2)	(87.7)	(225.3)

Cash flows from financing activities
Repayments under lending agreements	(1,205.6)	(22.8)	(1.4)
Proceeds from the issuance of long-term debt	2,494.1	15.4	179.1
Debt issuance costs and fees	(30.6)	(1.6)	(2.4)
Contribution from parent	497.0	—	—

Cash flows provided by/(used in) financing activities	1,754.9	(9.0)	175.3

Net (decrease)/increase in cash and cash equivalents	(65.0)	17.4	34.4
Cash and cash equivalents, beginning of period	168.1	150.7	116.3

Cash and cash equivalents, end of period	$103.1	$168.1	$150.7

See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Organization and Transaction

On February 19, 2010, Caesars Entertainment Operating Company, Inc. (“CEOC”) acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owned Planet Hollywood Resort and Casino (“Planet Hollywood”). In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The loan was secured by the assets of PHW Las Vegas, and was non-recourse to other subsidiaries of Caesars Entertainment Corporation (“CEC” or “Caesars Entertainment”). On October 21, 2013, PHW Las Vegas contributed and assigned to PHWLV, LLC (“PHWLV”), a wholly-owned subsidiary of PHW Las Vegas, and PHWLV accepted and assumed from PHW Las Vegas, all of the assets and liabilities of PHW Las Vegas, including Planet Hollywood.

Caesars Acquisition Company (“CAC”), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC (“CGP LLC”), a joint venture between CAC and subsidiaries of CEC. On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV, which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC (“PHW Manager”), a wholly-owned subsidiary of CEOC, which manages the operations of Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager to Caesars Growth Properties Holdings, LLC (“CGPH,” the “Borrower,” “Company,” “we,” “us” and “our”).

JCC Holding Company II, LLC and its subsidiaries (collectively known as “Harrah’s New Orleans”), 3535 LV Corp. (formerly known as “The Quad” and recently rebranded as “The LINQ Hotel & Casino”), indirect subsidiaries of Parball Corporation (collectively known as “Bally’s Las Vegas”) and Corner Investment Company, LLC and its subsidiaries, (collectively known as “The Cromwell”) were direct wholly-owned subsidiaries of CEOC, which is a majority-owned subsidiary of CEC.

On May 5, 2014, CGPH, an indirect, wholly-owned subsidiary of CGP LLC, acquired through one or more subsidiaries (i) The Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a Property Manager (as defined in Note 15—Related Party Transactions) and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the “First Closing” or “Acquired Properties Transaction”).

On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager and the owners of Harrah’s New Orleans and (iii) certain intellectual property that is specific to Harrah’s New Orleans (the “Second Closing” or “Harrah’s Transaction”).

CGPH paid $2.0 billion, less outstanding debt assumed, for the First Closing and Second Closing.

In connection with the Acquired Properties Transaction and the Harrah’s Transaction, CGPH and Caesars Growth Properties Finance, Inc. issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022. On May 8, 2014, CGPH closed on $1.175 billion of term loans and a $150.0 million revolving facility pursuant to a credit agreement. In connection with the Second Closing in May 2014, the senior secured term loan of PHWLV was paid in full.

In November 2012, The Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 9.75% with a LIBOR floor of 1.25% to fund the renovation of the former Bill’s Gamblin’ Hall and Saloon into a boutique lifestyle hotel.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The acquisitions of The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas and Harrah’s New Orleans, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the “Acquired Properties.”

We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.

Basis of Presentation and Use of Estimates

The Combined and Consolidated Financial Statements have been derived from the historical accounting records and consolidated financial statements of Caesars Entertainment as they relate to Planet Hollywood through October 21, 2013, The Cromwell, The LINQ Hotel & Casino, and Bally’s through May 4, 2014, and Harrah’s New Orleans through May 19, 2014, and from the historical accounting records and consolidated financial statements of CGP LLC as they relate to Planet Hollywood for the period from October 22, 2013 through May 4, 2014. These acquisitions for the transactions described above were accounted for as transactions among entities under common control. The historical financial statements consist of the financial positions, results of operations and comprehensive income/(loss) and cash flows of the properties acquired through one or more subsidiaries by CGPH in the transactions described above as if those businesses were combined into one reporting entity for all periods presented through the acquisition dates and consolidated thereafter.

Immaterial corrections were recorded for the periods presented which impacted our financial results for the years ended December 31, 2012 and 2013. The Combined and Consolidated Balance Sheets were adjusted to include assets that were acquired during the May 2014 acquisitions including increases of $6.2 million and $6.1 million, respectively, from amounts previously reported in Land, property and equipment, net and increases of $6.2 million and $6.1 million, respectively, from amounts previously reported in Additional paid-in capital. The Combined and Consolidated Statements of Stockholder’s Equity reflect increases of $6.2 million and $6.1 million, respectively, from amounts previously reported to Additional paid-in capital related to assets that were acquired in May 2014. These corrections did not impact our Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) or Cash Flows for either period. We believe these corrections are not material to our previously issued Combined and Consolidated Financial Statements.

The combined and consolidated historical financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Combined and Consolidated Financial Statements also include allocations of certain Caesars Entertainment general corporate expenses. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment and CGP LLC are reasonable. Given the nature of these costs, it is not practicable for us to estimate what these costs would have been on a stand-alone basis.

Transactions between Caesars Entertainment and the Company have been identified in the financial statements and related footnotes as transactions between related parties (see Note 15—Related Party Transactions).

The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Management believes the accounting estimates are appropriate and reasonably determined. However, due to the inherent uncertainties in making these estimates, actual amounts could differ.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Principles of Consolidation

CGPH’s Combined and Consolidated Financial Statements include the accounts of CGPH and its subsidiaries after elimination of all intercompany accounts and transactions. These Combined and Consolidated Financial Statements include the accounts of all wholly-owned subsidiaries and any partially-owned subsidiaries that CGPH has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.

We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2014, we did not consolidate any variable interest entities.

The results of operations for CGPH for the periods presented herein are not necessarily indicative of the results of operations that may be achieved in future years.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with maturities of less than three months from the date of purchase and are stated at the lower of cost or market value.

Restricted Cash

Restricted cash as of December 31, 2014 included amounts restricted under the terms of The Cromwell debt agreement which require that CGPH maintain certain reserves for items including but not limited to payment of property taxes, insurance, interest and ongoing furniture, fixtures and equipment purchases or property development or improvements. In addition, restricted cash includes amounts related to Harrah’s New Orleans to guarantee workers’ compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement. The classification between current and long-term is dependent upon the intended use of each particular reserve. Restricted cash as of December 31, 2013 included amounts restricted under the terms of the Planet Hollywood debt agreement (see Note 7—Financial Instruments).

Receivables and Allowance for Doubtful Accounts

CGPH issues credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of these receivables.

Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. CGPH reserves an estimated amount for gaming receivables that may not be collected to reduce receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. Receivables are reported net of an allowance for doubtful accounts of $8.3 million as of December 31, 2014 and $8.4 million as of December 31, 2013.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Marker play represents a significant portion of CGPH’s overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States’ assets of foreign customers may be reached to satisfy judgments entered in the United States. CGPH considers the likelihood and difficulty of enforceability, among other factors, when CGPH issues credit to customers who are not residents of the United States.

Investment in CES

Investment in CES consists of membership interests in Caesars Enterprise Services, LLC (“CES”) which is a variable interest entity of which we are not the primary beneficiary and is therefore accounted for under the cost method. We review this investment quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, we consider available quantitative and qualitative evidence in evaluating potential impairment of this investment. If the carrying value of our investment exceeds its estimated fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the estimated fair value is less than our carrying value, and our intent and ability to hold, or plans to sell, the investment. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new carrying basis in the investment will be established. We did not recognize an impairment charge in fiscal year 2014 on this investment. See Note 15—Related Party Transactions.

Land, Property and Equipment, net

Additions to land, property and equipment are stated at cost. CGPH capitalizes the costs of improvements that extend the life of the asset and expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, property and equipment are included in the determination of income.

Depreciation is provided using the straight-line method over the shorter of the estimated useful life of the asset or the related lease, as follows:

Land and land improvements	12 years
Building and improvements	5—40 years
Furniture, fixtures and equipment	2.5—20 years

CGPH reviews the carrying value of land, property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value of the asset, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the asset group level, which is the individual property. CGPH did not recognize any impairment in any of the periods presented.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill and Other Non-Amortizing Intangible Assets

CGPH performs an annual goodwill impairment assessment on October 1 or performs this assessment more frequently if impairment indicators exist. CGPH determines the estimated fair value of each asset group based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. CGPH also evaluates the aggregate fair value of all of the asset groups in comparison to the aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in the industry.

CGPH performs an annual impairment assessment of other non-amortizing intangible assets as of October 1 or performs this assessment more frequently if impairment indicators exist. CGPH determines the estimated fair value of non-amortizing intangible assets by primarily using the “Relief From Royalty Method” and “Excess Earnings Method” under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate significantly, discount rates increase significantly, or CGPH does not meet its projected performance, CGPH could have impairments to record in the next twelve months and such impairments could be material.

Assets and liabilities contributed to or acquired by CGPH in the Acquired Properties Transaction and Harrah’s Transaction are considered transactions between entities under common control. Thus, there is no recognition of goodwill or previously unrecognized other intangible assets resulting from these transactions.

Prepaid Management Fees to Related Party

On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager for $70.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager to CGPH. The prepaid asset will be amortized over 35 years, which represents the term of the related management contract.

In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC for $138.0 million, which is also recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts.

As of December 31, 2014 and December 31, 2013, the remaining prepaid balance related to management fees was $199.5 million and $69.6 million, respectively.

Debt Discounts or Premiums and Deferred Finance Charges

Debt discounts or premiums and deferred finance charges incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts or premiums and deferred finance charges are written off and included in gain or loss calculations to the extent CGPH retires debt prior to its original maturity date. Unamortized deferred finance charges are included in Deferred charges and other and unamortized debt discounts or premiums are netted against Long-term debt in our Combined and Consolidated Balance Sheets.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Instruments

Derivative instruments are recognized in the Combined and Consolidated Financial Statements at fair value. Any changes in fair value are recorded in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). The estimated fair value of CGPH’s derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts CGPH would receive or pay to terminate the contract. See Note 7—Financial Instruments for additional discussion of derivative instruments.

Insurance Accruals

The Acquired Properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. We are self-insured for employee health, dental, vision and other insurance and our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these judgmental accruals and is believed to be reasonable. CGPH regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions.

Revenue Recognition

Casino Revenues. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. However, jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. CGPH accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of casino revenue.

Food, Beverage, Rooms, and Other. Food, beverage, accommodations, and other revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses. The retail value of accommodations, food and beverage, and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances. For further information, refer to Note 8—Casino Promotional Allowances.

Total Rewards Point Liability Program

Caesars Entertainment’s customer loyalty program, Total Rewards, offers incentives to customers who gamble at Caesars Entertainment’s casinos throughout the United States, including CGPH’s casino properties. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, Caesars Entertainment accrues the expense of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The estimated value of the cost to provide reward credits is accrued by Caesars Entertainment as the reward credits are earned by customers. To arrive at the estimated cost to accrue associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates, and the mix of goods and services for which reward credits will be redeemed. Caesars Entertainment uses historical data to assist in the determination of estimated accruals.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amounts associated with CGPH’s casino properties’ participation in the program are included in Payables to related party in CGPH’s Combined and Consolidated Balance Sheets and this liability is settled with Caesars Entertainment on a monthly basis. Each casino’s associated cost to provide reward credits is included in Casino expense in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). The estimated liability for Total Rewards credit redemptions was $4.7 million as of December 31, 2014 and 2013.

Advertising

CGPH expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $3.6 million, $3.4 million and $2.4 million for the years ended December 31, 2014, 2013 and 2012, respectively. Advertising expense is included in Property, general, administrative and other within the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).

Management Fees to Related Parties

CGPH records management fees to related parties for properties which receive management services from Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC, Cromwell Manager, LLC and PHW Manager (collectively, the “Property Managers” and individually, a “Property Manager”).

For the period of January 1, 2013 through October 21, 2013, Planet Hollywood incurred charges for management fees by the property manager, PHW Manager, for services and recorded management fees to related parties. On October 21, 2013 CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager. For the period of October 22, 2013 through December 31, 2013, management fees charged to, and payable by, Planet Hollywood have been offset by the 50% interest received from PHW Manager. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager to CGPH. Management fees were not allocated to Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas or The Cromwell for the year ended December 31, 2013.

Upon acquiring Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and The Cromwell in May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Manager for each of the acquired properties. Following the acquisition, the acquired properties are allocated these management fees which are offset by the 50% interest received from the respective Property Manager.

Stock-based Compensation

Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of our casino properties. Caesars Entertainment’s expense associated with our casino properties executives’ stock-based awards for the years ended December 31, 2014, 2013 and 2012 was not considered material to the Combined and Consolidated Financial Statements.

Income Taxes

CGPH records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. CGPH reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, CGPH’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to May 2014, CGPH’s operations were included in the consolidated U.S. federal income tax return and state income tax returns of Caesars Entertainment. The provision for income taxes included in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) was computed as if CGPH filed its U.S. federal, state and income tax returns on a stand-alone basis. Planet Hollywood is a disregarded entity for federal and state income tax purposes as part of the Caesars Entertainment consolidated group. However, for the purpose of the Combined and Consolidated Financial Statements for the period from January 1 through October 21, 2013 and for the year ended December 31, 2012, Planet Hollywood recorded income taxes to properly represent the cost of its operations. Upon closing of the Acquired Properties Transaction and Harrah’s Transaction, CGPH is treated as a pass-through entity for federal and state income tax purposes.

Note 2—Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. Additionally, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The new standard is effective in the first quarter of 2015 for public entities with calendar year ends. For most nonpublic entities, it is effective for annual financial statements with fiscal years beginning on or after December 15, 2014. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

In May 2014, the FASB issued authoritative guidance amending the FASB Accounting Standards Codification (“ASC”) and creating a new Topic 606, Revenue from Contracts with Customers. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry, will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within those reporting periods. Early adoption by public entities is not permitted. The effective date for nonpublic entities is annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2018. Nonpublic entities may also elect to apply ASC 606 as early as the effective date for public entities or any annual periods beginning after December 15, 2016. We plan to adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In August 2014, the FASB issued authoritative guidance amending the existing requirements for disclosing information about an entity’s ability to continue as a going concern. The new guidance will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our disclosures.

In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, as part of its initiative to reduce complexity in accounting standards. This ASU eliminates from U.S. GAAP the concept of extraordinary items as described in Subtopic 225-20, Income Statement—Extraordinary and Unusual Items. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2015, including interim periods within those reporting periods. The amendments may be applied prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We are currently assessing the impact the adoption of this standard will have on our disclosures.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the accounting standard by placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met. Further, the ASU reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (“VIE”) and changes consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The ASU will be effective for periods beginning after December 15, 2015, for public companies. For private companies and not-for-profit organizations, the ASU will be effective for annual periods beginning after December 15, 2016, and for interim periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

Note 3—Land, Property and Equipment, net

Land, property and equipment, net consists of the following:

	December 31,
(In millions)	2014	2013
Land and land improvements	$1,070.3	$1,070.3
Building and improvements	1,050.7	830.0
Furniture, fixtures and equipment	342.8	274.7
Construction in progress	129.1	120.8

	2,592.9	2,295.8
Less: accumulated depreciation	(372.6)	(289.1)

Land, property and equipment, net	$2,220.3	$2,006.7

Depreciation expense for property and equipment is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). For the years ended December 31, 2014, 2013 and 2012, the aggregate depreciation expense was $85.2 million, $60.9 million and $61.9 million, respectively.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization expense related to other items included within Depreciation and amortization in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) totaled $2.2 million, $2.2 million and $1.7 million for the years ended December 31, 2014, 2013 and 2012.

The Company capitalized interest of $9.2 million, $7.6 million, and $0.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

During the years ended December 31, 2014, 2013, and 2012 capital expenditures net of related payables were $301.7 million, $153.8 million, and $47.9 million respectively, and were primarily attributable to The Cromwell and The LINQ Hotel & Casino. The Cromwell renovations were not in service at December 31, 2013 and were therefore recorded as construction in progress. The Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.

No impairment of property and equipment was recognized by the Company for the periods presented in the accompanying Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).

Note 4—Goodwill and Other Intangible Assets

Goodwill was as follows as of December 31, 2014 and 2013:

(In millions)
Gross goodwill	$1,155.0
Accumulated impairment	(793.4)

Balance at December 31, 2013	361.6
Impairment charge	(147.5)

Balance at December 31, 2014	$214.1

During 2014, a decline in recent performance and downward adjustments to expectations of future performance at Bally’s Las Vegas resulted in an impairment charge of $147.5 million as shown above. No impairment charges for goodwill were recorded for the years ended December 31, 2013 and 2012.

Changes in Carrying Value of Intangible Assets Other Than Goodwill

(In millions)
Balance at January 1, 2013	$145.5
Amortization expense	(21.2)

Balance at December 31, 2013	124.3
Amortization expense	(15.0)

Balance at December 31, 2014	$109.3

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

The following table provides the gross carrying amount and accumulated amortization for each major class of intangible asset other than goodwill:

	December 31, 2014				December 31, 2013
(In millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	6.8	$211.6	$(129.1)	$82.5	$211.6	$(116.9)	$94.7
Gaming rights	9.5	45.8	(19.0)	26.8	45.8	(16.2)	29.6

		$257.4	$(148.1)	$109.3	$257.4	$(133.1)	$124.3

The aggregate amortization expense for those intangible assets that are amortized is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). For the years ended December 31, 2014, 2013 and 2012, there was $15.0 million, $21.2 million and $21.3 million, respectively of amortization expense. Estimated annual amortization expense is $15.0 million for the years 2015 through 2019. Total estimated amortization expense for 2020 and thereafter is $34.3 million.

No impairment charges for intangible assets other than goodwill were recorded for the years ended December 31, 2014, 2013 and 2012.

Note 5—Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
(In millions)	2014	2013
Payroll and other compensation	$24.5	$24.8
Deposits and customer funds liability, including advance hotel deposits	20.6	17.5
Other accruals	20.5	20.3
Accrued non-income taxes	16.6	14.6
Chip and token liability	8.1	5.1
Insurance claims and reserves	3.9	5.1
Progressive liability	2.7	2.5

	$96.9	$89.9

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Debt

The following table presents CGPH outstanding third-party debt as of December 31, 2014 and 2013.

	Final Maturity	Interest Rates at December 31, 2014	Face Value at December 31, 2014	Book Value at December 31,
(In millions)				2014	2013
Secured debt
Caesars Growth Properties Holdings Term Loan	2021	6.25%	$1,169.1	$1,137.9	$—
Caesars Growth Properties Holdings Notes	2022	9.375%	675.0	660.7	—
Planet Hollywood Amended Loan Agreement(1)	2015	— %	—	—	462.5
Cromwell Credit Facility	2019	11.00%	184.5	179.9	179.8
Capital lease obligations	2015—2017	various	3.9	3.9	2.1
Unsecured debt
Special Improvement District Bonds	2037	5.30%	14.5	14.5	14.8
Other financing obligations	2016	various	4.5	4.5	6.7

Total debt			2,051.5	2,001.4	665.9
Current portion of total debt			(19.0)	(19.0)	(4.0)

Long-term debt			$2,032.5	$1,982.4	$661.9

(1)	Classified as long term in the December 31, 2013 Combined and Consolidated Balance Sheets because regulatory approval had not been obtained for the transaction described in Note 1—Description of Business and Summary of Significant Accounting Policies.

As of December 31, 2014, CGPH’s annual maturities of outstanding third-party debt were as follows:

(In millions)	Annual Maturity of Outstanding Third-Party Debt
Year
2015	$19.0
2016	17.3
2017	14.0
2018	14.0
2019	189.3
Thereafter	1,797.9

Total outstanding third-party debt	$2,051.5

Caesars Growth Properties Holdings Term Facility

The purchase price of the acquisition of The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties was funded by CGPH with cash on hand contributed by CGP LLC and the proceeds of $700.0 million of term loans (the “First Closing Term Loan”). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in Escrow Release below.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Caesars Growth Properties Holdings Term Loan

On May 8, 2014, CGPH closed on the $1.175 billion term loan pursuant (the “CGPH Term Loan”) to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC (“Parent”), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the “Credit Agreement”). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the “Revolving Credit Facility”), which was undrawn at the closing of the CGPH Term Loan. As of December 31, 2014, no borrowings were outstanding under the Revolving Credit Facility, and $0.1 million is committed to outstanding letters of credit. CGPH used $476.9 million of the net proceeds from the CGPH Term Loan to repay all amounts outstanding under the Planet Hollywood Loan Agreement (as defined below) and recognized $23.8 million loss on early extinguishment of debt. The proceeds were also used to fund the Acquired Properties Transaction and Harrah’s Transaction.

Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the CGPH Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.

Borrowings under the CGPH Term Loan bear interest at a rate equal to, at the Borrower’s option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the administrative agent under the Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be 5.25% per annum for LIBOR Loans and 4.25% per annum for base rate loans, subject to step downs with respect to the revolving loans based on CGPH’s senior secured leverage ratio. In addition, on a quarterly basis, CGPH is required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which may be subject to one or more step-downs based on a leverage ratio to be agreed. CGPH is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

As of December 31, 2014, the book value of the CGPH Term Loan was presented net of the unamortized discount of $31.2 million and the effective interest rate was 6.86%.

The CGPH Term Loan is guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and is secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).

The CGPH Term Loan includes negative covenants, subject to certain exceptions, restricting or limiting CGPH’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loan also contains customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).

The CGPH Term Loan requires that CGPH maintains a senior secured leverage ratio (“SSLR”) of no more than 6.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined. As of December 31, 2014, CGPH’s SSLR was 3.11 to 1.00.

As of December 31, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities.

Caesars Growth Properties Holdings Notes

CGPH and Caesars Growth Properties Finance, Inc. (together, the “Issuers”) issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the “2022 Notes”) pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee. The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.

As of December 31, 2014, the book value of the 2022 Notes was presented net of the unamortized discount of $14.3 million and the effective interest rate was 9.84%.

The 2022 Notes and the related subsidiary guarantees have the benefit of a security interest in the collateral that is second in priority behind the CGPH Term Loan and pari passu in priority with future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2022 Notes, subject to permitted liens and certain exceptions. While the 2022 Notes were initially secured by the pledge of the capital stock of the Issuers’ subsidiaries, these pledges have been and will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required to be filed with the SEC. All of CGPH’s wholly owned, domestic subsidiaries (other than Caesars Growth Properties Finance, Inc.) that guarantee the loans under the CGPH Term Loan and other first-priority lien obligations, if any, are subsidiary guarantors with respect to the 2022 Notes, and their assets and property will secure the 2022 Notes, subject to certain exceptions.

The 2022 Notes include negative covenants, subject to certain exceptions, restricting or limiting CGPH’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The 2022 Notes also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).

As of December 31, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities.

Registration Rights Agreement. In connection with the issuance of the 2022 Notes, the Issuers agreed to use commercially reasonable efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the 2022 Notes on or prior to April 17, 2015, and effect an exchange of the 2022 Notes for the newly registered notes.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

If the Issuers fail to meet the targets for the registration and exchange of notes, the annual interest rate on the 2022 Notes will increase by 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year. If the registration default is corrected, the interest rate of the 2022 Notes will revert to the original level.

Planet Hollywood Amended and Restated Loan Agreement

In connection with the 2010 acquisition of Planet Hollywood and the related assumption of debt, Planet Hollywood entered into the Amended and Restated Loan Agreement (the “Planet Hollywood Loan Agreement”) with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007- TFL2. On October 26, 2011, Planet Hollywood exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015. This loan was secured by the assets of PHWLV, LLC.

The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to LIBOR plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full. CGPH recognized a $23.8 million loss on extinguishment of the Planet Hollywood senior secured loan.

Cromwell Credit Facility

In November 2012, The Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the “Cromwell Credit Facility”) to fund the renovation of the former Bill’s Gamblin’ Hall and Saloon into a boutique lifestyle hotel, rebranded as The Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and nightclub/poolclub. The Cromwell owns the property and the nightclub/poolclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined and Consolidated Balance Sheets until drawn to pay for costs incurred in the renovation. The Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.

As of December 31, 2014, the book value of the Cromwell Credit Facility was presented net of the unamortized discount of $4.6 million and the effective interest rate was 11.90%.

The Cromwell Credit Facility also contains certain affirmative and negative covenants and requires The Cromwell to maintain, for each of the second and third full fiscal quarters following the renovated project’s opening date, at least $7.5 million in consolidated EBITDA from The Cromwell, including the third-party leased nightclub/poolclub operations (the “Consolidated Cromwell EBITDA”). In addition, beginning in the fourth full fiscal quarter after the renovated project’s opening date and for the three full fiscal quarters thereafter, the Cromwell Credit Facility also requires The Cromwell to maintain a SSLR of no more than 5.25 to 1.00, which is the ratio of The Cromwell’s first lien senior secured net debt to Consolidated Cromwell EBITDA. Upon the second anniversary date of the project’s opening, the SSLR for the following four fiscal quarters may not exceed 5.00 to 1.00, until the third anniversary of the project’s opening and for each fiscal quarter thereafter in which the SSLR may not exceed 4.75 to 1.00.

During the quarter ended December 31, 2014, we believe The Cromwell failed to meet the covenant of achieving Consolidated Cromwell EBITDA of at least $7.5 million. The Cromwell Credit Facility allows us to cure this covenant by making a cash cure payment which we intend to make in April 2015 during the permitted cure period.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2014, the assets of The Cromwell were pledged as collateral for the Cromwell Credit Facility.

Capital Leases

We have entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases were included in Land, property and equipment, net in the accompanying Combined and Consolidated Balance Sheets, and within Furniture, fixtures, and equipment in Note 3—Land, Property and Equipment, net. The leases had an outstanding liability balance of $3.9 million and $2.1 million as of December 31, 2014 and 2013, respectively.

Special Improvement District Bonds

In 2008, Bally’s Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the “County”). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally’s Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the County, $16.5 million was related to Bally’s Las Vegas. These bonds bear interest at 5.30%, have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.

Financing Obligations

During 2013, we entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements are included in Land, property and equipment, net of accumulated depreciation in the accompanying Combined and Consolidated Balance Sheets, and within Furniture, fixtures, and equipment in Note 3—Land, Property and Equipment, net.

Escrow Release

In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and CGPH Term Loan of the Borrower, which were previously held in escrow.

As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the escrow period as defined in the indenture governing the 2022 Notes. Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.

Funds held in escrow under this agreement were classified as restricted cash, the result of which were large increases and decreases in restricted cash for the year ended December 31, 2014 as presented in the Combined and Consolidated Statements of Cash Flows.

Intercreditor Agreement and Collateral Agreements

On May 20, 2014, in connection with the Second Closing, US Bank National Association, as trustee under the 2022 Notes (in such capacity, the “Trustee”), entered into a second lien intercreditor agreement (the “Second Lien Intercreditor Agreement”) with Credit Suisse AG, Cayman Islands Branch, as collateral agent under the

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

First Lien Collateral Agreement (as defined below) (in such capacity, the “First Lien Collateral Agent”) that establishes the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations, including the $1.325 billion senior secured credit facilities (the “Senior Secured Credit Facilities”), which consist of the CGPH Term Loan and the Revolving Credit Facility and certain other matters relating to the administration of security interests.

On May 20, 2014, the Borrower, the subsidiary guarantors and the First Lien Collateral Agent also entered into the collateral agreement (first lien) (the “First Lien Collateral Agreement”) and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents.

Additionally, the Issuers, the subsidiary guarantors and the Trustee also entered into the collateral agreement (second lien) (the “Second Lien Collateral Agreement”) and other security documents defining the terms of the security interests that secure the 2022 Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the subsidiary guarantors under the 2022 Notes, the related guarantees, the indenture governing the 2022 Notes and the security documents.

Subject to the terms of the security documents described above, including the First Lien Collateral Agreement and the Second Lien Collateral Agreement, the Borrower (or Issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than any cash, securities, obligations and cash equivalents constituting part of the collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the security documents and other than as set forth in such security documents), to freely operate the collateral and to collect, invest and dispose of any income therefrom.

Note 7—Financial Instruments

Restricted Cash

The total balance in Restricted cash at December 31, 2014 and 2013, respectively, was $7.7 million and $140.4 million, comprised of current and non-current portions based upon the intended use of each particular reserve balance.

The Cromwell Credit Facility, further described in Note 6—Debt, is secured by the property, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and are included in restricted cash. Amounts deposited into the specified reserve funds under this agreement aggregated to $5.1 million and $98.4 million at December 31, 2014 and 2013, respectively.

Harrah’s New Orleans had restricted cash of $2.6 million and $1.0 million at December 31, 2014 and 2013, respectively, to guarantee workers’ compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement.

Through May 2014, the Planet Hollywood Amended and Restated Loan Agreement, further described in Note 6—Debt, included affirmative covenants that required us to maintain certain reserve funds in respect of property taxes, insurance, interest and ongoing furniture, fixtures and equipment purchases or property improvements. These funds were deemed restricted and aggregated to $41.0 million, included in restricted cash as of December 31, 2013. In connection with the Second Closing in May 2014, CGPH repaid this loan and the related restrictions on cash at Planet Hollywood were released.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investment in CES

Investment in CES, further described in Note 15—Related Party Transactions, consists of membership interests in CES, which is a variable interest entity of which we are not the primary beneficiary and is therefore accounted for under the cost method. Initial contributions by the Members (as defined in Note 15—Related Party Transactions) included $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. CGP LLC’s cash payments on behalf of CGPH resulted in an increase to CGP LLC’s investment in CGPH.

Derivative Instruments

On December 9, 2011, Planet Hollywood entered into an interest rate cap agreement for a notional amount of $517.7 million at a LIBOR cap rate of 7.0% which matured on December 9, 2013. On December 9, 2013, Planet Hollywood entered into an interest rate cap agreement for a notional amount of $501.4 million at a LIBOR cap rate of 7.0% which matures on April 9, 2015. Planet Hollywood did not designate the interest rate cap agreement as a cash flow hedge. Therefore, any change in fair value was recognized in interest expense during the period in which the change in value occurred.

The effect of derivative instruments in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) for the years ended December 31, 2014, 2013 and 2012 was immaterial.

Note 8—Casino Promotional Allowances

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances.

The estimated retail value of such casino promotional allowances is included in operating revenues as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
Food and beverage	$92.0	$79.9	$80.0
Rooms	74.3	71.1	71.5
Other	11.6	9.3	8.9

Total Casino promotional allowances included in Net revenues	$177.9	$160.3	$160.4

The estimated cost of providing such promotional allowances is included in Operating expenses as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
Food and beverage	$59.0	$49.3	$46.7
Rooms	26.3	25.4	27.7
Other	7.2	4.7	3.8

Total Casino promotional allowances included in Operating expenses	$92.5	$79.4	$78.2

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Write-downs, Reserves and Project Opening Costs

Write-downs, reserves and project opening costs include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs and other non-routine transactions.

The components of Write-downs, reserves and project opening costs are as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
Remediation costs	$9.3	$10.1	$1.1
Divestitures and abandonments(1)	6.0	4.5	1.0
Efficiency projects	—	1.6	0.1
Project opening costs	7.3	0.6	0.2
Other	—	0.1	0.1

	$22.6	$16.9	$2.5

(1)	Divestitures and abandonments were primarily comprised of demolition costs related to projects in development.

Note 10—Leases

CGPH leases both real estate and equipment used in its operations and classifies those leases as either operating or capital leases for accounting purposes. As of December 31, 2014, CGPH had no material capital leases and the remaining lives of its operating leases ranged from one to 84 years with various automatic extensions.

Rental expense associated with operating leases is charged to expense in the year incurred. Rental expense for operating leases and other month-to-month cancellable leases are included in Operating expenses in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) and amounted to $50.3 million, $31.7 million and $36.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

As of December 31, 2014, CGPH’s future minimum rental commitments under its non-cancellable operating leases are as follows:

(In millions)	Non-cancellable Operating Leases
Year
2015	$34.1
2016	34.1
2017	34.2
2018	34.2
2019	34.3
Thereafter	539.9

Total future minimum rental commitments	$710.8

See Note 15—Related Party Transactions for discussion of related party lease agreements that are included in the table above.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Income Taxes

Prior to May 2014, CGPH’s operations were included in the consolidated U.S. federal income tax return and state income tax returns of Caesars Entertainment. The provision for income taxes included in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) was computed as if CGPH filed its U.S. federal, state and income tax returns on a stand-alone basis. Planet Hollywood is a disregarded entity for federal and state income tax purposes as part of the Caesars Entertainment consolidated group. However, for the purpose of the Combined and Consolidated Financial Statements for the period from January 1 through October 21, 2013 and the year ended December 31, 2012, Planet Hollywood recorded income taxes to properly represent the cost of its operations. Upon closing of the Acquired Properties Transaction and Harrah’s Transaction, CGPH is treated as a pass-through entity for federal and state income tax purposes.

The components of (Loss)/income before provision for income taxes and the related provision for income taxes for the United States and other income taxes for CGPH were as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
(Loss)/income before provision for income taxes
United States	$(208.8)	$81.5	$121.2
Outside of the United States	—	—	—

Total (loss)/income before provision for income taxes	$(208.8)	$81.5	$121.2

	Year Ended December 31,
(In millions)	2014	2013	2012
Provision for income taxes
Federal
Current	$18.3	$38.7	$41.7
Deferred	(7.1)	(12.5)	(0.5)
States
Current	1.4	2.8	2.9
Deferred	—	—	0.1

Total provision for income taxes	$12.6	$29.0	$44.2

The differences between the United States statutory federal income tax rate and the effective tax rate expressed as a percentage of income before taxes were as follows:

	Year Ended December 31,
	2014	2013	2012
Statutory tax rate	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
Nontaxable LLC losses	(40.6)	(1.5)	—
State taxes, net of federal tax benefit	(0.4)	2.3	1.6
Nondeductible expenses	—	0.1	0.4
Federal tax credits	0.1	(0.9)	(0.3)
Other	(0.1)	0.6	(0.2)

Effective tax rate	(6.0)%	35.6%	36.5%

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The major components of the Deferred tax assets and liabilities in CGPH’s Combined and Consolidated Balance Sheets were as follows (in millions):

	December 31,
(In millions)	2014	2013
Deferred tax assets
Compensation programs	$—	$2.2
Allowance for doubtful accounts	—	1.7
Accrued expenses	—	2.4
Other	—	—

	—	6.3

Deferred tax liabilities
Depreciation and other property related items	—	137.9
Intangibles	—	23.5
Prepaid expenses	—	3.5
Other	—	—

	—	164.9

Net deferred tax liability	$—	$158.6

CGPH classifies reserves for tax uncertainties within accrued expenses and deferred credits and other in it Combined and Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. CGPH had no reserves for tax uncertainties as of December 31, 2014 or 2013. The tax years that remain open for examination for the Company’s major jurisdictions are 2011 through 2014 for United States tax purposes and 2006 through 2014 for Louisiana tax purposes.

Note 12—Fair Value Measurements

The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Entities are permitted to choose to measure certain financial instruments and other items at fair value. We have not elected the fair value measurement option for any of our assets or liabilities that meet the criteria for this option.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Items Disclosed at Fair Value

Debt

As of December 31, 2014, our outstanding debt with third parties had an estimated fair value of $1,840.1 million and a book value of $2,001.4 million. As of December 31, 2013, our outstanding debt with third parties had an estimated fair value of $700.6 million and a book value of $665.9 million. The increase from December 31, 2013 to December 31, 2014 is primarily attributable to the CGPH debt incurred for the purpose of acquiring the Acquired Properties partially offset by CGPH repaying the Planet Hollywood loan in connection with the Second Closing in May 2014.

As our debt is not actively traded in open-market transactions, the fair value of debt has been determined based upon quoted prices of similar, but not identical, debt in active markets and are therefore classified as Level 2 inputs.

Items Measured at Fair Value on a Non-Recurring Basis

		Fair Value Measurements at Reporting Date Using
	Net Book Value as of December 31, 2014	Quoted Prices in Active Markets for Identical Financial Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Impairments for the Year Ended December 31, 2014
(In millions)		Level 1	Level 2	Level 3
Goodwill	$214.1	$—	$—	$214.1	$147.5

As of December 31, 2014, the total of our goodwill measured at fair value was $214.1 million, and we recorded impairment charges related to goodwill at Bally’s Las Vegas of $147.5 million for the year then ended due to a decline in recent performance and downward adjustments to expectations of future performance at the property. Our assessment of goodwill included an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 1—Description of Business and Summary of Significant Accounting Policies for more information on the application of the use of fair value to measure goodwill.

Note 13—Litigation, Contractual Commitments and Contingent Liabilities

CAC-CEC Merger

On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleges, all others similarly situated, filed a lawsuit (the “Nevada Lawsuit”) in the Clark County District Court in the State of Nevada against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur (the individual defendants collectively, the “CAC Directors”). The Nevada Lawsuit alleges claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. It seeks (1) a declaration that the claim for breach of fiduciary duty is a proper class action claim; (2) to order the CAC Directors to fulfill their fiduciary duties to CAC in connection with the proposed merger between CAC and CEC announced on December 22, 2014 (the “Proposed Merger”), specifically by announcing their intention to (a) cooperate with bona fide interested parties proposing alternative transactions, (b) ensure that no conflicts exist between the CAC Directors’ personal interests and their fiduciary duties to maximize shareholder value in the Proposed Merger, or resolve all such conflicts in favor of the latter, and (c) act independently to protect the interests of the shareholders; (3) to order the CAC Directors to account for all damages suffered or to be suffered by the plaintiff

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and the putative class as a result of the Proposed Merger; and (4) to award the plaintiff for his costs and attorneys’ fees. It is unclear whether the Nevada Lawsuit also seeks to enjoin the Proposed Merger. CAC and the CAC Directors believe this lawsuit is without merit and will defend themselves vigorously. The deadline to respond to the Nevada Lawsuit has been indefinitely extended by agreement of the parties.

CEOC Bondholder Litigation

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the 10% Second-Priority Senior Secured Notes due 2018 (the “Notes”), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the “Second Lien Lawsuit”) in the Court of Chancery in the State of Delaware against CEC, CEOC, CGP LLC, the Company, Caesars Entertainment Resort Properties, LLC (“CERP”), CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to the plaintiffs for their attorneys’ fees and costs. The only claims against CAC and CGP LLC are for intentional and constructive fraudulent transfer. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. No decision on that motion has yet been issued. The parties agreed to stay discovery until a decision on the motion to dismiss is entered. During the Chapter 11 process, the action has been automatically stayed with respect to CEOC. On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants, including CAC and CGP LLC.

On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC.

Defendants filed motions to dismiss this action in October 2014. The issue has now been fully briefed, and oral argument has been adjourned by agreement of the parties pending a decision by the Delaware Chancery Court on the motion to dismiss filed in the First Lien Lawsuit (described below). The parties have agreed to stay discovery until a decision on the motion to dismiss is issued in this action. CAC and CGP LLC are not parties to this lawsuit.

On September 3, 2014, holders of approximately $21 million of CEOC Senior Notes due 2016 and 2017 filed suit in federal district court in United States District Court for the Southern District of New York against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the CEOC Senior Notes (on the other hand) impaired their own rights under the Senior Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, other holders of CEOC Senior Notes due 2016 purporting to represent a class of all holders of these Notes

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the “Unsecured Note Lawsuits”) have been assigned to the same judge. CEC and CEOC’s motion to dismiss both complaints was denied in substantial part by the court. Although the claims against CEOC have been automatically stayed during the Chapter 11 process, discovery has begun with respect to the plaintiffs’ claims against CEC. CAC and CGP LLC are not party to these lawsuits.

On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants.

On November 25, 2014, UMB Bank, as successor indenture trustee for CEOC’s 8.5% senior secured notes due 2020, filed a verified complaint (the “First Lien Lawsuit”) in Delaware Chancery Court against CEC, CEOC, CERP, the Company, CGP LLC, CES, and against individual, past and present members of the CEC and CEOC Boards of Directors, Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Eric Press, Marc Rowan, David Sambur, Eric Hession, Donald Colvin, Fred Kleisner, Lynn Swann, Chris Williams, Jeffrey Housenbold, Michael Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants have improperly stripped CEOC of prized assets, have wrongfully affected a release of a CEC parental guarantee of CEOC debt and have committed other wrongs. Among other things, UMB Bank has asked the court to appoint a receiver over CEOC and seeks accelerated discovery and an expedited trial on that receivership cause of action. In addition to seeking appointment of a receiver over CEOC, the First Lien Lawsuit pleads claims for alleged fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary and equitable as well as declaratory relief. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. All of the defendants have moved to dismiss the lawsuit, and that motion has been fully briefed. In addition, this lawsuit has been automatically stayed with respect to CEOC during the Chapter 11 process and, pursuant to the Third Amended and Restated Restructuring Support and Forbearance Agreement, dated as of January 14, 2015 (the “RSA”), has been subject to a consensual stay for all parties since CEOC’s filing for Chapter 11. The consensual stay will expire upon the termination of the RSA.

On March 3, 2015, BOKF, N.A. filed a lawsuit (the “BOKF Lawsuit”) against CEC in the United States District Court for the Southern District of New York in its capacity as successor indenture trustee for CEOC’s 12.75% Second-Priority Notes. The plaintiff alleges that CEOC’s filing of a voluntary Chapter 11 bankruptcy petition on January 15, 2015 constituted an event of default under the relevant indenture that caused all principal and interest owed on the 12.75% Second-Priority Notes to become immediately due and payable; that a provision in the indenture pursuant to which CEC guaranteed CEOC’s obligations on the 12.75% Second-Priority Notes is valid, binding, and enforceable; and that CEC is indebted to BOKF, N.A. for all principal, interest, and other amounts due and owing on the 12.75% Second-Priority Notes. Based on these allegations, the plaintiff brings claims for the violation of the Trust Indenture Act of 1939, breach of contract, intentional interference with contractual relations, breach of the duty of good faith and fair dealing, and declaratory relief. CEC has not yet been served with process in this case. CAC and CGP LLC are not parties to this lawsuit. On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants.

CAC and CGP LLC believe that the claims and demands described above against CAC and CGP LLC in the First Lien Lawsuit and Second Lien Lawsuit are without merit and CAC and CGP LLC intend to defend themselves vigorously. We are not a named party in any of the above mentioned litigation. For the First Lien Lawsuit and Second Lien Lawsuit, at the present time, we believe it is not probable that a material loss will result

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

from the outcome of these matters. However, given the uncertainty of litigation, combined with the fact that the matters are each in their very preliminary stages and discovery has not yet progressed in any of them, we cannot provide assurance as to the outcome of these matters or of the range of potential losses should the matters ultimately be resolved against us. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC, which we believe these matters would likely be long and protracted, and were a court to find in favor of the claimants in the First Lien Lawsuit or the Second Lien Lawsuit, such determination could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

National Retirement Fund

In January 2015, the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel Caesars Entertainment and its participating subsidiaries (“CEC Group”) from the plan. NRF claims that CEOC’s bankruptcy presents an “actuarial risk” to the plan because, depending on the outcome of the bankruptcy proceeding, Caesars Entertainment might no longer be liable to the plan for any partial or complete withdrawal liability. NRF has advised the CEC Group that its expulsion has triggered withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. Caesars Entertainment vigorously disputes NRF’s legal and contractual authority to take such action and will challenge NRF’s actions in the appropriate legal forums. Certain employees at a laundry facility in Las Vegas owned by CGPH are participants in this pension plan.

Other Matters

In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. As an example, a major gaming company recently settled a U.S. Attorney investigation into its AML practices. On October 11, 2013, a subsidiary of CEC received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN is investigating the Company’s subsidiary, Desert Palace, Inc. (the owner of Caesars Palace), for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. CEC responded to FinCEN’s letter on January 13, 2014. Additionally, CEC has been informed that a federal grand jury investigation regarding CEC’s anti-money laundering practices and procedures is ongoing. CEC is fully cooperating with both the FinCEN and grand jury investigations. Casino properties owned by subsidiaries of CGPH are managed by subsidiaries of CEC.

The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

Harrah’s New Orleans Operating Agreement

Harrah’s New Orleans operates under a casino operating contract with the Rivergate Development Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expired in July 2014 and automatically renewed for 10 years. As amended, the contract requires Harrah’s New Orleans to make minimum annual payments to the Louisiana Gaming Control Board equal to the greater of 21.5% of gross gaming revenues from Harrah’s New Orleans in the applicable casino operating contract fiscal year or $60.0 million for each annual period beginning after April 1, 2002. In addition, Harrah’s New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million. For the years ended December 31, 2014, 2013 and 2012, Harrah’s New Orleans paid $72.6 million, $72.6 million and $73.5 million respectively, to the Louisiana Gaming Control Board.

Planet Hollywood Energy Services Agreement

Planet Hollywood’s predecessor entered into an Energy Services Agreement (“ESA”) with Northwind Aladdin, LLC (“Northwind”) on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. Planet Hollywood recorded expenses of $3.0 million, $3.1 million and $3.0 million for the years ended December 31, 2014, 2013 and 2012, respectively, which are included in Property, general, administrative and other expenses in the accompanying Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). As of December 31, 2014 and 2013, respectively, Planet Hollywood had future minimum commitments and contingencies of $8.4 million and $11.4 million related to the amended ESA.

Insurance Accruals

The Acquired Properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment. See Note 15—Related Party Transactions for additional information.

Planet Hollywood Participation and Servicing Agreement

In 2009, the predecessor of Planet Hollywood entered into an agreement to purchase a participation interest in certain mortgaged properties. Under the terms of this agreement, Planet Hollywood is required to pay the counterparty up to $5.6 million at the earlier of October 5, 2015, or on March 31 subsequent to the first year that such mortgaged properties generate a positive net cash flow in excess of a pre-determined minimum amount. The mortgaged properties have not and are not expected to generate a positive net cash flow in excess of this pre-determined minimum amount within the next calendar year, and the associated liability has been included in Deferred credits and other within the Combined and Consolidated Balance Sheets.

Planet Hollywood Entertainment Commitments

In July 2013, Planet Hollywood terminated its lease with a third-party in order to retake possession of the larger performance theater space in Planet Hollywood, recently rebranded as The AXIS at Planet Hollywood Resort & Casino. In connection with that transaction, Planet Hollywood refurbished the theater and entered into a two-year performance agreement with Britney Spears pursuant to which Ms. Spears has agreed to perform a total of 136 shows at The AXIS at Planet Hollywood Resort & Casino starting in December 2013. The performance agreement with Ms. Spears contains customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions. Aggregate commitments under the lease termination agreement, amounts committed to refurbishing the theater and commitments under the performance agreement aggregate approximately $47.6 million through December 31, 2015.

Management Fees to Related Party

See Note 15—Related Party Transactions for discussion of management fees to related party.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Uncertainties

Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits, Harrah’s New Orleans has accrued $6.7 million and $4.7 million at December 31, 2014 and 2013, respectively.

Note 14—Supplemental Cash Flow Information

Changes in Working Capital Accounts

The net change in cash and cash equivalents due to the changes in working capital accounts were as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
Receivables	$(4.0)	$(2.5)	$(2.5)
Prepayments and other current assets	2.5	(1.1)	3.6
Accounts payable	(3.9)	1.8	5.5
Payable to related parties	31.9	(2.3)	6.1
Accrued expenses and interest payable	33.0	(1.2)	1.1

Net change in working capital accounts	$59.5	$(5.3)	$13.8

Cash Paid for Interest

The following table reconciles Interest expense, net of interest capitalized, per the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss), to cash paid for interest:

	Year Ended December 31,
(In millions)	2014	2013	2012
Interest expense, net of interest capitalized	$158.0	$65.0	$51.7
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(26.5)	(0.6)	(3.2)
Net amortization of debt discount and deferred financing costs	(14.6)	(23.9)	(21.5)
Change in fair value of derivatives	—	(0.1)	—
Equitized intercompany loan interest	(3.6)	(10.0)	(10.0)
Prepaid bond interest	(0.6)	(0.4)	—
Capitalized interest	9.2	7.6	0.8
Debt issuance costs and fees	(26.1)	—	—

Cash paid for interest	$95.8	$37.6	$17.8

Significant Non-cash Transactions

Significant non-cash investing activities during the years ended December 31, 2014, 2013 and 2012 include zero, $18.2 million and $4.6 million, respectively, of purchases classified as Land, property and equipment, net which had corresponding liabilities in Accounts Payable in the Combined and Consolidated Balance Sheets. As of December 31, 2014 and 2013, respectively, non-cash accruals for capital expenditures were $20.7 million and $27.5 million.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On March 31, 2014, the related party promissory notes with Harrah’s New Orleans and The Cromwell, including accrued interest, were settled for Harrah’s New Orleans with CEOC and for The Cromwell with Caesars Entertainment. The settlement was accounted for as a net equity contribution in the amount of $139.9 million and is further described in Note 15—Related Party Transactions.

On May 20, 2014, the CGPH entered into the Omnibus Agreement (as defined in Note 15—Related Party Transactions), which granted licenses to CGPH, CEOC, CERP and certain of their affiliates in connection with CES commencing operations. Initial contributions by the Members (as defined in Note 15—Related Party Transactions) included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. CGP LLC’s cash payments on behalf of CGPH resulted in an increase to CGP LLC’s investment in CGPH.

There were no cash payments or refunds related to income taxes during the periods presented herein.

Note 15—Related Party Transactions

Cash Activity with Affiliates

Prior to being acquired by the Company, Harrah’s New Orleans, Bally’s Las Vegas, The Cromwell and The LINQ Hotel & Casino, transferred cash in excess of operating requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to these properties were also made based upon needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers of $13.2 million is reflected in Net transfers to parent and affiliates in the Cash flows from operating activities section of the Combined and Consolidated Statements of Cash Flows and Transactions with parent and affiliates, net in the Combined and Consolidated Statements of Stockholder’s Equity. Subsequent to the May 2014 purchase of these properties by CGPH, the transfers of cash in excess of operating requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.

Formation of Caesars Enterprise Services, LLC

CES, a new services joint venture among CEOC, CERP, a subsidiary of Caesars Entertainment, and the Company, (together the “Members” and each a “Member”) manages our properties and provides us with access to Caesars Entertainment’s management expertise, intellectual property, back office services and Total Rewards loyalty program. CES also employs personnel under each property’s corresponding property management agreement. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4% respectively), subject to annual review. On October 1, 2014, CES began operations in Nevada, Lousiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees.

Omnibus License and Enterprise Services Agreement

On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), which granted licenses to the Members and certain of their affiliates in connection with CES commencing operations. Initial contributions by the Members included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. CGP LLC’s cash payments on behalf of CGPH resulted in an

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

increase to CGP LLC’s investment in CGPH. Additionally, CGPH recognized a non-cash investment in CES. On October 1, 2014 and January 1, 2015, the Members transitioned certain executives and employees to CES and the services of such employees were available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.

Under the Omnibus Agreement, CEOC, Caesars License Company, LLC (“CLC”), Caesars World, Inc. (“CWI”), CGPH and certain of their subsidiaries that granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”).

CES granted to the properties owned or controlled by the Members, and their respective affiliates, non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI, CGPH and the properties owned or controlled by the Members licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC, CWI and CGPH a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC, and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.

Allocated General Corporate Expenses

Prior to the May 2014 transactions described in Note 1—Description of Business and Summary of Significant Accounting Policies, Harrah’s New Orleans, Bally’s Las Vegas, The LINQ Hotel & Casino and The Cromwell functioned as part of the larger group of companies owned by CEC and its subsidiaries. Prior to the formation transaction on October 21, 2013 described in Item 1—Business of the CAC Annual Report on Form 10-K for the year ended December 31, 2013, Planet Hollywood functioned as part of the larger group of companies owned by CEC and its subsidiaries. CEOC performed certain corporate overhead functions for these properties. These functions included, but were not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services. Costs associated with centralized services have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated.

Upon the completion of these transactions, CGP LLC entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CGP LLC and its subsidiaries. The agreement, among other things:

•	provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space, corporate and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of CEOC’s performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEOC in exchange for the provision of services, plus a margin of 10%.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition, the shared service agreements pursuant to which CEOC provides similar services to Planet Hollywood, Harrah’s New Orleans, Bally’s Las Vegas, The LINQ Hotel & Casino and The Cromwell that were in place prior to the transactions continued to remain in force. As discussed in Formation of Caesars Enterprise Services LLC above, these services were assumed by CES in 2014.

The Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss) reflects an allocation of both expenses incurred in connection with these shared services agreements and directly billed expenses incurred through Caesars Entertainment, CEOC and CES. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated. We recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $102.7 million, $90.6 million and $95.7 million for years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014 and 2013, the net payable balances for allocated and directly billed expenses are recorded in Payables to related party in the Combined and Consolidated Balance Sheets.

These allocations of general corporate expenses may not reflect the expense the Company would have incurred if it were a stand-alone company nor are they necessarily indicative of the Company’s future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment, CEOC and CES are reasonable. Given the nature of these costs, it is not practicable for the Company to estimate what these costs would have been on a stand-alone basis.

Management Fees

Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and The Cromwell Management Fees

Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the “Property Managers” and individually, a “Property Manager”) are wholly-owned indirect subsidiaries of CEOC, and prior to the assignment of each respective management agreement to CES as of October 1, 2014, managed the operations of Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and The Cromwell. Fees paid to the Property Managers for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. For the year ended December 31, 2014 the fees were $14.5 million. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). As of December 31, 2014, the payable balance related to these fees and recorded in Payables to related party in the Combined and Consolidated Balance Sheets was $0.9 million.

In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Managers for $138.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts. During the year ended December 31, 2014, the Company recorded amortization in the amount of $6.1 million, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). Additionally, during the year ended December 31, 2014, the Company received 50% of the management fees paid in the amount of $7.2 million, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).

Planet Hollywood Management Fees

PHW Manager is a wholly-owned subsidiary of CEOC, and prior to the assignment of the management agreement to CES as of October 1, 2014, managed the operations of Planet Hollywood. Fees paid to PHW

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Manager for such services include a base management fee calculated at 3.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the years ended December 31, 2014 and 2013, the fees were $18.4 million and $17.8 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). As of December 31, 2014 and 2013, the payable balances related to these fees and recorded in Payables to related party in the Combined and Consolidated Balance Sheets were $0.6 million and $1.6 million, respectively.

On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager for $70.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager to CGPH. The prepaid asset will be amortized over 35 years, which represents the term of the related management contract. During the years ended December 31, 2014 and 2013, the Company recorded amortization in the amount of $2.0 million and $0.4 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss). Additionally, during the years ended December 31, 2014 and 2013, the Company received 50% of the Planet Hollywood management fee paid in the amount of $9.4 million and $1.8 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).

Use of Bally’s, Harrah’s, and LINQ Trademarks

Bally’s Las Vegas and Harrah’s New Orleans have historically used the Bally’s and Harrah’s trademarks, which are owned by CEOC. CEOC has not historically charged a royalty fee for the use of these trademarks, and has not charged fees subsequent to the closing of the transactions described in Note 1—Description of Business and Summary of Significant Accounting Policies. Accordingly, no such charges were recorded in the Combined and Consolidated Financial Statements. As discussed above, we entered into a management agreement with CEOC in connection with the Acquired Properties Transaction and Harrah’s Transaction, which among other services, includes the use of CEOC-owned trademarks. As discussed in Formation of Caesars Enterprise Services LLC above, these services were assumed by CES in 2014. The LINQ Hotel & Casino uses its trademark, which is owned by CLC, in connection with this agreement.

The Cromwell and Harrah’s New Orleans Promissory Notes

In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment and bearing interest at 11%, which was included in Long-term debt to related party in the Combined and Consolidated Balance Sheets. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.

In December 2002, Harrah’s New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms, which was included in Long-term debt to related party in the Combined and Consolidated Balance Sheets. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.

On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah’s New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Insurance Accruals

The Acquired Properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. We are self-insured for employee health, dental, vision and other insurance and our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals and was believed to be reasonable. CGPH regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions. As of December 31, 2014 and 2013, respectively, $3.9 million and $5.1 million was accrued to cover insurance claims and is included in Accrued expenses in the accompanying Combined and Consolidated Balance Sheets.

Employee Benefit Plans

Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Company may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. The Company’s reimbursement for Caesars Entertainment’s contribution expense was $1.8 million, $1.7 million and $1.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Multiemployer Benefit Plans

Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. The Company’s reimbursement for Caesars Entertainment’s contributions and charges for these plans was $30.2 million, $27.2 million and $27.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. These expenses were included in Property, general, administrative and other in the Combined and Consolidated Statements of Comprehensive Income/(Loss).

Equity Incentive Awards

Caesars Entertainment maintains equity incentive award plans in which employees of CGPH may participate. Caesars Entertainment allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For the years ended December 31, 2014, 2013 and 2012, allocations were $1.0 million, $0.4 million and $0.4 million, respectively.

Lease Agreements

On April 25, 2011, The LINQ Hotel & Casino entered into an agreement pursuant to which it will lease a land parcel from Caesars LINQ LLC (“The LINQ”), an indirect wholly-owned subsidiary of Caesars Entertainment, under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The LINQ Hotel & Casino for gaming and other space. Pursuant to the terms of the agreement, The LINQ Hotel & Casino is required to pay The LINQ rent of approximately $1.3 million per month beginning on January 1, 2014, totaling $15.0 million for the year ended December 31, 2014.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that commences rent payments on the sooner of the Opening Date as defined in the Ground Lease as amended or February 28, 2015 and includes annual base rents with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a Breakpoint as defined in the lease agreement, which is paid on a monthly basis. GB Investor, LLC, a wholly-owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues of $0.4 million from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property and are included in Other revenue in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).

Note 16—Subsequent Events

The Company completed its subsequent events review through March 30, 2015, the date on which the financial statements were available to be issued.

CEOC Bankruptcy

CEOC is a majority owned subsidiary of Caesars Entertainment and its casinos account for approximately two million square feet of gaming space, 40,000 slot machines, and 15,000 hotel rooms. CEOC owns and operates 19 casinos in the United States and nine internationally, most of which are located in England. In addition to owning and operating its own properties, CEOC managed six casinos for CGP LLC and nine casinos for unrelated third parties. Effective October 2014, all of CGPH’s properties are managed by CES, other than Horseshoe Baltimore.

On January 15, 2015 (the “Petition Date”), CEOC and certain of its U.S. subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois in Chicago (the “Bankruptcy Court”). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Caesars Entertainment, CERP, CAC, CGPH and CGP LLC are separate entities with independent capital structures and have not filed for bankruptcy relief. In addition, all Caesars Entertainment properties, including those owned by CEOC, are continuing to operate in the ordinary course.

Note 17—Quarterly Results of Operations (Unaudited)

(In millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2014
Net revenues	$292.0	$294.1	$291.0	$296.0
Income/(loss) from operations	46.8	32.5	18.1	(124.4)
Net income/(loss)	23.8	(56.2)	(24.2)	(164.8)

2013
Net revenues	$268.5	$258.9	$246.9	$264.5
Income from operations	41.4	42.4	25.7	38.2
Net income	15.6	16.4	6.3	14.2

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Combined and Consolidating Condensed Financial Information of Guarantors and Issuer

The 2022 Notes issued by CGPH (“Parent Company”) and Caesars Growth Properties Finance, Inc. (included in the “Subsidiary Issuer” column below) are secured by substantially all of the existing and future property and assets of CGPH and certain wholly-owned subsidiary guarantors of CGPH (“Subsidiary Guarantors”) as further discussed in Note 6—Debt. Each subsidiary guarantor jointly and severally, irrevocably and unconditionally guarantees (1) the performance and punctual payment when due of all obligations of CGPH under the indenture and the 2022 Notes, whether for payment of principal of, premium, if any, or interest on in respect of the 2022 Notes and all other monetary obligations of CGPH under the Indenture and the 2022 Notes and (2) the full and punctual performance within applicable grace periods of all other obligations of CGPH whether for fees, expenses, indemnification or otherwise under the Indenture and the 2022 Notes (collectively called the “Guaranteed Obligations”).

Each guarantee will be a continuing guarantee and shall:

1.	remain in full force and effect until payment in full of all the guaranteed obligations of such Subsidiary Guarantor;

2.	subject to the next succeeding paragraph, be binding upon each such Subsidiary Guarantor and its successors; and

3.	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Each guarantee will be automatically released upon:

1.	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a restricted subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the indenture;

2.	the designation of such Subsidiary Guarantor as an unrestricted subsidiary.

3.	the release or discharge of the guarantee by such Subsidiary Guarantor of the indebtedness which resulted in the obligation to guarantee the notes;

4.	the issuers’ exercise of their legal defeasance option or covenant defeasance option or if the issuers’ obligations under the indenture are discharged in accordance with the terms of the indenture; and

5.	such restricted subsidiary ceasing to be a subsidiary as a result of any foreclosure of any pledge or security interest in favor of the first-priority lien obligations.

The tables below present the combined and consolidating condensed financial information as of and for the year ended December 31, 2014 and the combined condensed financial information as of December 31, 2013 and for the years ended December 31, 2013 and 2012.

In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying financial information based on Rule 3-10 of the SEC’s Regulation S-X. Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATING CONDENSED BALANCE SHEET

DECEMBER 31, 2014

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$36.7	$—	$47.7	$18.7	$—	$103.1
Receivables, net of allowance for doubtful accounts	—	—	38.4	2.0	—	40.4
Restricted cash	—	—	2.6	—	—	2.6
Prepayments and other current assets	—	—	19.2	1.5	—	20.7

Total current assets	36.7	—	107.9	22.2	—	166.8
Land, property and equipment, net	—		1,948.4	271.9	—	2,220.3
Investment in CES	22.6	—	—	—	—	22.6
Investment in subsidiaries	2,889.6	—	—	—	(2,889.6)	—
Goodwill	—		214.1	—	—	214.1
Intangible assets other than goodwill, net	—	—	109.3	—	—	109.3
Restricted cash	—	—	—	5.1	—	5.1
Prepaid management fees to related party	—	—	183.3	16.2	—	199.5
Deferred charges and other	11.1	—	36.9	2.2	—	50.2

Total assets	$2,960.0	$—	$2,599.9	$317.6	$(2,889.6)	$2,987.9

Liabilities and Equity
Current liabilities
Accounts payable	$0.1	$—	$31.9	$2.5	$—	$34.5
Payables to related party	40.6	—	0.1	2.7	—	43.4
Accrued expenses	—	—	92.0	4.9	—	96.9
Accrued interest payable	27.8	10.5	—	3.2	(10.5)	31.0
Current portion of long-term debt	11.8	—	4.9	2.3	—	19.0

Total current liabilities	80.3	10.5	128.9	15.6	(10.5)	224.8
Long-term debt	1,786.9	675.0	17.0	178.5	(675.0)	1,982.4
Deferred credits and other	—	—	10.7	—	—	10.7

Total liabilities	1,867.2	685.5	156.6	194.1	(685.5)	2,217.9

Equity
Additional paid-in capital	1,335.4	(685.5)	2,786.9	207.0	(2,308.4)	1,335.4
Accumulated deficit	(242.6)	—	(343.6)	(83.5)	104.3	(565.4)

Total equity	1,092.8	(685.5)	2,443.3	123.5	(2,204.1)	770.0

Total liabilities and equity	$2,960.0	$—	$2,599.9	$317.6	$(2,889.6)	$2,987.9

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED CONDENSED BALANCE SHEET

DECEMBER 31, 2013

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$—	$—	$150.7	$17.4	$—	$168.1
Receivables, net of allowance for doubtful accounts	—	—	36.4	—	—	36.4
Restricted cash	—	—	10.1	13.2	—	23.3
Deferred tax assets	—	—	2.8	(0.2)	—	2.6
Prepayments and other current assets	—	—	22.6	0.6	—	23.2

Total current assets	—	—	222.6	31.0	—	253.6
Land, property and equipment, net	—	—	1,850.1	156.6	—	2,006.7
Goodwill	—	—	361.6	—	—	361.6
Intangible assets other than goodwill, net	—	—	124.3	—	—	124.3
Restricted cash	—	—	31.9	85.2	—	117.1
Prepaid management fees to related party	—	—	69.6	—	—	69.6
Deferred tax assets	—	—	—	108.6	(108.6)	—
Deferred charges and other	—	—	37.7	2.1	—	39.8

Total assets	$—	$—	$2,697.8	$383.5	$(108.6)	$2,972.7

Liabilities and Equity
Current liabilities
Accounts payable	$—	$—	$28.1	$17.2	$—	$45.3
Payables to related party	—	—	11.5	—	—	11.5
Accrued expenses	—	—	89.5	0.4	—	89.9
Accrued interest payable	—	—	1.1	3.4	—	4.5
Current portion of long-term debt	—	—	3.6	0.4	—	4.0

Total current liabilities	—	—	133.8	21.4	—	155.2
Long-term debt	—	—	481.4	180.5	—	661.9
Long-term debt to related party	—	—	123.8	15.4	—	139.2
Deferred tax liabilities	—	—	269.8	—	(108.6)	161.2
Deferred credits and other	—	—	12.3	—	—	12.3

Total liabilities	—	—	1,021.1	217.3	(108.6)	1,129.8

Equity
Additional paid-in capital	—	—	1,956.8	230.1	—	2,186.9
Accumulated deficit	—	—	(280.1)	(63.9)	—	(344.0)

Total equity	—	—	1,676.7	166.2	—	1,842.9

Total liabilities and equity	$—	$—	$2,697.8	$383.5	$(108.6)	$2,972.7

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATING CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

YEAR ENDED DECEMBER 31, 2014

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Revenues
Casino	$—	$—	$674.0	$29.1	$—	$703.1
Food and beverage	—	—	217.3	19.4	—	236.7
Rooms	—	—	251.5	6.9	—	258.4
Other	—	—	139.5	13.3	—	152.8
Less: casino promotional allowances	—	—	(167.0)	(10.9)	—	(177.9)

Net revenues	—	—	1,115.3	57.8	—	1,173.1

Operating expenses
Direct
Casino	—	—	353.5	20.3	—	373.8
Food and beverage	—	—	100.1	11.3	—	111.4
Rooms	—	—	69.4	2.6	—	72.0
Property, general, administrative and other	11.8	—	324.0	10.2	—	346.0
Management fees to related parties	—	—	23.1	1.3	—	24.4
Write-downs, reserves, and project opening costs, net of recoveries	0.1	—	10.8	11.7	—	22.6
Depreciation and amortization	—	—	95.1	7.3		102.4
Impairment of goodwill	—	—	147.5	—	—	147.5

Total operating expenses	11.9	—	1,123.5	64.7	—	1,200.1

Loss from operations	(11.9)	—	(8.2)	(6.9)	—	(27.0)
Interest expense, net of interest capitalized	(126.3)	—	(15.1)	(16.6)	—	(158.0)
Loss on extinguishment of debt	—	—	(23.8)	—	—	(23.8)
Other income, net	—	—	—	—	—	—

Loss before provision for income taxes	(138.2)	—	(47.1)	(23.5)	—	(208.8)
(Provision for)/benefit from income taxes	—	—	(16.4)	3.8	—	(12.6)

Net loss before loss on interests in subsidiaries	(138.2)	—	(63.5)	(19.7)	—	(221.4)
Loss on interests in subsidiaries	(104.3)	—	—	—	104.3	—

Net loss	(242.5)	—	(63.5)	(19.7)	104.3	(221.4)
Other comprehensive income, net of income taxes	—	—	—	—	—	—

Total comprehensive loss	$(242.5)	$—	$(63.5)	$(19.7)	$104.3	$(221.4)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

YEAR ENDED DECEMBER 31, 2013

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Revenues
Casino	$—	$—	$660.5	$3.0	$—	$663.5
Food and beverage	—	—	199.4	1.2	—	200.6
Rooms	—	—	240.6	0.4	—	241.0
Other	—	—	93.7	0.3	—	94.0
Less: casino promotional allowances	—	—	(159.7)	(0.6)	—	(160.3)

Net revenues	—	—	1,034.5	4.3	—	1,038.8

Operating expenses
Direct
Casino	—	—	338.6	2.4	—	341.0
Food and beverage	—	—	88.8	0.9	—	89.7
Rooms	—	—	66.6	0.3	—	66.9
Property, general, administrative and other	—	—	274.0	1.9	—	275.9
Management fees to related parties	—	—	16.4	—	—	16.4
Write-downs, reserves, and project opening costs, net of recoveries	—	—	10.8	6.1	—	16.9
Depreciation and amortization	—	—	83.9	0.4		84.3

Total operating expenses	—	—	879.1	12.0	—	891.1

Income/(loss) from operations	—	—	155.4	(7.7)	—	147.7
Interest expense, net of interest capitalized	—	—	(46.4)	(18.6)	—	(65.0)
Loss on extinguishment of debt	—	—	(1.6)	—	—	(1.6)
Other income, net	—	—	0.2	0.2	—	0.4

Income/(loss) before (provision for)/benefit from income taxes	—	—	107.6	(26.1)	—	81.5
(Provision for)/benefit from income taxes	—	—	(38.1)	9.1	—	(29.0)

Net income/(loss)	—	—	69.5	(17.0)	—	52.5
Other comprehensive income, net of income taxes	—	—	—	—	—	—

Total comprehensive income/(loss)	$—	$—	$69.5	$(17.0)	$—	$52.5

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2012

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Revenues
Casino	$—	$—	$676.1	$33.6	$—	$709.7
Food and beverage	—	—	182.6	16.3	—	198.9
Rooms	—	—	235.7	4.6	—	240.3
Other	—	—	89.3	3.4	—	92.7
Less: casino promotional allowances	—	—	(153.5)	(6.9)	—	(160.4)

Net revenues	—	—	1,030.2	51.0	—	1,081.2

Operating expenses
Direct
Casino	—	—	348.0	20.3	—	368.3
Food and beverage	—	—	83.9	8.1	—	92.0
Rooms	—	—	69.9	2.2	—	72.1
Property, general, administrative and other	—	—	262.3	10.1	—	272.4
Management fees to related parties	—	—	16.1	—	—	16.1
Write-downs, reserves, and project opening costs, net of recoveries	—	—	2.3	0.2	—	2.5
Depreciation and amortization	—	—	83.3	1.6	—	84.9

Total operating expenses	—	—	865.8	42.5	—	908.3

Income from operations	—	—	164.4	8.5	—	172.9
Interest expense, net of interest capitalized	—	—	(48.3)	(3.4)	—	(51.7)

Income before provision for income taxes	—	—	116.1	5.1	—	121.2
Provision for income taxes	—	—	(42.4)	(1.8)	—	(44.2)

Net income	—	—	73.7	3.3	—	77.0
Other comprehensive income, net of income taxes	—	—	—	—	—	—

Total comprehensive income	$—	$—	$73.7	$3.3	$—	$77.0

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED AND CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2014

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$(381.8)	$—	$609.2	$0.1	$(70.2)	$157.3

Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	—	—	(163.5)	(138.2)	—	(301.7)
Payments to acquire businesses and assets related to the Acquired Properties Transaction and Harrah’s Transaction	(1,808.2)	—	—	—	—	(1,808.2)
Change in restricted cash	—	—	39.4	93.3	—	132.7

Cash flows used in investing activities	(1,808.2)	—	(124.1)	(44.9)	—	(1,977.2)

Cash flows from financing activities
Repayments under lending agreements	(700.0)	—	(504.6)	(1.0)	—	(1,205.6)
Proceeds from issuance of long-term debt	2,494.1	—	—	—	—	2,494.1
Debt issuance costs and fees	(30.6)	—	—	—	—	(30.6)
Transactions with parents and affiliates	463.2	—	(83.5)	47.1	70.2	497.0

Cash flows provided by/(used in) financing activities	2,226.7	—	(588.1)	46.1	70.2	1,754.9

Net increase/(decrease) in cash and cash equivalents	36.7	—	(103.0)	1.3	—	(65.0)
Cash and cash equivalents, beginning of period	—	—	150.7	17.4	—	168.1

Cash and cash equivalents, end of period	$36.7	$—	$47.7	$18.7	$—	$103.1

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2013

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$—	$—	$137.2	$(23.1)	$—	$114.1

Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	—	—	(97.8)	(56.0)	—	(153.8)
Proceeds received from sale of assets	—	—	0.1	—	—	0.1
Change in restricted cash	—	—	(10.4)	76.4	—	66.0

Cash flows provided by/(used in) investing activities	—	—	(108.1)	20.4	—	(87.7)

Cash flows from financing activities
Repayments under lending agreements	—	—	(22.8)	—	—	(22.8)
Proceeds from issuance of long-term debt	—	—	—	15.4	—	15.4
Debt issuance costs and fees	—	—	(1.6)	—	—	(1.6)

Cash flows provided by/(used in) financing activities	—	—	(24.4)	15.4	—	(9.0)

Net increase in cash and cash equivalents	—	—	4.7	12.7	—	17.4
Cash and cash equivalents, beginning of period	—	—	146.0	4.7	—	150.7

Cash and cash equivalents, end of period	$—	$—	$150.7	$17.4	$—	$168.1

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012

(In millions)

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating / Eliminating Adjustments	Total
Cash flows provided by operating activities	$—	$—	$81.4	$3.0	$—	$84.4

Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	—	—	(44.4)	(3.5)	—	(47.9)
Proceeds received from sale of assets	—	—	0.1	—	—	0.1
Change in restricted cash	—	—	(2.7)	(174.8)	—	(177.5)

Cash flows used in investing activities	—	—	(47.0)	(178.3)	—	(225.3)

Cash flows from financing activities
Repayments under lending agreements	—	—	(1.4)	—	—	(1.4)
Proceeds from issuance of long-term debt	—	—	—	179.1	—	179.1
Debt issuance costs and fees	—	—	—	(2.4)	—	(2.4)

Cash flows provided by/(used in) financing activities	—	—	(1.4)	176.7	—	175.3

Net increase in cash and cash equivalents	—	—	33.0	1.4	—	34.4
Cash and cash equivalents, beginning of period	—	—	113.0	3.3	—	116.3

Cash and cash equivalents, end of period	$—	$—	$146.0	$4.7	$—	$150.7

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

Until                     , 2015 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Delaware Registrants

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent permitted under the DGCL, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless and to the extent that, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her. Expenses, including attorneys’ fees, incurred by a director, officer, employee or agent, in defending civil, criminal administrative or investigative actions, suits or proceedings may be paid by the corporation in advance of the final disposition of such actions, suits or proceedings upon, in the case of a current director or officer, receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by former directors or officers may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The provisions of Section 145 regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We will maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Nevada Registrant

Chapter 86 of the Nevada Revised Statutes provides that a Nevada limited liability company may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a manager, member, employee or agent of the company against expenses (including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding) if the person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. However, unless otherwise determined by a court of competent jurisdiction, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged (after exhaustion of appeals) to be liable to the company or for amounts paid in settlement to the company. NRS Chapter 86 further provides that to the extent that a manager, member, employee or agent of a limited liability company has been successful (on the merits or otherwise) in defense of any such action, suit or proceeding (or any claim, issue or matter therein), the company must indemnify such person in connection with the defense. Nevada law also permits advancement of expenses to a manager or member upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the member or manager is not entitled to be indemnified.

The operating agreement of the Registrant that is a limited liability company organized under the laws of the State of Nevada provides for the indemnification, to the fullest extent permitted by law, of the sole member of such company against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) in which the member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the company. Such operating agreement further provides that, to the extent permitted by law, the member may also cause the company to provide similar indemnification for any manager or officer of the company.

Louisiana Registrants

Under Section 1315 of the Louisiana Limited Liability Company Law (the “LLCL”), a limited liability company may, through its articles of organization or operating agreement, eliminate or limit the personal liability of its members, if management is reserved to the members, or managers, if management is reserved to the managers, for monetary damages for the breach of a member’s or a manager’s fiduciary duty. However, Section 1315 does not allow for the elimination or limitation of liability for the amount of a financial benefit received by a member or manager to which the individual is not entitled or for an intentional violation of a criminal law.

Section 1315 of the LLCL further permits a limited liability company to indemnify its members or managers for judgments, settlements, penalties, fines, or expenses incurred because an individual is or was a member or manager.

The operating agreements of the Registrants that are limited liability companies, duly organized under the laws of the State of Louisiana, provide for the indemnification, to the fullest extent of the law, of any member against judgments, settlements, penalties, fines, or expenses incurred because such person or entity is or was a member of the limited liability company. Such operating agreement further eliminates all personal liability of a member or manager for breach of any fiduciary duty that is provided for in the LLCL.

The operating agreements of the Registrants further provide for the indemnification, to the fullest extent of the law, of any officer, agent, or employee of the limited liability company against judgments, settlements, penalties, fines, or expenses incurred because such person is or was an officer, agent, or employee of the limited liability company, except in the case of an officer’s, agent’s, or employee’s fraud, willful misconduct, malfeasance, or bad faith. However, any indemnification of an officer, agent, or employee is in the limited liability company’s sole and absolute discretion.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

Schedules I, II, III, IV and V are not applicable for the years ended December 31, 2014, 2013 and 2012 and have therefore been omitted.

Item 22.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President, Caesars Acquisition Company (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer, Caesars Acquisition Company (Principal Financial Officer)

/s/ Troy Vanke Troy Vanke	Chief Accounting Officer, Caesars Acquisition Company (Principal Accounting Officer)

/s/ Karl Peterson Karl Peterson	Director, Caesars Acquisition Company

Signature	Title

/s/ Marc Rowan Marc Rowan	Director, Caesars Acquisition Company

/s/ David Sambur David Sambur	Director, Caesars Acquisition Company

/s/ Marc Beilinson Marc Beilinson	Director, Caesars Acquisition Company

/s/ Philip Erlanger Philip Erlanger	Director, Caesars Acquisition Company

/s/ Dhiren Fonseca Dhiren Fonseca	Director, Caesars Acquisition Company

/s/ Don Kornstein Don Kornstein	Director, Caesars Acquisition Company

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH PROPERTIES FINANCE, INC.

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

PHWLV, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PH, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

TSP OWNER LLC

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

PHWLV, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH CROMWELL, LLC

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH QUAD, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

3535 LV NEWCO, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH QUAD, LLC	Sole Member

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH BALLY’S LV, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

FHR NEWCO, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH BALLY’S LV, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

LVH NEWCO, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH BALLY’S LV, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

FLAMINGO-LAUGHLIN NEWCO, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH BALLY’S LV, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

PARBALL NEWCO, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH BALLY’S LV, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH HARRAH’S NEW ORLEANS, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH PH FEE, LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH PH, LLC

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

JAZZ CASINO COMPANY, L.L.C.

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

JCC HOLDING COMPANY II, LLC	Sole Member

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

JCC HOLDING COMPANY II LLC

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH HARRAH’S NEW ORLEANS, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

JCC FULTON DEVELOPMENT, L.L.C.

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

JCC HOLDING COMPANY II, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

CAESARS GROWTH LAUNDRY, LLC

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH PROPERTIES HOLDINGS, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 30th day of March, 2015.

LAUNDRY NEWCO, LLC

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael Cohen and Craig Abrahams or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on March 30, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Mitch Garber Mitch Garber	Chief Executive Officer and President of Caesars Acquisition Company, its managing member (Principal Executive Officer)

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer of Caesars Acquisition Company, its managing member (Principal Financial Officer and Principal Accounting Officer)

CAESARS GROWTH LAUNDRY, LLC	Sole Member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer of Caesars Acquisition Company, its managing member

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of December 21, 2014, between Caesars Acquisition Company and Caesars Entertainment Corporation (Incorporated by reference to exhibit 2.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on December 22, 2014).

2.2	Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014, by and among Caesars Enterprise Services, LLC, Caesars Entertainment Operating Company, Inc., Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC (Incorporated by reference to exhibit 2.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 21, 2014).

3.1	Certificate of Formation of Caesars Growth Properties Holdings, LLC

3.2	Operating Agreement of Caesars Growth Properties Holdings, LLC

3.3	Certificate of Incorporation of Caesars Growth Properties Finance, Inc.

3.4	Bylaws of Caesars Growth Properties Finance, Inc.

3.5	Articles of Organization of PHWLV, LLC

3.6	Amended and Restated Operating Agreement of PHWLV, LLC

3.7	Certificate of Formation of TSP Owner LLC

3.8	Second Amended and Restated Operating Agreement of TSP Owner LLC

3.9	Amended and Restated Certificate of Formation of Caesars Growth Cromwell, LLC

3.10	Operating Agreement of Caesars Growth Cromwell, LLC

3.11	Amended and Restated Certificate of Formation of Caesars Growth Quad, LLC

3.12	Operating Agreement of Caesars Growth Quad, LLC

3.13	Amended and Restated Certificate of Formation of 3535 LV NewCo, LLC

3.14	Amended and Restated Operating Agreement of 3535 LV NewCo, LLC

3.15	Amended and Restated Certificate of Formation of Caesars Growth Bally’s LV, LLC

3.16	Operating Agreement of Caesars Growth Bally’s LV, LLC

3.17	Certificate of Formation of FHR NewCo, LLC

3.18	Amended and Restated Operating Agreement of FHR NewCo, LLC

3.19	Certificate of Formation of LVH NewCo, LLC

3.20	Amended and Restated Operating Agreement of LVH NewCo, LLC

3.21	Certificate of Formation of Flamingo-Laughlin NewCo, LLC

3.22	Amended and Restated Operating Agreement of Flamingo-Laughlin NewCo, LLC

3.23	Amended and Restated Certificate of Formation of Parball NewCo, LLC

3.24	Amended and Restated Operating Agreement of Parball NewCo, LLC

3.25	Certificate of Formation of Caesars Growth Harrah’s New Orleans, LLC

3.26	Operating Agreement of Caesars Growth Harrah’s New Orleans, LLC

3.27	Certificate of Formation of Caesars Growth PH Fee, LLC

3.28	Amended and Restated Operating Agreement of Caesars Growth PH Fee, LLC

Exhibit Number	Description

3.29	Amended and Restated Certificate of Formation of Caesars Growth PH, LLC

3.30	Amended and Restated Operating Agreement of Caesars Growth PH, LLC

3.31	Articles of Organization of Jazz Casino Company, L.L.C.

3.32	Second Amended and Restated Operating Agreement of Jazz Casino Company, L.L.C.

3.33	Certificate of Formation of JCC Holding Company II LLC

3.34	Amended and Restated Operating Agreement of JCC Holding Company II LLC

3.35	Articles of Organization of JCC Fulton Development, L.L.C.

3.36	Second Amended and Restated Operating Agreement of JCC Fulton Development, L.L.C.

3.37	Certificate of Formation of Caesars Growth Laundry, LLC

3.38	Operating Agreement of Caesars Growth Laundry, LLC

3.39	Certificate of Formation of Laundry Newco, LLC

3.40	Operating Agreement of Laundry Newco, LLC

4.1	Indenture, dated as of April 17, 2014, among Caesars Growth Properties Holdings, LLC, Caesars Growth Properties Finance, Inc. and U.S. Bank National Association, as trustee, relating to the 9.375% Second-Priority Senior Secured Notes due 2022 (Incorporated by reference to exhibit 4.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on April 17, 2014).

4.2	First Supplemental Indenture, dated as of April 25, 2014, among Caesars Growth Properties Holdings, LLC, Caesars Growth Properties Finance, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.

4.3	Registration Rights Agreement, dated as of April 17, 2014, by and among Caesars Growth Properties Holdings, LLC, Caesars Growth Properties Finance, Inc. and Citigroup Global Markets Inc., as representative of the initial purchasers (Incorporated by reference to exhibit 4.2 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on April 17, 2014).

4.4	Joinder Agreement to Registration Rights Agreement, dated as of April 25, 2014, by and among Caesars Growth Properties Holdings, LLC, Caesars Growth Properties Finance, Inc. and the other parties thereto.

4.5	Second Supplemental Indenture, dated as of March 30, 2015, among Caesars Growth Properties Holdings, LLC, Caesars Growth Properties Finance, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

5.2	Opinion of Brownstein Hyatt Farber Schreck, LLP.

5.3	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation.

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters.

10.1	First Lien Credit Agreement, dated as of May 8, 2014, among Caesars Growth Properties Parent, LLC (“Parent”), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (Incorporated by reference to exhibit 10.2 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 9, 2014).

Exhibit Number	Description

10.2	Management Agreement, dated as of May 20, 2014, by and between Harrah’s New Orleans Management Company, Jazz Casino Company, L.L.C., and solely for purposes of Article VII and Sections 16.1.2, 17.5.5, 17.7.3, 17.7.4, 17.7.5, 18.3 and 19.2, Caesars License Company, LLC (Incorporated by reference to exhibit 10.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 21, 2014).

10.3	Second Lien Intercreditor Agreement, dated as of May 20, 2014, by and among Credit Suisse AG, Cayman Islands Branch, as credit agreement agent and U.S. Bank National Association, second priority agent (Incorporated by reference to exhibit 10.2 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 21, 2014).

10.4	Collateral Agreement (First Lien), dated as of May 20, 2014, by and among Caesars Growth Properties Holdings, LLC, as borrower, Caesars Growth Properties Finance, Inc., PHWLV, LLC, TSP Owner LLC, Caesars Growth Cromwell, LLC, Caesars Growth Quad, LLC, 3535 LV NewCo, LLC, Caesars Growth Bally’s LV, LLC, FHR NewCo, LLC, LVH NewCo, LLC, Flamingo-Laughlin NewCo, LLC, Parball NewCo, LLC, Caesars Growth Harrah’s New Orleans, LLC, Jazz Casino Company, L.L.C., JCC Holding Company II LLC, Caesars Growth PH Fee, LLC, Caesars Growth PH, LLC and JCC Fulton Development, L.L.C. as subsidiary parties, and Credit Suisse AG, Cayman Islands Branch, as collateral agent (Incorporated by reference to exhibit 10.3 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 21, 2014).

10.5	Collateral Agreement (Second Lien), dated as of May 20, 2014, by and among Caesars Growth Properties Holdings, LLC and Caesars Growth Properties Finance, Inc., as issuers, PHWLV, LLC, TSP Owner LLC, Caesars Growth Cromwell, LLC, Caesars Growth Quad, LLC, 3535 LV NewCo, LLC, Caesars Growth Bally’s LV, LLC, FHR NewCo, LLC, LVH NewCo, LLC, Flamingo-Laughlin NewCo, LLC, Parball NewCo, LLC, Caesars Growth Harrah’s New Orleans, LLC, Jazz Casino Company, L.L.C., JCC Holding Company II LLC, Caesars Growth PH Fee, LLC, Caesars Growth PH, LLC and JCC Fulton Development, L.L.C. as subsidiary parties, and U.S. Bank National Association, as collateral agent (Incorporated by reference to exhibit 10.4 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 21, 2014).

10.6	Transaction Agreement, dated March 1, 2014, by and among the Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc., Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company and Caesars Growth Partners, LLC (Incorporated by reference to exhibit 2.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on March 3, 2014).

10.7	First Amendment to Transaction Agreement, dated May 5, 2014, by and among the Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc., Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, Caesars Growth Partners, LLC (Incorporated by reference to exhibit 2.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 6, 2014).

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Registrants.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1).

23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included as part of Exhibits 5.2).

Exhibit Number	Description

23.4	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation (included as part of Exhibits 5.3).

24.1	Power of Attorney (included in signature page).

25.1	Statement of eligibility and qualification on Form T-l of U.S. Bank National Association with respect to the Registrant under the Indenture.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Registered Holders.

99.4	Amended and Restated Limited Liability Company Agreement of Caesars Enterprise Services, LLC (Incorporated by reference to exhibit 99.1 filed with the Caesars Acquisition Company’s Current Report on Form 8-K filed on May 21, 2014).

†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CAC agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.